As Filed With The Securities and Exchange Commission on December 19, 2006.

Registration No. 333 -

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NEW YORK COMMUNITY BANCORP, INC.

(Exact name of registrant as specified in its charter)

Delaware	6035	06-1377322
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

615 Merrick Avenue

Westbury, New York 11590

(516) 683-4100

(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

Joseph R. Ficalora

President and Chief Executive Officer

615 Merrick Avenue

Westbury, New York 11590

(516) 683-4100

(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

Copies to:

Eric S. Kracov Victor L. Cangelosi Edward G. Olifer Muldoon Murphy & Aguggia LLP 5101 Wisconsin Avenue, N.W. Washington, D.C. 20016 (202) 362-0840 Facsimile: (202) 966-9409	James S. Fleischer Craig M. Scheer Silver, Freedman & Taff, L.L.P. 1700 Wisconsin Avenue, N.W. Washington, D.C. 20007 (202) 295-4500 Facsimile: (202) 337-5502

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement and the conditions to the consummation of the merger described herein have been satisfied or waived.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of registration Fee(2)
Common Stock, $.01 par value	16,800,000	Not Applicable	$268,384,311	$28,718

(1)	Represents the estimated maximum number of shares of common stock issuable by New York Community Bancorp, Inc. upon the consummation of the merger with PennFed Financial Services, Inc. and is computed based on the estimated maximum number of shares that may be exchanged for the securities being registered. Pursuant to Rule 416, this Registration Statement also covers an indeterminate number of shares of common stock as may become issuable as a result of stock splits, stock dividends or similar transactions.
(2)	Pursuant to Rule 457(f) under the Securities Act of 1933, as amended, and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price is based on the average of the high and low prices of PennFed Financial Services, Inc. common stock on December 12, 2006 ($19.57) and the estimated maximum number of shares of PennFed Financial Services, Inc. common stock to be received by New York Community Bancorp, Inc. in the merger.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

[INSERT PENNFED LOGO]

To the Stockholders of PennFed Financial Services, Inc.:

A MERGER PROPOSAL—YOUR VOTE IS VERY IMPORTANT

On November 2, 2006, the Board of Directors of PennFed Financial Services, Inc. (“PennFed”) approved a merger agreement between PennFed and New York Community Bancorp, Inc. pursuant to which PennFed will be merged with and into New York Community. PennFed is sending you this document to ask you to vote for approval of the merger with New York Community.

If the merger is approved by PennFed stockholders and is subsequently completed, each outstanding share of PennFed common stock will be converted into the right to receive 1.222 shares of New York Community common stock. New York Community stockholders will continue to own their existing New York Community shares. The implied value of one share of PennFed common stock on •, 2007, was $•, based on the closing price of New York Community common stock on that date. This implied value will fluctuate based on the price of New York Community common stock.

New York Community common stock is traded on the New York Stock Exchange under the symbol “NYB,” and PennFed common stock is traded on the Nasdaq Global Market under the symbol “PFSB.”

Your Board of Directors has determined that the merger is advisable and in the best interests of PennFed and its stockholders and unanimously recommends that you vote “FOR” approval of the merger. The merger cannot be completed unless a majority of the outstanding shares of common stock of PennFed are voted in favor of the merger. Whether or not you plan to attend the special meeting of stockholders, please take the time to vote by signing, dating and completing the enclosed proxy card and mailing it in the enclosed envelope, or by voting by telephone or via the internet. If you return your proxy without indicating how you want to vote, your proxy will be voted “FOR” approval of the merger. If you fail to vote, or you do not instruct your broker how to vote any shares held for you in “street name,” i.e. those shares you own but hold in a brokerage account under the brokerage firm’s name, it will have the same effect as voting “AGAINST” the merger.

This proxy statement-prospectus gives you detailed information about the special meeting of stockholders to be held on •, 2007, the merger and other related matters. You should carefully read this entire document, including the appendices, and the documents incorporated by reference. In particular, you should carefully consider the discussion in the section entitled “Risk Factors” on page •.

On behalf of the Board of Directors, thank you for your prompt attention to this important matter.

Very Truly Yours,

Joseph L. LaMonica

President and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in connection with the merger or has determined if this document is accurate or complete. Any representation to the contrary is a criminal offense.

The securities to be issued in connection with the merger are not savings accounts, deposits or other obligations of any bank or savings association and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

This document is dated •, 2007, and is first being mailed to PennFed Financial Services, Inc. stockholders on or about •, 2007.

ADDITIONAL INFORMATION

This document incorporates important business and financial information about New York Community and PennFed from other documents filed with the Securities and Exchange Commission that have not been included in or delivered with this document. You may read and copy these documents at the SEC’s public reference facilities. Please call the SEC at 1-800-SEC-0330 for information about these facilities. This information is also available at the Internet site the SEC maintains at http://www.sec.gov. See “Where You Can Find More Information” on page •.

You also may request copies of these documents from New York Community and PennFed. New York Community and PennFed will provide you with copies of these documents, without charge, upon written or oral request to:

New York Community Bancorp, Inc.

615 Merrick Avenue

Westbury, New York 11590

Attention: Ilene A. Angarola, First Senior Vice President and Director of Investor Relations

Telephone: (516) 683-4420

PennFed Financial Services, Inc.

622 Eagle Rock Avenue

West Orange, New Jersey 07052

Attention: Patrick D. McTernan, Senior Executive Vice President, General Counsel and Corporate Secretary

Telephone: (973) 669-7366

To ensure timely delivery, you should make any requests for these documents by •, 2007 to receive them before the special meeting.

PENNFED FINANCIAL SERVICES, INC.

622 Eagle Rock Avenue

West Orange, New Jersey 07052

NOTICE OF THE SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON •, 2007

NOTICE IS HEREBY GIVEN that a special meeting of the stockholders of PennFed Financial Services, Inc. will be held at • located at •, •, New Jersey •, at •, •.m., New Jersey time, on •, 2007, for the following purposes:

1. Consider and vote upon a proposal to approve the merger of PennFed Financial Services, Inc. with and into New York Community Bancorp, Inc. pursuant to the Agreement and Plan of Merger by and between New York Community and PennFed dated as of November 2, 2006, as discussed in the attached proxy statement–prospectus.

2. Consider and vote upon a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the merger; and

3. To transact any other business that properly comes before the special meeting of stockholders, or any adjournments or postponements of the special meeting.

The enclosed proxy statement–prospectus describes the merger agreement and the proposed merger in detail. We urge you to read these materials carefully. The enclosed proxy statement–prospectus forms a part of this notice.

The Board of Directors of PennFed unanimously recommends that PennFed stockholders vote “FOR” the proposal to approve the merger and “FOR” the proposal to adjourn the special meeting, if necessary, to solicit additional proxies to vote in favor of the merger.

The Board of Directors of PennFed has fixed the close of business on •, 2007 as the record date for determining the stockholders entitled to notice of, and to vote at, the special meeting and any adjournments or postponements of the special meeting.

Your vote is very important. Your proxy is being solicited by the PennFed Board of Directors. The proposal to approve the merger must be approved by the affirmative vote of holders of a majority of the outstanding shares of PennFed common stock entitled to vote. Whether or not you plan to attend the special meeting in person, we urge you to vote your shares by completing and mailing the enclosed proxy card in the accompanying envelope, which requires no postage if mailed in the United States, or by voting by telephone or via the internet. You may revoke your proxy at any time before the special meeting. If you are a stockholder of record and attend the special meeting and vote in person, your proxy vote will not be used.

BY ORDER OF THE BOARD OF DIRECTORS,

Joseph L. LaMonica

President and Chief Executive Officer

West Orange, New Jersey

•, 2007

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

Q:	Why do New York Community and PennFed want to merge?

A:	We want to merge because we each believe that the merger is in the best interests of our stockholders and customers. For PennFed, the merger offers a means to substantially increase stockholder liquidity and expected cash dividends by combining with a much larger institution. In New York Community, PennFed believes it has found a partner that shares its community focus and that has a track record of successfully consummating and integrating merger transactions. For New York Community, the merger will further expand its franchise in New Jersey through the addition of 24 branches and the expected addition of approximately $1.5 billion in deposits. New York Community believes that, in addition to obtaining additional funding from these deposits, the merger offers an opportunity to enhance earnings through the repositioning of the post-merger balance sheet by replacing PennFed’s one-to four-family residential loans with multi-family and other higher yielding loans.

Q:	What will PennFed stockholders receive in the merger?

A:	If the merger is completed, each outstanding share of PennFed common stock will be converted into the right to receive 1.222 shares of New York Community common stock. Cash will be paid in lieu of fractional New York Community shares.

Q:	What do I need to do now?

A:	After you have carefully read this document, indicate on your proxy card how you want your shares to be voted. Then complete, sign, date and mail your proxy card in the enclosed pre-paid return envelope as soon as possible. This will enable your shares to be represented and voted at the special meeting. Alternatively, you can vote your shares by telephone or via the internet by following the instructions on the proxy card.

Q:	Why is my vote important?

A:	The merger must be approved by the holders of a majority of the outstanding shares of PennFed common stock. A failure to vote will have the same effect as a vote against the merger.

Q:	If my broker holds my shares in “street name” will my broker automatically vote my shares for me?

A:	No. Your broker will not be able to vote your shares without instructions from you. You should instruct your broker to vote your shares, following the procedures your broker provides.

Q:	What if I fail to instruct my broker to vote my shares?

A:	If you fail to instruct your broker to vote your shares, your broker will be unable to vote your shares and your shares will not be counted toward a quorum at the special meeting. Because the merger requires the affirmative vote of the holders of a majority of the outstanding shares of PennFed common stock, this will have the same effect as a vote against the merger.

Q:	Can I attend the special meeting and vote my shares in person?

A:	Yes. All stockholders of PennFed as of the close of business on the voting record date, • , 2007, are invited to attend the special meeting. Stockholders of record can vote in person at the special meeting by completing, signing and dating a proxy card or ballot. If a broker holds your shares in street name, then you are not the stockholder of record and you must ask your broker how you can vote your shares at the special meeting.

Q:	Can I change my vote?

A:	Yes. If you are a stockholder of record, you can change your vote after you have sent in your proxy card by:

•	providing written notice to the Secretary of PennFed;

•	submitting a new proxy card. Any earlier proxies will be revoked automatically;

•	voting by telephone or via the internet at a later time but before the deadline for telephone or internet voting. Any earlier telephone or internet votes will be revoked automatically; or

•	attending the special meeting and voting in person. Any earlier proxy will be revoked. However, simply attending the special meeting without voting will not revoke your earlier proxy vote.

If you have instructed a broker to vote your shares, you must follow the procedures provided by your broker to change your vote.

Q:	Should I send in my stock certificates now?

A:	No. You should not send in your stock certificates at this time. If we complete the merger, PennFed stockholders will then need to exchange their PennFed stock certificates for New York Community stock certificates. New York Community will send you instructions for exchanging PennFed stock certificates at that time. New York Community stockholders do not need to exchange their stock certificates as a result of the merger.

Q:	When do you expect the merger to be completed?

A:	New York Community and PennFed currently expect to complete the merger on or about March 31, 2007, assuming all of the conditions to completion of the merger have been satisfied or waived. However, we cannot assure you when or if the merger will occur.

Q:	Whom should I call with questions?

A:	Stockholders of PennFed should direct any questions regarding the special meeting of stockholders or the merger to Patrick D. McTernan, Secretary of PennFed, at (973) 669-7366 or PennFed’s proxy solicitor, •., at (•) •-•.

FORWARD-LOOKING STATEMENTS

This document, including the information presented or incorporated by reference in this document, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, (i) information regarding the expected future financial condition, results of operations and business of New York Community and PennFed before the merger and of New York Community after the merger; (ii) statements about the expected benefits of the merger, including future financial and operating results, cost savings, enhancements to revenues and accretion to reported earnings that may be realized from the merger; (iii) statements about our respective plans, objectives, expectations and intentions and other statements that are not historical facts; and (iv) other statements identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “projects,” “potential,” “strive,” “try,” or other words of similar meaning. These forward-looking statements are based on current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

•	our businesses may not be combined successfully, or such combination may take longer to accomplish than expected;

•	the growth opportunities and cost savings from the merger may not be fully realized or may take longer to realize than expected;

•	operating costs, loss of customers and business disruption following the merger, including adverse effects of relationships with employees, may be greater than expected;

•	governmental and stockholder approval of the merger may not be obtained, or adverse regulatory conditions may be imposed in connection with governmental approvals of the merger;

•	delays or difficulties in the integration by New York Community of other recently acquired businesses;

•	general economic conditions and trends, either nationally or in some or all of the areas in which we and our customers conduct our respective businesses;

•	conditions in the securities markets or the banking industry;

•	changes in interest rates, which may affect our respective earnings and future cash flows, or the market values of our respective assets;

•	changes in deposit flows, and in the demand for deposit, loan, and investment products and other financial services in the markets we serve;

•	changes in the financial or operating performance of our respective customers’ businesses;

•	changes in real estate values, which could impact the quality of the assets securing the loans in our respective loan portfolios;

•	changes in the quality or composition of our respective loan or investment portfolios;

•	changes in competitive pressures among financial institutions or from non-financial institutions;

•	changes in our customer bases;

•	potential exposure to unknown or contingent liabilities of companies New York Community targets for acquisition;

•	our ability to retain key members of management;

•	our timely development of new lines of business and competitive products or services in a changing environment, and the acceptance of such products or services by our customers;

•	any interruption or breach of security resulting in failures or disruptions in customer account management, general ledger, deposit, loan, or other systems;

•	any interruption in customer service due to circumstances beyond our control;

•	changes in New York Community’s dividend policy;

•	the outcome of pending or threatened litigation, or of other matters before regulatory agencies, or of matters resulting from regulatory examinations, whether currently existing or commencing in the future;

•	environmental conditions that exist or may exist on properties owned by, leased by, or mortgaged to New York Community or PennFed;

•	changes in estimates of future reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements;

•	changes in legislation, regulation, and policies, including, but not limited to, banking, securities, tax, environmental, and insurance laws, regulations, and policies, and the ability to comply with such changes in a timely manner;

•	changes in accounting principles, policies, practices, or guidelines;

•	operational issues stemming from, and/or capital spending necessitated by, the potential need to adapt to industry changes in information technology systems, on which we are highly dependent;

•	the ability to keep pace with, and implement on a timely basis, technological changes;

•	changes in the monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board;

•	war or terrorist activities;

•	other economic, competitive, governmental, regulatory, and geopolitical factors affecting our respective operations, pricing, and services; and

•	a materially adverse change in the financial condition of New York Community or PennFed.

Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in our respective reports filed with the Securities and Exchange Commission. PennFed stockholders are cautioned not to place undue reliance on such statements, which speak only as of the date of those documents.

All subsequent written and oral forward-looking statements concerning the proposed transaction or other matters attributable to either of us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements above. Except to the extent required by applicable law or regulation, neither company undertakes any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statements are made.

SUMMARY

This summary highlights selected information included in this document and does not contain all of the information that may be important to you. You should read this entire document and its appendices and the other documents to which we refer you before you decide how to vote with respect to the merger agreement. In addition, we incorporate by reference important business and financial information about PennFed and New York Community into this document. For a description of this information, see “Incorporation of Certain Documents by Reference” on page •. You may obtain the information incorporated by reference into this document without charge by following the instructions in the section entitled “Where You Can Find More Information” on page •. Each item in this summary includes a page reference directing you to a more complete description of that item.

THE MERGER

The merger agreement is attached to this document as Appendix A. We encourage you to read the merger agreement carefully because it is the legal document that governs the merger of PennFed with and into New York Community.

Parties to the Merger

New York Community Bancorp, Inc. (page •)

New York Community Bancorp, Inc., headquartered in Westbury, New York, is the holding company for New York Community Bank, which operates 137 banking offices in New York City, Long Island, Westchester County and northern New Jersey, and for New York Commercial Bank, which operates 29 branches in Manhattan, Queens, Brooklyn, Westchester County and Long Island. As of September 30, 2006, New York Community had consolidated assets of $28.9 billion, deposits of $13.8 billion and total stockholders’ equity of $3.7 billion.

New York Community Bank operates its branches through seven established divisions, each one enjoying a strong local identity, including Queens County Savings Bank, Roslyn Savings Bank, Richmond County Savings Bank, Roosevelt Savings Bank, and CFS Bank in New York, and, in New Jersey, First Savings Bank of New Jersey and Ironbound Bank.

The principal executive office of New York Community is located at 615 Merrick Avenue, Westbury, New York 11590, and the telephone number is (516) 683-4100.

PennFed Financial Services, Inc. (page •)

PennFed Financial Services, Inc. is the holding company for Penn Federal Savings Bank, headquartered in West Orange, New Jersey. Penn Federal Savings Bank operates 24 branch offices in Essex, Hudson, Middlesex, Monmouth, Ocean and Union Counties, New Jersey. As of September 30, 2006, PennFed had consolidated assets of $2.3 billion, deposits of $1.5 billion and total stockholders’ equity of $124.4 million.

The principal executive office of PennFed is located at 622 Eagle Rock Avenue, West Orange, New Jersey 07052, and the telephone number is (973) 669-7366.

The Merger (page •)

The merger agreement provides for the merger of PennFed with and into New York Community, with New York Community as the surviving corporation. It is expected that immediately after the merger is completed, Penn Federal Savings Bank will be merged with and into New York Community Bank, a wholly-owned subsidiary of New York Community.

What PennFed Stockholders Will Receive In the Merger (page •)

As a result of the merger, each PennFed stockholder will receive 1.222 shares of New York Community common stock for each share of PennFed common stock held immediately before the merger. We sometimes refer to this 1.222-to-one ratio as the “exchange ratio.” New York Community will not issue any fractional shares. PennFed stockholders entitled to a fractional share instead will receive an amount in cash based on the closing sales price of New York Community common stock on the trading day immediately before the date on which the merger is completed.

Example: If you hold 110 shares of PennFed common stock at the time of the merger, you will receive 134 shares of New York Community common stock and a cash payment equal to the value of .42 shares of New York Community Stock that you otherwise would have received (110 x 1.222 = 134.42 shares).

Comparative Market Prices and Share Information (page •)

New York Community common stock is listed on the New York Stock Exchange under the symbol “NYB.” PennFed common stock is quoted on the Nasdaq Global Market under the symbol “PFSB.” The following table sets forth the closing sale prices of New York Community common stock as reported by the New York Stock Exchange and of PennFed common stock as reported by Nasdaq on November 2, 2006, the last trading day before we announced the merger, and on •, 2007, the last practicable trading day before the printing of this document. This table also shows the implied value of one share of PennFed common stock, which we calculated by multiplying the closing price of New York Community common stock on those dates by 1.222.

	New York Community Common Stock		PennFed Common Stock		Implied Value of One Share of PennFed Common Stock
At November 2, 2006		$15.96		$18.28		$19.50
At •, 2007	$		$		$

The market prices of both New York Community common stock and PennFed common stock will fluctuate before the merger. Therefore, you should obtain current market quotations for New York Community common stock and PennFed common stock when calculating the implied value of a share of PennFed common stock.

New York Community may from time to time repurchase shares of New York Community common stock and purchase shares of PennFed common stock. During the course of the solicitation being made by this proxy statement-prospectus, New York Community may be bidding for and purchasing shares of PennFed common stock. PennFed may not repurchase shares of PennFed common stock prior to the merger without New York Community’s consent. See “The Merger and the Merger Agreement—Conduct of Business Pending the Merger.”

The Merger is Structured as a Tax-Free Transaction to PennFed Stockholders (page •)

The merger has been structured to qualify as a tax-free reorganization for federal income tax purposes. Assuming the merger is a reorganization, holders of PennFed common stock generally will not recognize any gain or loss for federal income tax purposes on the exchange of their PennFed common stock for New York Community common stock in the merger, except for any gain or loss that may result from the receipt of cash instead of a fractional share of New York Community common stock.

The federal income tax consequences described above may not apply to some holders of PennFed common stock. Your tax consequences will depend on your individual situation. Accordingly, we strongly urge you to consult your tax advisor for a full understanding of the particular tax consequences of the merger to you.

Your Board of Directors Recommends Stockholder Approval of the Merger (page •)

The Board of Directors of PennFed believes that the merger presents a unique opportunity to merge with a leading community financial institution in the New York metropolitan area.

As a result, and for the reasons given beginning on page •, PennFed’s Board of Directors unanimously approved the merger agreement. PennFed’s Board of Directors believes that the merger and the merger agreement are advisable and in the best interests of PennFed and its stockholders and unanimously recommends that you vote “FOR” approval of the merger.

PennFed’s Financial Advisor Believes the Merger Consideration is Fair to Stockholders (page • and Appendix B)

In connection with the merger, the Board of Directors of PennFed received the written opinion of its financial advisor, Sandler O’Neill & Partners, L.P., as to the fairness, from a financial point of view, of the Exchange Ratio. The full text of the opinion of Sandler O’Neill & Partners, L.P., dated as of the date of the merger agreement, November 2, 2006, is included in this document as Appendix B. PennFed encourages you to read the entire opinion carefully for a description of the procedures followed, assumptions made, matters considered and limitations of the review undertaken by Sandler O’Neill & Partners, L.P. The opinion of Sandler O’Neill & Partners, L.P. is directed to PennFed’s Board of Directors and does not constitute a recommendation to you or any other stockholder as to how to vote with respect to the merger, or any other matter relating to the proposed transaction. Sandler O’Neill & Partners, L.P. will receive a fee for its services, including rendering the fairness opinion, in connection with the merger, a significant portion of which is contingent upon consummation of the merger.

Special Meeting of Stockholders of PennFed (page •)

PennFed will hold a special meeting of its stockholders on •, 2007, at •:• •.m., New Jersey time, at • located at •, •, New Jersey, •. At the special meeting of stockholders, you will be asked to vote to approve the merger.

You may vote at the special meeting of stockholders if you were a stockholder of record of PennFed common stock at the close of business on the record date of •, 2007. On that date, there were • shares of PennFed common stock outstanding and entitled to vote at the special meeting of stockholders. You may cast one vote for each share of PennFed common stock you owned on the record date.

Even if you expect to attend the special meeting of stockholders, PennFed recommends that you promptly vote by telephone or the internet or by completing, signing, dating and returning your proxy card in the enclosed envelope.

Stockholder Vote Required (page •)

Approval of the merger requires the affirmative vote of the holders of a majority of the shares of PennFed common stock outstanding and entitled to vote on the record date. A failure to vote or an abstention will have the same effect as a vote against the merger. As of the record date, directors and executive officers of PennFed beneficially owned • shares of PennFed common stock entitled to vote at the special meeting of stockholders. This represents approximately •% of the total votes entitled to be cast at the special meeting of stockholders. These individuals have agreed to vote “FOR” approval of the merger.

Dissenters’ Rights (page •)

PennFed is incorporated under the laws of the State of Maryland. Under the Maryland General Corporation Law, holders of PennFed common stock do not have the right to obtain an appraisal of the value of their shares of PennFed common stock in connection with the merger.

Interests of PennFed’s Directors and Officers in the Merger that are Different from Yours (page •)

In considering the recommendation of the Board of Directors of PennFed to approve the merger, you should be aware that certain executive officers and directors of PennFed have employment and other compensation agreements or plans that give them interests in the merger that may differ from, or be in addition to, their interests as PennFed stockholders.

Regulatory Approvals Required For the Merger (page •)

We cannot complete the merger without the prior approval of the Board of Governors of the Federal Reserve System (or a waiver of such approval requirement), the New York State Banking Department and the Federal Deposit Insurance Corporation. New York Community is in the process of seeking these approvals and has requested a waiver of the approval requirements of the Federal Reserve Board. PennFed is also required to submit to the Office of Thrift Supervision, a notice relating to the merger. While we do not know of any reason why New York Community would not be able to obtain the necessary approvals or waivers in a timely manner, we cannot assure you that these approvals will occur (or waivers will be received) or what the timing may be or that these approvals will not be subject to one or more conditions that give New York Community the right not to proceed with the merger.

Conditions to the Merger (page •)

Completion of the merger depends on a number of conditions being satisfied or, in certain cases, waived, including the following:

•	PennFed stockholders shall have approved the merger agreement;

•	accuracy of PennFed’s and New York Community’s respective representations and warranties under the merger agreement as of the date of the merger agreement and on the closing date of the merger;

•	performance in all material respects by New York Community and PennFed of their respective obligations under the merger agreement;

•	receipt of all required regulatory approvals without any condition that would have a material adverse effect on the combined company or that would materially impair the value of PennFed to New York Community, and the expiration of all statutory waiting periods;

•	no statute, rule, regulation, order, injunction or decree exists which prohibits or makes completion of the merger or bank merger illegal;

•	no stop order suspending the effectiveness of New York Community’s registration statement, of which this document is a part, shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the Securities and Exchange Commission;

•	the shares of New York Community common stock to be issued to PennFed stockholders in the merger shall have been approved for listing on the New York Stock Exchange;

•	subsequent to June 30, 2006, New York Community has not suffered an event that has or is reasonably likely to have a material adverse effect as defined in the merger agreement; and

•	subsequent to June 30, 2006, PennFed has not suffered an event that has or is reasonably likely to have a material adverse effect as defined in the merger agreement.

We cannot be certain when or if the conditions to the merger will be satisfied or waived or whether or not the merger will be completed.

No Solicitation (page •)

PennFed has agreed, subject to certain limited exceptions, not to engage in discussions with another party regarding a business combination with such other party while the merger with New York Community is pending.

Termination of the Merger Agreement (page •)

New York Community and PennFed may mutually agree at any time to terminate the merger agreement without completing the merger, even if the PennFed stockholders have approved the merger. Also, either party may decide, without the consent of the other party, to terminate the merger agreement under specified circumstances, including, if the merger is not consummated by August 30, 2007, if the required regulatory approvals are not received or if the other party breaches its agreements. PennFed also may terminate the merger agreement if New York Community’s stock price falls below thresholds set forth in the merger agreement and, in such event, New York Community does not increase the merger consideration payable to PennFed stockholders according to a prescribed formula.

Termination Fee (page •)

If the merger is terminated pursuant to specified situations in the merger agreement, PennFed may be required to pay a cash termination fee to New York Community of $10 million. The termination fee requirement may discourage other companies from trying or proposing to combine with PennFed before the merger is completed.

Certain Differences in Stockholder Rights (page •)

The rights of PennFed stockholders after the merger who continue as New York Community stockholders will be governed by Delaware law and the certificate of incorporation and bylaws of New York Community rather than by Maryland law and the articles of incorporation and bylaws of PennFed.

The Merger Is Expected to Occur at the End of the First Quarter of 2007 (page •)

The merger will occur only after all of the conditions to its completion have been satisfied or waived. Currently, we anticipate that the merger will be consummated on or about March 31, 2007.

New York Community’s Dividend Policy (page •)

During the year ended December 31, 2006, New York Community paid cash dividends totaling $1.00 per share. New York Community currently pays a quarterly cash dividend of $0.25 per share. New York Community has agreed under the merger agreement not to reduce its regular cash dividend between November 2, 2006 and the effective time of the merger unless required by applicable law or regulation.

Risk Factors (page •)

You should carefully consider these risk factors in deciding whether to vote for adoption of the merger agreement.

RISK FACTORS

In addition to the other information contained in or incorporated by reference into this proxy statement-prospectus, including the matters addressed under the caption “Forward-Looking Statements,” you should carefully consider the following risk factors in deciding whether to vote for adoption of the merger agreement.

Risks Related to the Merger

Because the market price of New York Community common stock will fluctuate, you cannot be sure of the value of the merger consideration you will receive.

Upon completion of the merger, each share of PennFed common stock will be converted into the right to receive 1.222 shares of New York Community common stock, with cash paid in lieu of fractional New York Community shares. There will be no adjustment to this exchange ratio for changes in the market price of New York Community common stock. Accordingly, any change in the price of New York Community common stock will affect the value of the consideration you will receive in the merger. The closing prices of New York Community common stock on November 2, 2006, the last trading day prior to the public announcement of the merger, and on         •        , 2007, the latest practicable date prior to the printing of this proxy statement- prospectus, were $15.96 and $        •        , respectively, resulting in implied values per PennFed share based on the exchange ratio of $19.50 and $        •        , respectively. While PennFed will have the right to terminate the merger agreement in the event of a specified decline in the market value of New York Community common stock relative to the value of a designated market index unless New York Community elects to increase the aggregate merger consideration (see “The Merger and the Merger Agreement—Termination; Amendment; Waiver”), PennFed is not otherwise permitted to terminate the merger agreement or to resolicit the vote of its stockholders solely because of changes in the market price of New York Community common stock.

New York Community common stock could decline in value after the merger. For example, during the twelve-month period ending on         •        , 2007 (the most recent practicable date before the printing of this proxy statement-prospectus), the closing price of New York Community common stock varied from a low of $        •         to a high of $        •         and ended that period at $        •        . The market value of New York Community common stock fluctuates based upon a variety of factors, including general market and economic conditions, New York Community’s business and prospects and other factors, many of which are beyond New York Community’s control.

New York Community may fail to realize the anticipated benefits of the merger.

The success of the merger will depend on, among other things, New York Community’s ability to realize anticipated cost savings and to operate the businesses of Penn Federal Savings Bank in a manner that does not materially disrupt the existing customer relationships of Penn Federal Savings Bank nor result in decreased revenues resulting from any loss of customers, and permits growth opportunities to occur. If New York Community is not able to successfully achieve these objectives, the anticipated benefits of the merger may not be realized fully at all or may take longer to realize than expected.

New York Community and PennFed have operated and, until the completion of the merger, will continue to operate, independently. It is possible that the integration process could result in the loss of key employees, the disruption of PennFed’s ongoing businesses, or inconsistencies in standards, controls, procedures and policies that adversely affect the ability of New York Community to maintain relationships with customers and employees or to achieve the anticipated benefits of the merger.

The fairness opinion obtained by PennFed from its financial advisor will not reflect changes in circumstances between the signing of the merger agreement and the completion of the merger.

PennFed has not obtained an updated opinion as of the date of this document from Sandler O’Neill & Partners, L.P., PennFed’s financial advisor. Changes in the operations and prospects of New York Community or

PennFed, general market and economic conditions and other factors which may be beyond the control of New York Community and PennFed, and on which the fairness opinion was based, may alter the value of New York Community or PennFed or the market price of New York Community common stock or PennFed common stock by the time the merger is completed. The opinion does not speak as of the time the merger will be completed or as of any date other than November 2, 2006, the date of such opinion. Because PennFed currently does not anticipate asking Sandler O’Neill & Partners, L.P. to update its opinion, the November 2, 2006 opinion does not address the fairness of the merger consideration, from a financial point of view, at the time the merger is completed. For a description of the opinion that PennFed received from Sandler O’Neill & Partners, L.P, please refer to “The Merger Agreement and the Merger—Fairness Opinion of PennFed’s Financial Advisor.”

The termination fee and the restrictions on solicitation contained in the merger agreement may discourage other companies from trying to acquire PennFed.

Until the completion of the merger, with some exceptions, PennFed is prohibited from soliciting, initiating, encouraging or participating in any discussion of or otherwise considering any inquiries or proposals that may lead to an acquisition proposal, such as a merger or other business combination transaction, with any person other than New York Community. In addition, PennFed has agreed to pay a termination fee to New York Community in specified circumstances. These provisions could discourage other companies from trying to acquire PennFed even though those other companies might be willing to offer greater value to PennFed’s stockholders than New York Community has offered in the merger. The payment of the termination fee could also have a material adverse effect on PennFed’s financial condition. See “The Merger Agreement and the Merger—Termination; Amendment; Waiver.”

PennFed’s directors and executive officers have interests in the merger besides those of stockholders.

Executive officers of PennFed negotiated the terms of the merger agreement with New York Community, and PennFed’s Board of Directors unanimously approved the merger agreement and recommended that PennFed stockholders vote to approve the merger. In considering these facts and the other information contained in this document, you should be aware that PennFed’s executive officers and directors have financial interests in the merger that are different from, or in addition to, the interests of PennFed’s stockholders generally. See “The Merger Agreement and the Merger—Interests of Directors and Executive Officers in the Merger” for information about these financial interests.

Risks About New York Community

New York Community is subject to interest rate risk.

New York Community’s primary source of income is net interest income, which is the difference between the interest income generated by its interest-earning assets (consisting primarily of loans and, to a lesser extent, securities) and the interest expense generated by its interest-bearing liabilities (consisting primarily of deposits and wholesale borrowings).

The level of net interest income is a function of the average balance of its interest-earning assets, the average balance of its interest-bearing liabilities, and the spread between the yield on such assets and the cost of such liabilities. These factors are influenced by both the pricing and mix of its interest-earning assets and its interest-bearing liabilities which, in turn, are affected by such external factors as the local economy, competition for loans and deposits, the monetary policy of the Federal Open Market Committee of the Federal Reserve Board of Governors (the “FOMC”) and market interest rates.

The cost of New York Community’s deposits and short-term wholesale borrowings is largely based on short-term interest rates, the level of which is driven by the FOMC. However, the yields generated by its loans and securities are typically driven by intermediate-term (i.e., five-year) interest rates, which are set by the market and generally vary from day to day. The level of net interest income is therefore influenced by movements in such interest rates, and the pace at which such movements occur. If the interest rates on its interest-bearing liabilities increase at a faster pace than the interest rates on its interest-earning assets, the result could be a reduction in net interest income and with it, a reduction in the earnings of New York Community. New York Community’s net interest income and earnings would be similarly impacted were the interest rates on its interest-earning assets to decline more quickly than the interest rates on its interest-bearing liabilities.

In addition, such changes in interest rates could affect its ability to originate loans and attract and retain deposits; the fair value of its financial assets and liabilities; and the average life of its loan and securities portfolios.

Changes in interest rates could also have an effect on the level of loan refinancing activity which, in turn, would impact the level of prepayment penalties New York Community receives on its multi-family and commercial real estate loans. As prepayment penalties are recorded as interest income, the extent to which they increase or decrease during any given period could have a significant impact on the level of net interest income and net income generated by New York Community during that time.

In 2006, the inversion of the yield curve was exacerbated by the discrepancy between movements in short- and intermediate-term interest rates, as the level of short-term interest rates exceeded the level of intermediate-term interest rates. The result was a reduction in New York Community’s net interest income and a reduction in its net income. Should the inverted yield curve continue or become more pronounced, New York Community’s net interest income could experience further contraction, which could have a material adverse effect on its net income and cash flows and the value of its assets.

New York Community is subject to credit risk.

Risks stemming from New York Community’s lending activities:

New York Community’s business strategy emphasizes the origination of multi-family loans and, to a lesser extent, commercial real estate, construction and business loans, all of which are generally larger, and have higher risk-adjusted returns and shorter maturities than one-to-four family mortgage loans. At September 30, 2006, its multi-family, commercial real estate, construction and business loan portfolios totaled $18.9 billion, and represented 95.6% of total loans. Its credit risk would ordinarily be expected to increase with the growth of these loan portfolios.

While New York Community’s record of asset quality has historically been solid, multi-family and commercial real estate properties are generally believed to involve a greater degree of credit risk than one-to-four family loans. In addition, payments on multi-family and commercial real estate loans generally depend on the income produced by the underlying properties which, in turn, depends on their successful operation and management. Accordingly, the ability of New York Community’s borrowers to repay these loans may be impacted by adverse conditions in the local real estate market and the local economy. While it seeks to minimize these risks through its underwriting policies, which generally require that such loans be qualified on the basis of the property’s cash flows, appraised value, and debt service coverage ratio, among other factors, there can be no assurance that New York Community’s underwriting policies will protect it from credit-related losses or delinquencies.

Construction financing typically involves a greater degree of credit risk than long-term financing on improved, owner-occupied real estate. Risk of loss on a construction loan depends largely upon the accuracy of the initial estimate of the property’s value at completion of construction or development, compared to the estimated costs (including interest) of construction. If the estimate of value proves to be inaccurate, the loan may be under-secured. While New York Community seeks to minimize these risks by maintaining consistent lending policies and rigorous underwriting standards, a downturn in the local economy or real estate market could have a material adverse effect on the quality of its construction loan portfolio, thereby resulting in material losses or delinquencies.

Risks stemming from New York Community’s focus on lending in the New York metropolitan region:

New York Community’s business depends significantly on general economic conditions in the New York metropolitan region, where the majority of the buildings, properties, and businesses securing its loans are located. Unlike larger national or superregional banks that serve a broader and more diverse geographic region, its lending is primarily concentrated in New York City and the surrounding markets of Nassau, Suffolk, and Westchester Counties in New York, and Essex and Hudson and Union Counties in New Jersey.

Accordingly, the ability of New York Community’s borrowers to repay their loans, and the value of the collateral securing such loans, may be significantly affected by economic conditions in the region or changes in the local real estate market. A significant decline in general economic conditions caused by inflation, recession, unemployment, acts of terrorism, or other factors beyond its control could therefore have an adverse effect on its financial condition and results of operations. In addition, because multi-family and commercial real estate loans represent the majority of its loans outstanding, a decline in tenant occupancy due to such factors or for other reasons, could adversely impact the ability of property owners to repay their loans on a timely basis, which could have a negative impact on its results of operations.

New York Community is subject to certain risks in connection with the level of its allowance for loan losses.

A variety of factors could cause New York Community’s borrowers to default on their loan payments and the collateral securing such loans to be insufficient to pay any remaining indebtedness. In such an event, it could experience significant loan losses, which could have a material adverse effect on its financial condition and results of operations.

In the process of originating a loan, New York Community makes various assumptions and judgments about the ability of the borrower to repay it, based on the cash flows produced by the building, property or business; the value of the real estate or other assets serving as collateral, and the creditworthiness of the borrower, among other factors.

New York Community also establishes an allowance for loan losses through an assessment of probable losses in each of its loan portfolios. Several factors are considered in this process, including historical and projected default rates and loss severities; internal risk ratings; loan size; economic, geographic, industry, and environmental factors, and loan impairment, as defined by the Financial Accounting Standards Board. If its assumptions and judgments regarding such matters prove to be incorrect, its allowance for loan losses might not be sufficient, and additional loan loss provisions might need to be made. Depending on the amount of such loan loss provisions, the adverse impact on its earnings could be material.

In addition, as it continues to grow its loan portfolio, it may decide to increase the allowance for loan losses by making additional provisions, which would adversely impact its operating results. Furthermore, bank regulators may require it to make a provision for loan losses or otherwise recognize further loan charge-offs following their periodic review of its loan portfolio, its underwriting procedures, and its loan loss allowance. Any increase in its allowance for loan losses or loan charge-offs as required by such regulatory authorities could have a material adverse effect on New York Community’s financial condition and results of operations.

New York Community faces significant competition for loans and deposits.

New York Community faces significant competition for loans and deposits from other banks and financial institutions, both within and beyond its local marketplace. Within the New York metropolitan region, it competes with commercial banks, savings banks, credit unions, and investment banks for deposits, and with the same financial institutions and others (including mortgage brokers, finance companies, mutual funds, insurance companies, and brokerage houses) for loans. It also competes with companies that solicit loans and deposits over the Internet.

Many of its competitors (including money center, national, and superregional banks) have substantially greater resources and higher lending limits than it does, and may offer certain services that it does not, or cannot, provide. Because its profitability stems from its ability to attract deposits and originate loans, its continued ability to compete for depositors and borrowers is critical to its success.

New York Community’s success as a competitor depends on a number of factors, including its ability to develop, maintain, and build upon long-term relationships with its customers by providing them with convenience, in the form of multiple branch locations and extended hours of service; access, in the form of alternative delivery channels, such as online banking, banking by phone, and ATMs; a broad and diverse selection of products and services; interest rates and service fees that compare favorably with those of its competitors; and skilled and knowledgeable personnel to assist its customers with their financial needs. External factors that may impact its ability to compete include changes in local economic conditions and real estate values, changes in interest rates, and the consolidation of banks and thrifts within its marketplace.

New York Community is subject to certain risks in connection with its strategy of growing through mergers and acquisitions.

Merger transactions have contributed significantly to New York Community’s growth in the past six years, and continue to be a key component of its business model. Accordingly, it is possible that it could acquire other financial institutions, financial service providers, or branches of banks in future periods. However, its ability to engage in future transactions depends on its ability to identify suitable merger partners, its ability to finance and complete such acquisitions on acceptable terms and at acceptable prices, and its ability to receive the necessary regulatory approvals and, where required, shareholder approvals.

Furthermore, mergers and acquisitions, including the proposed acquisition of PennFed, involve a number of risks and challenges, including the diversion of management’s attention; the need to integrate acquired operations, internal controls, and regulatory functions; the potential loss of key employees and customers of the acquired companies; and an increase in expenses and working capital requirements.

Any of these factors, among others, could adversely affect its ability to achieve the anticipated benefits of the acquisitions it undertakes.

New York Community may not be able to attract and retain key personnel.

To a large degree, New York Community’s success depends on its ability to attract and retain key personnel whose expertise, knowledge of its market, and years of industry experience would make them difficult to replace. Competition for skilled leaders in its industry can be intense, and it may not be able to hire or retain the people it would like to have working for it. The unexpected loss of services of one or more of its key personnel could have a material adverse impact on its business, given the specialized knowledge of such personnel, and the difficulty of finding qualified replacements on a timely basis. To attract and retain personnel with the skills and knowledge to support its business, it offers a variety of benefits which may negatively impact its earnings.

New York Community is subject to environmental liability risk associated with its lending activities.

A significant portion of New York Community’s loan portfolio is secured by real property. During the ordinary course of business, it may foreclose on and take title to properties securing certain loans. In doing so, there is a risk that hazardous or toxic substances could be found on these properties. If hazardous or toxic substances are found, it may be liable for remediation costs, as well as for personal injury and property damage. In addition, it owns and operates certain properties that may be subject to similar environmental liability risks.

Environmental laws may require it to incur substantial expenses and may materially reduce the affected property’s value or limit its ability to use or sell the affected property. In addition, future laws or more stringent interpretations or enforcement policies with respect to existing laws may increase its exposure to environmental liability. Although it has policies and procedures requiring the performance of an environmental site assessment before initiating any foreclosure action on real property, these assessments may not be sufficient to detect all potential environmental hazards. The remediation costs and any other financial liabilities associated with an environmental hazard could have a material adverse effect on its financial condition and results of operations.

New York Community’s business may be adversely effected by acts of war or terrorism.

Acts of war or terrorism could have a significant impact on New York Community’s ability to conduct its business. Such events could affect the ability of its borrowers to repay their loans, could impair the value of the collateral securing its loans, and could cause significant property damage, thus increasing its expenses and/or reducing its revenues. In addition, such events could affect the ability of its depositors to maintain their deposits with New York Community Bank and New York Commercial Bank.

Although New York Community has established disaster recovery policies and procedures, the occurrence of any such event could have a material adverse effect on its business which, in turn, could have a material adverse effect on its financial condition and results of operations.

New York Community is subject to changes in laws and regulations.

New York Community is subject to regulation, supervision, and examination by the New York State Banking Department, which is the chartering authority for both New York Community Bank and New York Commercial Bank; by the Federal Deposit Insurance Corporation, as the insurer of its deposits; and by the Board of Governors of the Federal Reserve System. Such regulation and supervision governs the activities in which a bank holding company and its banking subsidiaries may engage, and is intended primarily for the protection of the Deposit Insurance Fund, depositors, and the banking system in general. These regulatory authorities have extensive discretion in connection with their supervisory and enforcement activities, including with respect to the imposition of restrictions on the operation of a bank or a bank holding company, the classification of assets by a bank, and the adequacy of a bank’s allowance for loan losses, among other matters. Any change in such regulation and supervision, whether in the form of regulatory policy, regulations, legislation, rules, orders, enforcement actions, or decisions, could have a material impact on New York Community, its subsidiary banks, and its operations.

Its operations are also subject to extensive legislation enacted, and regulation implemented, by other federal, state, and local governmental authorities, and to various laws and judicial and administrative decisions imposing requirements and restrictions on part or all of its operations. While it believes that it complies in all material respects with applicable federal, state, and local laws, rules, and regulations, it may be subject to future changes in such laws, rules, and regulations that could have a material impact on its results of operations.

New York Community is subject to litigation risk.

In the normal course of business, New York Community may become subject to various litigation matters, the outcome of which may have a direct material impact on its financial position and daily operations. Please see the discussion under Part II, Item 1 to New York Community’s Form 10-Q for the quarter ended September 30, 2006 and incorporated herein by reference, for the current status of certain existing and threatened litigation.

New York Community is subject to certain risks in connection with its use of technology.

Risks associated with systems failures, interruptions, or breaches of security:

Communications and information systems are essential to the conduct of New York Community’s business, as it uses such systems to manage its customer relationships, its general ledger, its deposits, and its loans. While it has established policies and procedures to prevent or limit the impact of systems failures, interruptions, and security breaches, there can be no assurance that such events will not occur or that they will be adequately addressed if they do. In addition, any compromise of its security systems could deter customers from using its web site and its online banking service, both of which involve the transmission of confidential information. Although it relies on commonly used security and processing systems to provide the security and authentication necessary to effect the secure transmission of data, these precautions may not protect its systems from compromises or breaches of security.

In addition, it outsources its data processing to certain third-party providers. If its third-party providers encounter difficulties, or if it has difficulty in communicating with them, its ability to adequately process and account for customer transactions could be affected, and its business operations could be adversely impacted. Threats to information security also exist in the processing of customer information through various other vendors and their personnel.

The occurrence of any systems failure, interruption, or breach of security could damage its reputation and result in a loss of customers and business, could subject it to additional regulatory scrutiny, or could expose it to civil litigation and possible financial liability. Any of these occurrences could have a material adverse effect on its financial condition and results of operations.

Risks associated with changes in technology:

The provision of financial products and services has become increasingly technology-driven. New York Community’s ability to meet the needs of its customers competitively, and in a cost-efficient manner, depends on its ability to keep pace with technological advances and to invest in new technology as it becomes available. Many of its competitors have greater resources to invest in technology than it does and may be better equipped to market new technology-driven products and services. The ability to keep pace with technological change is important, and the failure to do so on its part could have a material adverse impact on its business and therefore on its financial condition and results of operations.

New York Community relies on the dividends it receives from its subsidiaries.

New York Community is a separate and distinct legal entity from its subsidiaries, and a substantial portion of the revenues it receives consists of dividends from its subsidiary banks. These dividends are the primary funding source for the dividends it pays on its common stock and the interest and principal payments on its debt. Various federal and state laws and regulations limit the amount of dividends that a bank may pay to the parent company. In addition, its right to participate in a distribution of assets upon the liquidation or reorganization of a subsidiary may be subject to the prior claims of the subsidiary’s creditors. In the event that New York Community Bank and New York Commercial Bank are unable to pay dividends to New York Community, it may not be able to service its debt, pay its obligations, or pay dividends on its common stock. The inability to receive dividends from New York Community Bank and New York Commercial Bank could therefore have a material adverse effect on its business, its financial condition, and its results of operations, as well as its ability to maintain or increase the current level of cash dividends paid to New York Community stockholders.

Various factors could make a takeover attempt of New York Community more difficult to achieve.

While New York Community did not renew its Shareholder Rights Plan when it expired in January 2006, certain provisions of New York Community’s certificate of incorporation and bylaws, in addition to certain federal banking laws and regulations, could make it more difficult for a third party to acquire New York Community without the consent of the Board of Directors, even if doing so were perceived to be beneficial to New York Community’s shareholders. These provisions also make it more difficult to remove its current Board of Directors or management or to appoint new directors, and also regulate the timing and content of stockholder proposals and nominations, and qualification for service on the Board of Directors. In addition, New York Community has entered into employment agreements with certain executive officers that would require payments to be made to them in the event that their employment were terminated following a change in control of New York Community or New York Community Bank and New York Commercial Bank. These payments may have the effect of increasing the costs of acquiring New York Community. The combination of these provisions effectively inhibits a non-negotiated merger or other business combination, which could adversely impact the market price of its common stock. See “Discussion of Anti-Takeover Protection in New York Community Bancorp, Inc.’s Certificate of Incorporation and Bylaws.”

Various factors could impact the price and trading activity in New York Community common stock.

The price of New York Community’s common stock can fluctuate significantly in response to a variety of factors, including, but not limited to, the following: actual or anticipated variations in New York Community’s quarterly results of operations; earnings estimates and recommendations of securities analysts; the performance and stock price of other companies that investors and analysts deem comparable to New York Community’s; news reports regarding trends and issues in the financial services industry; actual or anticipated changes in the economy, the real estate market, and interest rates; speculation regarding New York Community’s involvement in industry consolidation; New York Community’s capital markets activities; mergers and acquisitions involving New York Community’s peers; delays in, or a failure to realize the anticipated benefits of, an acquisition; speculation about, or an actual change in, dividend payments; changes in legislation or regulation impacting the financial services industry in particular, or publicly traded companies in general; regulatory enforcement or other actions against New York Community or New York Community Bank or New York Commercial Bank; threats of terrorism or military conflicts; and general market fluctuations. Fluctuations in stock price may make it more difficult for you to sell New York Community common stock at an attractive price.

SELECTED HISTORICAL FINANCIAL DATA FOR

NEW YORK COMMUNITY BANCORP, INC.

AND PENNFED FINANCIAL SERVICES, INC.

New York Community Bancorp, Inc. Selected Historical Financial Data

Set forth below are highlights derived from New York Community’s consolidated financial statements as of and for the years ended December 31, 2001 through 2005, and as of and for the nine months ended September 30, 2006 and 2005. The results of operations for the nine months ended September 30, 2006 are not necessarily indicative of the results of operations for the full year or any other interim period. New York Community’s management prepared the interim unaudited information on the same basis as it prepared New York Community’s annual audited consolidated financial statements. In the opinion of New York Community’s management, the interim information reflects all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of the interim data for those dates and periods. You should read this information in conjunction with New York Community’s consolidated financial statements and related notes included in New York Community’s Annual Report on Form 10-K for the year ended December 31, 2005, and New York Community’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2006, which are incorporated by reference in this proxy statement-prospectus and from which this information is derived. See “Where You Can Find More Information” on page •. Nine-month ratios have been annualized.

	At or for the Nine Months Ended September 30,		At or for the Years Ended December 31,
	2006	2005	2005	2004	2003	2002	2001
	(dollars and share amounts in thousands, except per share data)
Earnings Summary:
Interest income	$1,041,077	$880,349	$1,179,018	$1,190,245	$776,856	$610,695	$428,122
Interest expense	620,316	418,068	583,651	390,902	244,185	226,251	217,488

Net interest income	420,761	462,281	595,367	799,343	532,671	384,444	210,634
Provision for loan losses	—	—	—	—	—	—	—

Net interest income after provision for loan losses	420,761	462,281	595,367	799,343	532,671	384,444	210,634
Non-interest income (loss)	66,302	76,002	97,701	(62,303)	136,291	90,632	85,797
Non-interest expense	223,294	158,992	248,354	205,072	176,280	139,062	121,185

Income before income tax expense	263,769	379,291	444,714	531,968	492,682	336,014	175,246
Income tax expense	84,305	124,122	152,629	176,882	169,311	106,784	70,779

Net income	$179,464	$255,169	$292,085	$355,086	$323,371	$229,230	$104,467

Share Data(1):
Weighted average common shares outstanding:
Basic	282,315	260,221	260,412	259,825	189,827	180,894	136,405
Diluted	283,780	262,364	262,498	266,838	196,303	183,226	138,764
Basic earnings per common share:	$0.64	$0.98	$1.12	$1.37	$1.70	$1.27	$0.77
Diluted earnings per common share:	0.63	0.97	1.11	1.33	1.65	1.25	0.75
Cash dividends paid per common share	0.75	0.75	1.00	0.96	0.66	0.43	0.30
Book value per common share	12.66	12.43	12.43	12.23	11.40	7.29	5.66

Balance Sheet Summary:
Securities available for sale	$2,137,325	$2,271,721	$2,379,214	$3,108,109	$6,277,034	$3,952,130	$2,374,782
Securities held to maturity	3,071,327	3,377,906	3,258,038	3,972,614	3,222,898	549,532	139,179
Loans, net	19,670,542	15,777,493	16,948,697	13,317,987	10,422,078	5,443,572	5,361,187
Total assets	28,924,286	25,014,944	26,283,705	24,037,826	23,441,337	11,313,092	9,202,635
Total deposits	13,751,793	11,135,279	12,104,899	10,402,117	10,329,106	5,256,042	5,450,602
Stockholders’ equity	3,712,010	3,252,295	3,324,877	3,186,414	2,868,657	1,323,512	983,134

	At or for the Nine Months Ended September 30,		At or for the Years Ended December 31,
	2006	2005	2005	2004	2003	2002	2001
	(dollars in thousands)
Performance Ratios:
Return on average assets	0.86%	1.37%	1.17%	1.42%	2.26%	2.29%	1.63%
Return on average stockholders’ equity	6.83	10.64	9.15	11.24	20.74	19.95	18.16
Dividend payout ratio	119.05	77.32	90.09	72.18	39.89	34.23	39.55
Average equity to average assets	12.53	12.41	12.83	12.65	10.90	11.47	8.99
Net interest margin(2)	2.27	2.87	2.74	3.70	4.15	4.44	3.67
Efficiency ratio(3)	37.54	27.90	34.14	26.27	25.32	25.32	38.04

Asset Quality Ratios:
Allowance for loan losses to total loans	0.43%	0.49%	0.47%	0.58%	0.75%	0.74%	0.76%
Non-performing loans(4)	$32,156	$34,346	$27,563	$28,148	$34,338	$16,342	$17,498
Non-performing loans to total loans(4)	0.16%	0.22%	0.16%	0.21%	0.33%	0.30%	0.33%
Non-performing assets to total assets(5)	0.12	0.14	0.11	0.12	0.15%	0.15	0.19

(1)	Reflects shares issued as a result of 3-for-2 stock splits on March 29, 2001 and September 20, 2001, and 4-for-3 stock splits on May 21, 2003 and February 17, 2004.
(2)	Net interest margin represents net interest income divided by the average amount of interest-earning assets.
(3)	Efficiency ratio represents operating expenses divided by the sum of net interest income plus non-interest income (loss).
(4)	Non-performing loans consist of all non-accrual loans and other loans delinquent 90 days or more.
(5)	Non-performing assets consist of all non-performing loans and other real estate owned.

PennFed Financial Services, Inc. Selected Historical Financial Data

Set forth below are highlights derived from PennFed’s consolidated financial statements as of and for the fiscal years ended June 30, 2002 through 2006, and as of and for the three months ended September 30, 2006 and 2005. The results of operations for the three months ended September 30, 2006 are not necessarily indicative of the results of operations for the full fiscal year or any other interim period. PennFed’s management prepared the interim unaudited information on the same basis as it prepared PennFed’s annual audited consolidated financial statements. In the opinion of PennFed’s management, the interim information reflects all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of this data for those dates and periods. You should read this information in conjunction with PennFed’s consolidated financial statements and related notes included in PennFed’s Annual Report on Form 10-K for the fiscal year ended June 30, 2006, and PennFed’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2006, which are incorporated by reference in this proxy statement-prospectus and from which this information is derived. See “Where You Can Find More Information” on page • of this proxy statement-prospectus. Three-month ratios have been annualized.

	At or for the Three Months Ended September 30,		At or for the Years Ended June 30,
	2006	2005	2006	2005	2004	2003	2002
	(dollars in thousands, except per share data)
Earnings Summary:
Interest dividend income	$31,243	$27,683	$115,276	$104,722	$96,276	$106,371	$121,339
Interest expense	23,715	17,491	77,782	61,384	58,674	62,956	72,862

Net interest dividend income	7,528	10,192	37,494	43,338	37,602	43,415	48,477
Provision for loan losses	—	—	—	—	—	525	1,625

Net interest income after provision for loan losses	7,528	10,192	37,494	43,338	37,602	42,890	46,852
Non-interest income	1,472	3,986	7,513	4,996	6,429	8,071	4,217
Non-interest expenses	5,585	7,753	24,198	24,171	25,430	29,120	28,450

Income before income tax expense	3,415	6,425	20,809	24,163	18,601	21,841	22,619
Income tax expense	1,151	2,293	7,411	8,669	6,543	8,107	8,036

Net income	$2,264	$4,132	$13,398	$15,494	$12,058	$13,734	$14,583

Share Data:(1)
Weighted average common shares outstanding:
Basic	12,861,988	13,263,506	13,053,853	13,612,502	13,548,796	13,922,466	14,451,226
Diluted	13,177,415	13,700,349	13,451,005	14,010,684	14,449,170	14,971,562	15,536,844
Basic earnings per common share:	$0.18	$0.31	$1.03	$1.14	$0.89	$0.99	$1.01
Diluted earnings per common share:	0.17	0.30	1.00	1.11	0.83	0.92	0.94
Cash dividends paid per common share	0.07	0.07	0.28	0.22	0.20	0.20	0.12
Book value per common share	9.69	9.53	9.59	9.34	8.72	8.71	8.36

Balance Sheet Summary:
Securities held to maturity, net	$440,328	$420,447	$440,360	$405,498	$420,260	$339,498	$179,490
Securities available for sale, net	5,114	4,965	4,936	5,011	4,720	4,741	4,295
Federal Home Loan Bank stock	26,511	24,586	27,714	22,391	23,773	25,223	25,656
Loans held for sale	285	937	217	4,826	—	11,496	1,592
Loans receivable, net	1,713,001	1,522,194	1,684,007	1,460,654	1,287,473	1,217,422	1,439,668
Total assets	2,334,262	2,123,687	2,306,510	2,050,551	1,902,286	1,812,452	1,892,427
Total deposits	1,501,806	1,364,002	1,414,588	1,339,491	1,188,100	1,094,666	1,174,507
Stockholders’ equity	124,382	125,870	123,421	124,054	118,399	116,835	118,761

	At or for the Three Months Ended September 30,		At or for the Years Ended June 30,
	2006	2005	2006	2005	2004	2003	2002
	(dollars in thousands)
Performance Ratios:
Return on average assets	0.39%	0.79%	0.62%	0.78%	0.67%	0.75%	0.79%
Return on average stockholders’ equity	7.32	13.12	10.78	12.64	10.20	11.53	12.59
Dividend payout ratio	38.89	22.58	27.18	19.30	22.47	20.30	11.39
Average stockholders’ equity to average total assets	5.34	6.04	5.73	6.19	6.56	6.47	6.25
Net interest margin(2)	1.38	2.05	1.79	2.26	2.16	2.44	2.68
Efficiency ratio(3)	62.21	54.67	53.93	47.74	54.64	54.93	50.58

Asset Quality Ratios:
Allowance for loan losses to total loans, net(4)	0.34%	0.39%	0.35%	0.41%	0.48%	0.51%	0.40%
Non-performing loans(5)	$2,140	$1,998	$1,780	$2,619	$2,182	$1,682	$3,275
Non-performing loans to total loans(4)(5)	0.12%	0.13%	0.11%	0.18%	0.17%	0.14%	0.23%
Non-performing loans to total assets(5)	0.09	0.09	0.08	0.13	0.11	0.09	0.17

(1)	Reflects adjustments for the two-for-one stock split in the form of a 100% stock dividend paid by PennFed on October 29, 2004.
(2)	The net interest margin represents net interest and dividend income divided by average interest-earning assets.
(3)	The efficiency ratio represents the ratio of non-interest expenses divided by the sum of net interest and dividend income and non-interest income excluding gains (losses) on sales and real estate operations.
(4)	Loans are net of unearned income and deferred fees only.
(5)	Non-performing loans consist of all non-accrual loans and all other loans 90 days or more past due. It is PennFed’s policy to generally cease accruing interest on all loans 90 days or more past due.

COMPARATIVE PER SHARE DATA

The following table shows information about New York Community’s and PennFed’s income per common share, dividends per share and book value per share, and similar information giving effect to the merger (which we refer to as “pro forma” information). In presenting the comparative pro forma information for the time periods shown, we have assumed that we were merged on the dates or at the beginning of the periods indicated.

The information listed as “pro forma combined” was prepared using the exchange ratio of 1.222. The information listed as “per equivalent PennFed share” was obtained by multiplying the pro forma amounts by the exchange ratio of 1.222. New York Community anticipates that the combined company will derive financial benefits from the merger that include reduced operating expenses and the opportunity to earn more revenues. The pro forma information, while helpful in illustrating the financial characteristics of New York Community following the merger under one set of assumptions, does not reflect these anticipated benefits and, accordingly, does not attempt to predict or suggest future results. The pro forma information also does not necessarily reflect what the historical results of New York Community would have been had our companies been combined during these periods.

The information in the following table is based on, and should be read together with, the historical financial information that we have presented in this document.

	New York Community Historical	PennFed Historical (1)	Pro Forma Combined (2) (3)	Per Equivalent PennFed Share
Book value per common share:
At September 30, 2006	$12.66	$9.69	$12.46	$15.23

Cash dividends declared per common share:
Nine months ended September 30, 2006	$0.75	$0.21	$0.75	$0.92
Year ended December 31, 2005	1.00	0.28	1.00	1.22

Diluted earnings per common share:
Nine months ended September 30, 2006	$0.63	$0.61	$0.63	$0.77
Year ended December 31, 2005	1.11	1.00	1.14	1.39

(1)	Since PennFed has a June 30 fiscal year-end and New York Community has a December 31 fiscal year-end, PennFed’s historical data for the nine months ended September 30, 2006 was calculated by adding the results from the third and fourth quarters of fiscal 2006 to the first quarter of fiscal 2007. Data for PennFed at or for the year ended December 31, 2005 is for PennFed’s fiscal year ended June 30, 2006.
(2)	Pro forma dividends per share represent New York Community’s historical dividends per share.
(3)	The pro forma combined book value per share of New York Community common stock is based upon the pro forma combined common stockholders’ equity for New York Community and PennFed divided by the total pro forma common shares of the combined entities.

MARKET PRICE AND DIVIDEND INFORMATION

New York Community common stock is listed on the New York Stock Exchange under the symbol NYB. PennFed common stock is listed on the NASDAQ Global Market under the symbol PFSB. The following table lists the high and low prices per share for New York Community common stock and PennFed common stock and the cash dividends declared by each company for the periods indicated.

	New York Community Common Stock			PennFed Common Stock
	High	Low	Dividends	High	Low	Dividends
Quarter Ended
March 31, 2005	$20.63	$17.10	$0.25	$17.50	$14.51	$0.05
June 30, 2005	18.64	17.19	0.25	17.24	13.02	0.07
September 30, 2005	19.04	15.85	0.25	20.28	16.37	0.07
December 31, 2005	17.29	15.69	0.25	19.67	16.36	0.07

March 31, 2006	18.23	16.33	0.25	19.35	17.55	0.07
June 30, 2006	17.70	15.70	0.25	19.36	17.55	0.07
September 30, 2006	16.85	16.06	0.25	18.90	15.86	0.07
December 31, 2006			0.25			0.07

March 31, 2007 (through )

You should obtain current market quotations for New York Community common stock, as the market price of New York Community common stock will fluctuate between the date of this document and the date on which the merger is completed, and thereafter. You can get these quotations from a newspaper, on the Internet or by calling your broker.

As of •, 2007, there were approximately • holders of record of New York Community common stock. As of •, 2007, there were approximately • holders of record of PennFed common stock. These numbers do not reflect the number of persons or entities who may hold their stock in nominee or “street name” through brokerage firms.

Following the merger, the declaration of dividends will be at the discretion of New York Community’s Board of Directors and will be determined after consideration of various factors, including earnings, cash requirements, the financial condition of New York Community, applicable state law and government regulations and other factors deemed relevant by New York Community’s Board of Directors.

On November 2, 2006, the trading day immediately preceding the public announcement of the merger, and on •, 2007, the last practicable trading day before the printing of this document, the closing prices of New York Community common stock as reported on the New York Stock Exchange were $15.96 per share and $• per share, respectively, and the closing prices of PennFed common stock as reported on the Nasdaq Global Market were $18.28 per share and $• per share, respectively.

SPECIAL MEETING OF PENNFED FINANCIAL SERVICES, INC. STOCKHOLDERS

Date, Place and Time

PennFed is mailing this proxy statement-prospectus to you as a PennFed stockholder on or about •, 2007. With this document, PennFed is sending you a notice of the PennFed special meeting of stockholders and a form of proxy that is solicited by the PennFed Board of Directors. The special meeting will be held on •, 2007 at •:• •.m., New Jersey time, at •, located at •, West Orange, New Jersey •.

Matter to be Considered

The purpose of the special meeting of stockholders is to vote on the approval of the merger of PennFed with and into New York Community pursuant to the merger agreement. You may also be asked to vote upon a proposal to adjourn or postpone the special meeting of stockholders. PennFed could use any adjournment or postponement for the purpose, among others, of allowing additional time to solicit proxies to vote in favor of the merger.

Proxy Card, Telephone and Internet Voting, Revocation of Proxy

You should complete, sign, date and return the proxy card accompanying this document to ensure that your vote is counted at the special meeting of stockholders, regardless of whether you plan to attend. You may also vote by telephone or via the internet by following the instructions printed on the enclosed proxy card. If you are the record holder of your shares, you can revoke your proxy vote at any time before the vote is taken at the special meeting by:

•	submitting written notice of revocation to the Secretary of PennFed;

•	submitting a properly executed proxy card bearing a later date before the special meeting of stockholders;

•	voting by telephone or the internet at a later time but before the deadline for telephone or internet voting; or

•	voting in person at the special meeting of stockholders. However, simply attending the special meeting without voting will not revoke an earlier proxy vote.

If your shares are held in “street name” with a broker, you should follow the procedures provided by your broker regarding revocation of proxies.

All shares represented by valid proxies, and not revoked, will be voted in accordance with your instructions on the proxy card. If you sign and date your proxy card, but make no specification on the card as to how you want your shares voted, your proxy card will be voted “FOR” approval of the merger and “FOR” approval of any proposal to adjourn or postpone the special meeting. The Board of Directors is presently unaware of any other matter that may be presented for action at the special meeting of stockholders. If any other matter properly comes before the special meeting, the Board of Directors intends that shares represented by properly submitted proxies will be voted, or not voted, by and at the discretion of the persons named as proxies on the proxy card.

If your shares are held in “street name” with a broker and you do not provide your broker with instructions on how to vote your shares, your broker will not be permitted to vote your shares, which will have the effect of a vote “AGAINST” the merger.

Solicitation of Proxies

The cost of the solicitation of proxies will be borne by PennFed. PennFed will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of common stock. PennFed has retained • to assist in the solicitation of proxies for a fee of $•, plus reasonable out-of-pocket expenses. In addition to solicitations by mail, PennFed’s directors, officers and regular employees may solicit proxies personally or by telephone without additional compensation.

Record Date

The close of business on •, 2007 has been fixed as the record date for determining the PennFed stockholders entitled to receive notice of and to vote at the special meeting of stockholders. At that time, • shares of PennFed common stock were outstanding, and were held by approximately • holders of record.

V oting Rights, Quorum Requirements and Vote Required

The presence, in person or by proxy, of the holders of one-third of the outstanding shares of PennFed common stock entitled to vote is necessary to constitute a quorum at the special meeting of stockholders. Abstentions will be counted for the purpose of determining whether a quorum is present but will have the same effect as a vote “AGAINST” the merger. Unvoted shares held in “street name” with a broker will not be counted for the purpose of determining whether a quorum is present and will have the same effect as a vote “AGAINST” the merger.

In accordance with the provisions of PennFed’s articles of incorporation, with limited exception, persons who beneficially own, either directly or indirectly, in excess of 10% of the outstanding shares of common stock are not entitled or permitted to vote with respect to the shares held in excess of this 10% limit.

Approval of the merger requires the affirmative vote of the holders of a majority of the shares of PennFed common stock outstanding and entitled to vote as of the close of business on the record date. Accordingly, a failure to vote or an abstention will have the same effect as a vote against the merger. As of the record date, directors and executive officers of PennFed beneficially owned • shares of PennFed common stock entitled to vote at the special meeting of stockholders. This represents approximately •% of the total votes entitled to be cast at the special meeting. These individuals have entered into voting agreements pursuant to which they have agreed to vote “FOR” approval of the merger.

KSOP Participants

If you participate in the Penn Federal Savings Bank 401(k) Employee Stock Ownership Plan, you will receive a voting instruction form that reflects all shares you may vote under the plan. Under the terms of the plan, all shares held in the plan are voted by the plan trustee, but each participant may direct the trustee how to vote the shares of PennFed common stock held in his or her plan account. Plan shares for which no timely voting instructions are received by the trustee will be voted by the trustee, at the direction of the plan administrator, Penn Federal Savings Bank.

Dissenters’ Rights

PennFed is incorporated under the laws of the State of Maryland. Under Maryland General Corporation Law, holders of PennFed common stock do not have the right to obtain an appraisal of the value of their shares of PennFed common stock in connection with the merger.

Recommendation of the Board of Directors

The PennFed Board of Directors has unanimously approved the merger agreement and the transactions contemplated by the merger agreement. The Board of Directors believes that the merger agreement is advisable and in the best interests of PennFed and its stockholders and unanimously recommends that you vote “FOR” approval of the merger. See “The Merger and the Merger Agreement—Recommendation of the PennFed Board of Directors and Reasons for the Merger.”

STOCK OWNERSHIP

The following table sets forth certain information regarding the beneficial ownership of the PennFed common stock as of •, 2007 by (i) each person known to PennFed to be the beneficial owner of more than 5% of the outstanding PennFed common stock, (ii) each director and certain executive officers of PennFed and (iii) all of PennFed’s directors and executive officers as a group.

Directors, Named Executive Officers and 5% Stockholders	Shares Beneficially Owned(1)		Percent Of Class
Penn Federal Savings Bank 401(k) Employee Stock Ownership Plan 622 Eagle Rock Avenue West Orange, New Jersey 07052-2989	1,640,069	(1)	12.76%

Private Capital Management, L.P. Bruce S. Sherman Gregg J. Powers 8889 Pelican Bay Boulevard Naples, Florida 34108	1,183,535	(2)	9.21%

Tontine Partners, L.P. Tontine Financial Partners, L.P. Tontine Management, L.L.C. Tontine Overseas Associates, L.L.C. Jeffrey L. Gendell 55 Railroad Avenue 3rd Floor Greenwich, Connecticut 06830	1,078,000	(3)	8.39%

John Hancock Financial Services, Inc. John Hancock Life Insurance Company and John Hancock Subsidiaries LLC P.O. Box 111 Boston, Massachusetts 02117 and The Berkeley Financial Group and John Hancock Advisors, Inc. 101 Huntington Avenue Boston, Massachusetts 02199	741,000	(4)	5.77%

William C. Anderson Chairman of the Board of Directors	720,802	(5)	5.48%

Joseph L. LaMonica President and Chief Executive Officer	876,112	(7)	6.72%

Patrick D. McTernan Senior Executive Vice President, General Counsel and Secretary	277,380	(7)	2.15%

Jeffrey J. Carfora Senior Executive Vice President and Chief Operating Officer	166,331	(7)	1.29%

Directors, Named Executive Officers and 5% Stockholders	Shares Beneficially Owned(1)		Percent Of Class

Amadeu L. Carvalho	137,626	(6)	1.07%

Marvin D. Schnoonover	130,445		1.01%

Mario Teixeira, Jr.	335,770		2.61%

Claire M. Chadwick Senior Executive Vice President and Chief Financial Officer	59,054	(7)	0.46%

Maria F. Magurno Executive Vice President and Residential Lending Group Executive of the Bank	40,926	(7)	0.32%

Directors and executive officers of the Company and the Bank as a group (10 persons)	2,744,446	(8)	20.18%

(1)	The Penn Federal Savings Bank 401(k) Employee Stock Ownership Plan (the “KSOP”) holds an aggregate of 1,640,069 shares of common stock, comprised of 1,590,577 shares allocated to participant Employee Stock Ownership Plan (“ESOP”) accounts, and 49,492 shares held in participant 401(k) accounts. The KSOP does not hold any ESOP shares that have not been allocated to participant ESOP accounts. Participants have the right to direct the voting of the shares held in their KSOP accounts. To the extent that participants do not exercise their voting rights with respect to their shares, such shares may be voted by the KSOP Trustee, Prudential Bank and Trust FSB, as directed by the KSOP Administrator, Penn Federal Savings Bank.
(2)	As reported by Private Capital Management, L.P. (“PCM”), Bruce S. Sherman and Gregg J. Powers in an amendment to a Schedule 13G filed with the SEC on February 14, 2006. Mr. Sherman is the Chief Executive Officer of PCM and Mr. Powers is the President of PCM. With respect to the 1,183,535 shares listed, PCM and Mr. Powers each reported shared voting and dispositive powers over 1,138,935 shares, and Mr. Sherman reported sole voting and dispositive powers over 44,600 shares and shared voting and dispositive powers over 1,138,935 shares.
(3)	As reported by Tontine Partners, L.P. (“TP”), Tontine Financial Partners, L.P. (“TF”), Tontine Management, L.L.C. (“TM”), Tontine Overseas Associates, L.L.C. (“TO”) and Jeffrey L. Gendell in an amendment to a Schedule 13G filed with the SEC on February 14, 2006. TM is general partner of TF and TP and Mr. Gendell serves as the managing member of TM and TO. With respect to the 1,078,000 shares listed, TP reported shared voting and dispositive powers over 161,680 shares, TF reported shared voting and dispositive powers over 751,600 shares, TM reported shared voting and dispositive powers over 913,280 shares, TO reported shared voting and dispositive powers over 164,720 shares and Mr. Gendell reported shared voting and dispositive powers over all 1,078,000 shares.
(4)	As reported by John Hancock Financial Services, Inc. (“JHFS”), JHFS’s wholly-owned subsidiary, John Hancock Life Insurance Company (“JHLIC”), JHLIC’s wholly-owned subsidiary, John Hancock Subsidiaries, LLC (“JHS”), JHS’s wholly-owned subsidiary, The Berkeley Financial Group (“TBFG”), and TBFG’s wholly-owned subsidiary, John Hancock Advisers, Inc., (“JHA”) in an amendment to a Schedule 13G filed with the SEC on February 4, 2002. JHFS, JHLIC, JHS, and TBFG reported indirect beneficial ownership of these shares. JHA reported sole voting and dispositive powers as to all of such shares.
(5)	Includes 307,200 shares which Mr. Anderson has the right to acquire pursuant to stock options that are currently exercisable.

(6)	Amount excludes 30,000 shares held by a family member of which Mr. Carvalho disclaims beneficial ownership.
(7)	Includes shares held directly, as well as shares held jointly with family members, in retirement accounts, in a fiduciary capacity, by certain members of the officers’ families, by trusts of which the officer is a trustee or substantial beneficiary, with respect to which the officer may be deemed to have sole or shared voting and/or dispositive powers. Also includes 195,000, 24,000, 19,556 and 20,000 shares which Mr. LaMonica, Mr. Carfora, Ms. Chadwick and Ms. Magurno, respectively, have the right to acquire pursuant to stock options that are currently exercisable, and 56,408, 56,408, 48,405, 29,964 and 20,314 shares allocated to the ESOP accounts of Mr. LaMonica, Mr. McTernan, Mr. Carfora, Ms. Chadwick and Ms. Magurno, respectively.
(8)	This amount includes shares held directly, shares allocated to the ESOP accounts of executive officers, as well as shares held jointly with family members, in retirement accounts, in a fiduciary capacity, by certain of the group members’ families, by certain related entities or by trusts of which the group member is a trustee or substantial beneficiary, with respect to which shares the group member may be deemed to have sole or shared voting and/or dispositive powers. This amount also includes an aggregate of 679,256 shares which directors and executive officers as a group have the right to acquire pursuant to stock options that are currently exercisable, and excludes 30,000 shares held by a family member of Amadeu L. Carvalho, a director of PennFed, of which shares Mr. Carvalho disclaims beneficial ownership.

THE MERGER AND THE MERGER AGREEMENT

The description of the merger agreement contained in this proxy statement-prospectus describes the material terms of the merger agreement; however, it does not purport to be complete. It is qualified in its entirety by reference to the full text of the merger agreement, a copy of which is attached as Appendix A.

The merger agreement is included as Appendix A to provide information regarding its terms. Except for its status as the contract between the parties with respect to the proposed merger, it is not intended to provide factual information about the parties. The representation and warranties contained in the merger agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties, and may be subject to limitations agreed to by the parties, including being qualified by disclosures between the parties. These representations and warranties may have been made for the purposes of allocating contractual risk between the parties instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the parties that differ from those applicable to investors. Accordingly, they should not be relied on by investors as statements of fact.

General

Pursuant to the merger agreement, PennFed will merge into New York Community, with New York Community as the surviving entity. Each outstanding share of PennFed common stock will be converted into the right to receive 1.222 shares of New York Community common stock. Cash will be paid in lieu of any fractional share of PennFed common stock. See “—Merger Consideration” below. It is expected that simultaneously with or immediately following the merger of PennFed and New York Community, Penn Federal Savings Bank will merge with and into New York Community Bank.

Background of the Merger

PennFed’s Board of Directors and management have from time to time reviewed PennFed’s strategic options, including possible acquisitions of or sales to other institutions, both internally and in meetings with Sandler O’Neill & Partners, L.P., PennFed’s financial advisor. Management and the board also engage in the preparation and ongoing review of an annual strategic plan and budget.

PennFed is a lender specializing in one-to four-family residential mortgage loans. In the past two years, the intensely competitive retail environment and difficult interest rate environment have resulted in continued compression of PennFed’s net interest margin and PennFed has faced significant challenges to improving its profitability. At the request of PennFed’s management, a representative of Silver, Freedman & Taff, L.L.P., PennFed’s special legal counsel, discussed with the board at a regular meeting held in December 2005 the directors’ fiduciary responsibilities and the existing climate for financial institution mergers, both on a nationwide basis and within the state of New Jersey. After discussing PennFed’s operating performance in recent periods and the challenges it faced for future periods, the consensus of the board was that management should perform further analyses of PennFed’s financial prospects to determine whether the long-term interests of PennFed stockholders would be better served by combining with another institution rather than remaining independent.

At a regular meeting of the PennFed Board of Directors held on February 28, 2006, PennFed’s management distributed to the directors written presentation material prepared by Sandler O’Neill at PennFed’s request addressing industry trends, an overview of PennFed’s franchise and an overview of the market for financial institutions mergers and acquisitions, including potential acquirors and acquisition targets. After reviewing and discussing this material, the board requested that representatives of Sandler O’Neill meet with the board to further discuss PennFed’s options.

A special meeting of the PennFed Board of Directors was held on April 11, 2006. Representatives of Silver, Freedman and Sandler O’Neill were present at the meeting. The Sandler O’Neill representatives gave an updated presentation, which included more detailed profiles of potential acquirors of PennFed. The Sandler O’Neill representatives also reviewed various business combination scenarios and responded to questions from the PennFed directors. In addition, the board discussed the financial projections of future earnings prepared by management and reviewed by Sandler O’Neill. The consensus of the directors was to review PennFed’s fiscal 2007 strategic plan and budget, scheduled to be presented to the board at the end of June 2006, before deciding whether to pursue a business combination with another institution.

At a regular meeting of the PennFed Board of Directors on June 27, 2006, the board reviewed PennFed’s fiscal 2007 strategic plan and budget. The board discussed at length the economic environment confronting PennFed, particularly the challenges created by the slope of the yield curve. Believing that PennFed could better face these challenges by combining with another institution, the board directed management to contact Sandler O’Neill and Silver, Freedman to define the steps necessary to pursue a potential merger with another institution. At a regular meeting of the PennFed Board of Directors on August 29, 2006, the board approved the formal engagement of Sandler O’Neill as PennFed’s financial advisor for such a transaction. With the assistance of Sandler O’Neill, PennFed’s management prepared a confidential information memorandum regarding PennFed to provide to potential interested parties. On September 14, 2006, Sandler O’Neill, began the process of telephoning 25 potential interested parties. Of those institutions contacted, nine, including New York Community, executed confidentiality agreements with PennFed and were provided with the confidential information memorandum. These nine institutions were informed that October 3, 2006 was the deadline for submitting initial indications of interest. On September 28, 2006 and September 29, 2006, members of PennFed senior management met with members of the senior management of three institutions, not including New York Community, each of which was among the group of nine institutions provided with the confidential information memorandum. The main topics of discussion at these meetings concerned follow-up questions the institutions had based on the information they had reviewed in the confidential information memorandum.

On October 3, 2006, PennFed received written initial indications of interest from New York Community and one of the three institutions whose senior management had met with PennFed senior management. Another of the three institutions orally conveyed to Sandler O’Neill on October 3rd that it might be prepared to make an offer at the PennFed current market price, but did not confirm this in writing. New York Community proposed an all-stock transaction, with a fixed exchange ratio of 1.220 New York Community shares for each PennFed share, a value of $20.00 per PennFed share based on New York Community’s closing stock price on October 2, 2006. The other institution which submitted a written indication of interest proposed a stock and cash transaction having a per share value of $20.50, with PennFed stockholders having the right to elect to receive their desired form of consideration, subject to proration such that 60% of the aggregate merger consideration would be payable in stock and 40% in cash.

The terms of New York Community’s initial indication of interest also included the establishment of a paid PennFed divisional board, on which PennFed’s directors would be invited to serve for at least three years after the merger at their current fee levels. The other written initial indication of interest contained no such provision. At the direction of PennFed’s management, a representative of Sandler O’Neill contacted New York Community’s management and asked whether New York Community would be willing to increase the exchange ratio for PennFed’s stockholders in lieu of the PennFed directors receiving the divisional board benefit. New York Community’s management responded that New York Community would be willing to increase the exchange ratio from 1.220 to 1.222 if there were no divisional board benefit.

A special meeting of the PennFed Board of Directors was held on October 10, 2006 to discuss the initial indications of interest received. Representatives of Sandler O’Neill and Silver, Freedman were in attendance. The Sandler O’Neill representatives provided an overview of the proposed terms of the initial indications of interest, background information on the interested parties which submitted written indications of interest, comparisons of these two proposals and pro forma financial analyses of the two potential combined companies. Representatives of Sandler O’Neill and Silver, Freedman responded to questions raised by the directors. The board directed Sandler O’Neill to invite both New York Community and the other institution which submitted a written indication of interest to perform on-site due diligence at PennFed and thereafter provide their respective best and final offers.

Both parties completed their on-site due diligence reviews at PennFed the week of October 16, 2006. New York Community reaffirmed its indication of interest. The other institution which had submitted a written indication of interest determined not to pursue the transaction.

At a special meeting of the PennFed Board of Directors held on October 24, 2006, with representatives of Sandler O’Neill and Silver, Freedman in attendance, the board was apprised of the developments that had occurred since the October 10th board meeting. The board reached a consensus to move forward with the process of negotiating a definitive merger agreement with New York Community. The PennFed directors requested that Sandler O’Neill advise New York Community that the board would prefer an increase in the exchange ratio for PennFed’s stockholders in lieu of receiving the divisional board benefit. New York Community agreed to this change and increased the proposed exchange ratio from 1.220 to 1.222. Muldoon Murphy and Aguggia, LLP, New York Community’s special legal counsel, provided Silver, Freedman with a draft merger agreement. Through their respective advisors, the parties thereafter negotiated the terms of the merger agreement, as well as a restructuring of the employment agreements of PennFed’s senior executives which affected the time of payment, but did not materially change the total amount of the change-in-control benefits that these officers otherwise would have received under their existing employment agreements. See “—Interests of PennFed Directors and Executive Officers in the Merger.”

A special meeting of the PennFed Board of Directors was held on November 2, 2006, with the directors having received a draft of the merger agreement two days before that meeting. A representative of Silver, Freedman provided an overview of the terms of the merger agreement and the directors’ fiduciary duties in the context of the proposed transaction, and responded to questions raised by the directors. Representatives of Sandler O’Neill made a presentation regarding the fairness of the proposed exchange ratio to PennFed stockholders from a financial point of view and delivered its opinion that, as of November 2, 2006, and subject to the qualifications and limitations set forth in the opinion, the proposed exchange ratio was fair from a financial point of view to PennFed’s stockholders. Sandler O’Neill also reported to the PennFed board on the results of its due diligence investigation of New York Community. Following these presentations, discussion among the directors and questions from the board addressed to both Sandler O’Neill and Silver, Freedman, the PennFed board unanimously approved the execution of the merger agreement. The Board of Directors of New York Community also approved the execution of the merger agreement that day. That evening, the parties executed the merger agreement and issued a joint press release announcing the merger agreement.

Recommendation of the PennFed Board of Directors and Reasons for the Merger

In reaching its decision to approve the merger agreement and the merger and recommend that PennFed stockholders approve the merger, PennFed’s Board of Directors consulted with PennFed’s management, as well as PennFed’s financial and legal advisors, and considered a number of factors, including:

•	the strategic options available to PennFed and the board’s determination that none of those options or the execution of PennFed’s existing business plan under the best case scenarios were currently likely to create greater present value for PennFed’s stockholders than the value, based on the exchange ratio, to be paid by New York Community in the merger;

•	the substantially increased liquidity afforded by an investment in the common stock of New York Community and the expected substantial dividend increase PennFed’s stockholders would receive (New York Community’s current annual dividend exceeds PennFed’s by more than 300%, taking into consideration the exchange ratio). See “Risk Factors—New York Community relies on the dividends it receives from its subsidiaries” regarding New York Community’s ability to maintain or increase the current level of cash dividends paid to its stockholders;

•	the board’s knowledge of PennFed’s business, operations, financial condition, earnings and prospects and of New York Community’s business, operations, financial condition, earnings and prospects, taking into account the results of the due diligence review of New York Community;

•	the current and prospective economic, competitive and regulatory environment facing PennFed;

•	New York Community’s track record of successfully consummating and integrating merger transactions;

•	the historical and current market prices and trading volume of New York Community common stock and PennFed common stock;

•	the variety of products and services that would be available to customers of PennFed and the communities served by PennFed and the wider market area that the combined entity would serve;

•	the number of PennFed employees expected to be retained after the merger and the fact that those employees would have opportunities for career advancement in a substantially larger organization;

•	the board’s review, with the assistance of PennFed’s financial and legal advisors, of the terms of the merger agreement, including the fixed exchange ratio, termination provisions and a requirement that New York Community continue its quarterly cash dividend at not less than the current rate through consummation of the merger;

•	the fact that the merger is intended to qualify as a transaction that is generally tax-free for U.S. federal income tax purposes;

•	the financial analyses presented by Sandler O’Neill, PennFed’s financial advisor, and the opinion dated as of November 2, 2006 delivered to the PennFed Board of Directors by Sandler O’Neill, to the effect that, as of that date, and subject to and based on the qualifications and assumptions set forth in the opinion, the consideration to be received by PennFed’s stockholders in the merger was fair, from a financial point of view, to PennFed’s stockholders;

•	the interests of PennFed’s directors and executive officers in the merger, in addition to their interests generally as stockholders, as described under “—Interests of PennFed Executive Officers and Directors in the Merger”; and

•	the likelihood of timely receiving regulatory approvals and the approval of PennFed’s stockholders.

The foregoing discussion of the factors considered by the PennFed Board of Directors is not intended to be exhaustive but, rather, includes the material factors considered by the PennFed Board of Directors. In reaching its decision to approve the merger agreement and the merger, the PennFed Board of Directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The PennFed Board of Directors considered all these factors as a whole, including discussions with, and questioning of, PennFed management and PennFed’s financial and legal advisors, and overall considered the factors to be favorable to, and to support, its determination. The PennFed Board of Directors also relied on the experience of Sandler O’Neill, as its financial advisor, for analyses of the financial terms of the merger and for its opinion as to the fairness, from a financial point of view, to PennFed’s stockholders of the consideration to be received by them in the merger.

For the reasons set forth above, the PennFed Board of Directors unanimously determined that the merger and the merger agreement are advisable and in the best interests of PennFed and its stockholders, and unanimously approved the merger agreement and the merger. The PennFed Board of Directors unanimously recommends that the PennFed stockholders vote “FOR” approval of the merger.

Fairness Opinion of PennFed’s Financial Advisor

By letter dated August 7, 2006, PennFed retained Sandler O’Neill to act as its financial advisor in connection with a possible business combination with a second party. Sandler O’Neill is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Sandler O’Neill is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

Sandler O’Neill acted as financial advisor to PennFed in connection with the proposed merger and participated in certain of the negotiations leading to the execution of the merger agreement. At the November 2, 2006 meeting at which PennFed’s board considered and approved the merger agreement, Sandler O’Neill delivered to the board its oral opinion, subsequently confirmed in writing that, as of such date, the merger consideration was fair to PennFed’s stockholders from a financial point of view. The full text of Sandler O’Neill’s opinion is attached as Appendix B to this proxy statement–prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O’Neill in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the opinion. PennFed stockholders are urged to read the entire opinion carefully in connection with their consideration of the proposed merger.

Sandler O’Neill’s opinion speaks only as of the date of the opinion. The opinion was directed to the PennFed board and is directed only to the fairness of the merger consideration to PennFed stockholders from a financial point of view. It does not address the underlying business decision of PennFed to engage in the merger or any other aspect of the merger and is not a recommendation to any PennFed stockholder as to how such stockholder should vote at the special meeting with respect to the merger or any other matter.

In connection with rendering its November 2, 2006 opinion, Sandler O’Neill reviewed and considered, among other things:

(1)	the merger agreement;

(2)	certain publicly available financial statements and other historical financial information of PennFed that Sandler O’Neill deemed relevant;

(3)	certain publicly available financial statements and other historical financial information of New York Community that Sandler O’Neill deemed relevant;

(4)	earnings per share estimates for PennFed for the years ending June 30, 2007 and 2008 and estimated long-term earnings per share growth rates for years thereafter, prepared by and reviewed with senior management of PennFed;

(5)	earnings per share estimates for New York Community for the years ending December 31, 2006 and 2007 and estimated long-term earnings per share growth rates for years thereafter, in each case, published by I/B/E/S, which were considered at the direction of, but not confirmed by, senior management at New York Community;

(6)	the pro forma financial impact of the merger on New York Community, based on assumptions relating to transaction expenses, purchase accounting adjustments and cost savings determined by the senior management of New York Community and reviewed with senior management of PennFed;

(7)	the publicly reported historical price and trading activity for PennFed’s and New York Community’s common stock, including a comparison of certain financial and stock market information for PennFed and New York Community with similar publicly available information for certain other companies the securities of which are publicly traded;

(8)	the financial terms of certain recent business combinations in the savings institution industry, to the extent publicly available;

(9)	the current market environment generally and the banking environment in particular; and

(10)	such other information, financial studies, analyses and investigations and financial, economic and market criteria as Sandler O’Neill considered relevant.

Sandler O’Neill also discussed with certain members of senior management of PennFed the business, financial condition, results of operations and prospects of PennFed and held similar discussions with certain members of senior management of New York Community regarding the business, financial condition, results of operations and prospects of New York Community.

In performing its reviews and analyses and in rendering its opinion, Sandler O’Neill relied upon the accuracy and completeness of all of the financial and other information that was available to it from public sources, that was provided by PennFed or New York Community or their respective representatives or that was otherwise reviewed by Sandler O’Neill and has assumed such accuracy and completeness for purposes of rendering its opinion. Sandler O’Neill further relied on the assurances of management of PennFed and New York Community that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. Sandler O’Neill was not asked to undertake, and did not undertake, an independent verification of any of such information and Sandler O’Neill did not assume any responsibility or liability for the accuracy or completeness of any such information. Sandler O’Neill did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of PennFed or New York Community or any of their subsidiaries, or the collectibility of any such assets, nor was Sandler O’Neill furnished with any such evaluations or appraisals. Sandler O’Neill did not make an independent evaluation of the adequacy of the allowance for loan losses of PennFed or New York Community nor did Sandler O’Neill review any individual credit files relating to PennFed or New York Community. Sandler O’Neill assumed, with PennFed’s consent, that the respective allowances for loan losses for both PennFed and New York Community were adequate to cover such losses.

Sandler O’Neill’s opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of its opinion. Sandler O’Neill assumed, in all respects material to its analysis, that all of the representations and warranties contained in the merger agreement and all related agreements are true and correct, that each party to such agreements will perform all of the covenants required to be performed by such party under such agreements and that the conditions precedent in the merger agreement are not waived. Sandler O’Neill also assumed, with PennFed’s consent, that there has been no material change in PennFed’s and New York Community’s assets, financial condition, results of operations, business or prospects since the date of the last financial statements made available to them, that PennFed and New York Community will remain as going concerns for all periods relevant to its analyses, and that the merger will qualify as a tax-free reorganization for federal income tax purposes. Finally, with PennFed’s consent, Sandler O’Neill, for purposes of issuing its opinion, relied upon the advice PennFed received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the merger agreement and the other transactions contemplated by the Agreement.

In rendering its November 2, 2006 opinion, Sandler O’Neill performed a variety of financial analyses. The following is a summary of the material analyses performed by Sandler O’Neill, but is not a complete description of all the analyses underlying Sandler O’Neill’s opinion. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Sandler O’Neill believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Sandler O’Neill’s comparative analyses described below is identical to PennFed or New York Community and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or merger transaction values, as the case may be, of PennFed or New York Community and the companies to which they are being compared.

The financial projections and earnings estimates used and relied upon by Sandler O’Neill in its analyses for PennFed and New York Community were those published by I/B/E/S. In the case of New York Community, such financial projections and earnings estimates published by I/B/E/S were considered by Sandler O’Neill at the direction of, but not confirmed by, senior management of New York Community. Except for the financial projections and earnings estimates published by I/B/E/S with respect to New York Community, all projections and estimates of transaction expenses, purchase accounting adjustments and share repurchases relating to the merger were determined by senior management of New York Community and reviewed with the senior management of PennFed and New York Community, Sandler O’Neill assumed for purposes of its analyses that the foregoing reflected the best currently available estimates that such performances would be achieved, and, except with respect to the New York Community financial projections published by I/B/E/S reflected the best currently available estimates and judgments of such managements of the future financial performance of PennFed and New York Community, respectively. Sandler O’Neill expressed no opinion as to such financial projections or the assumptions on which they were based. The projections, as well as the other estimates used by Sandler O’Neill in its analyses, were based on numerous variables and assumptions which are inherently uncertain and, accordingly, actual results could vary materially from those set forth in such projections.

In performing its analyses, Sandler O’Neill also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of PennFed, New York Community and Sandler O’Neill. The analyses performed by Sandler O’Neill are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Sandler O’Neill prepared its analyses solely for purposes of rendering its opinion to the board of PennFed and provided such analyses to the PennFed board at the board’s November 2, 2006 meeting. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Sandler O’Neill’s analyses do not necessarily reflect the value of PennFed’s common stock or New York Community’s common stock or the prices at which PennFed’s or New York Community’s common stock may be sold at any time.

Summary of Proposal. Sandler O’Neill reviewed the financial terms of the proposed transaction. Based on the fixed exchange ratio of 1.222 shares of New York Community for each share of PennFed, an assumed transaction value of $19.64 per PennFed share (based on the closing price of New York Community common stock on November 1, 2006 of $16.07) and the per share financial information for PennFed for the twelve months ended September 30, 2006, Sandler O’Neill calculated the following ratios:

Transaction Ratios

Transaction value/Last 12 months’ Earnings Per Share	22.6x
Transaction value/Estimated Fiscal 2007 Earnings Per Share[1]	25.2x
Transaction value/Tangible book value per share	203%
Tangible book premium/ Core Deposits[2]	10.8%

1	Based upon PennFed management estimates.
2	Core deposits consist of all deposits excluding time deposits with account balances greater than $100,000 and brokered certificates of deposit.

For purposes of Sandler O’Neill’s analyses, earnings per share were based on fully diluted 12,836,722 shares of PennFed common stock outstanding and including the intrinsic value of options to purchase an aggregate of 882,946 shares of PennFed common stock at a weighted average strike price of $8.43. Sandler O’Neill noted that the assumed transaction value represented an 11.5% premium over the November 1, 2006 closing price of PennFed’s common stock of $17.62.

Stock Trading History. Sandler O’Neill reviewed the history of the reported trading prices and volume of PennFed’s common stock for the one-year and three-year periods ended October 30, 2006. Sandler O’Neill reviewed the history of the reported trading prices and volume of New York Community’s common stock for the one-year and the three-year periods ended October 30, 2006. Sandler O’Neill compared the relationship between the movements in the prices of PennFed’s common stock to movements in the prices of the Nasdaq Bank Index, S&P Bank Index, and S&P 500 Index. Sandler O’Neill also compared the relationship between the movements in the prices of New York Community’s common stock to movements in the prices of PennFed, the Nasdaq Bank Index, S&P Bank Index, and S&P 500 Index. As reflected in the table shown below, during the one-year period ended October 30, 2006, PennFed underperformed the three indices stated above. During the three-year period ended October 30, 2006, PennFed also underperformed the three indices stated above.

PennFed’s Stock Performance

	Beginning Index Value October 28, 2005	Ending Index Value October 30, 2006
PennFed	100.00%	95.02%
Nasdaq Bank Index	100.00	108.91
S&P Bank Index	100.00	113.06
S&P 500 Index	100.00	114.98

	Beginning Index Value October 30, 2003	Ending Index Value October 30, 2006
PennFed	100.00%	118.38%
Nasdaq Bank Index	100.00	119.46
S&P Bank Index	100.00	125.59
S&P 500 Index	100.00	131.61

As reflected in the table shown below, during the one-year period ended October 30, 2006, New York Community underperformed all of the indices to which it was compared and outperformed PennFed. During the three-year period ended October 30, 2006, New York Community underperformed all of the indices to which it was compared and PennFed.

New York Community’s Stock Performance

	Beginning Index Value October 28, 2005	Ending Index Value October 30, 2006
New York Community	100.00%	99.45%
PennFed	100.00	95.02
Nasdaq Bank Index	100.00	108.91
S&P Bank Index	100.00	113.06
S&P 500 Index	100.00	114.98

	Beginning Index Value October 30, 2003	Ending Index Value October 30, 2006
New York Community	100.00%	60.71%
PennFed	100.00	118.38
Nasdaq Bank Index	100.00	119.46
S&P Bank Index	100.00	125.59
S&P 500 Index	100.00	131.61

Comparable Company Analysis. Sandler O’Neill used publicly available information to compare selected financial and market trading information for PennFed and New York Community and groups of savings institutions selected by Sandler O’Neill.

The comparable group used for PennFed consisted of the following publicly traded savings institutions located in New York, Pennsylvania, New Jersey, and Delaware with total assets between $1.0 billion and $4.0 billion:

Partners Trust Financial Dime Community Bancshares Inc. KNBT Bancorp Inc. TrustCo Bank Corp NY WSFS Financial Corp. Provident New York Bancorp	Flushing Financial Corp. OceanFirst Financial Corp. ESB Financial Corp. Parkvale Financial Corp. Willow Financial Bancorp, Inc. FMS Financial Corp.

The analysis compared publicly available financial and market trading information for PennFed and the median data for the comparable group as of and for the twelve-month period ended September 30, 2006. The table below compares the data for PennFed and the median data for the comparable group, with pricing data as of November 1, 2006.

Comparable Group Analysis

	PennFed	PennFed Regional Peer Group Median
Market Capitalization ($mm)	$226.2	$394.3
Total Assets ($mm)	$2,334	$2,789
Price/Tangible Book Value per Share	182%	210%
Price/Last Twelve Months Earnings per Share	20.3x	16.2x
Price/2006 Estimated Earnings per Share[1]	22.6x	15.4x
Price/2007 Estimated Earnings per Share[1]	17.4x	14.9x
Tangible Equity/Tangible Assets	5.33%	6.83%
Last Twelve Months ROAA	0.52%	0.75%
Last Twelve Months ROAE	9.3%	9.3%

1	Based on estimated earnings for PennFed for its fiscal years ending June 30, 2007 and 2008 as prepared by PennFed’s management and for years ending December 31, 2006 and 2007 for peer group institutions, based on I/B/E/S estimates.

The comparable group for New York Community selected by Sandler O’Neill consisted of the following publicly traded savings institutions located in New York, Pennsylvania, Connecticut and New Jersey with total assets between $1.2 billion and $90.4 billion:

Sovereign Bancorp Inc.

Hudson City Bancorp Inc.

Astoria Financial Corp.

First Niagara Financial Group

NewAlliance Bancshares Inc.

Provident Financial Services

Partners Trust Financial

Dime Community Bancshares Inc.

KNBT Bancorp Inc.

TrustCo Bank Corp NY Provident New York Bancorp Flushing Financial Corp. OceanFirst Financial Corp. ESB Financial Corp. Parkvale Financial Corp. Willow Financial Bancorp, Inc. FMS Financial Corp.

The analysis compared publicly available financial and market trading information for New York Community and the median data for the comparable peer group as of and for the twelve-month period ended September 30, 2006. The table below compares the data for New York Community and the median data for the New York Community Peer Group, with pricing data as of November 1, 2006.

Comparable Group Analysis

	New York Community	New York Community Regional Peer Group
Market Capitalization ($mm)	$4,742.5	$506.7
Total Assets ($mm)	$28,924	$3,001
Price/Tangible Book Value per Share	327%	213%
Price/Last Twelve Months Earnings per Share	20.6x	18.8x
Price/2006 Estimated Earnings per share[1]	17.5x	16.1x
Price/2007 Estimated Earnings per share[1]	16.9x	17.5x
Tangible Equity/Tangible Assets	5.43%	7.27%
Last Twelve Months ROAA	0.79%	0.75%
Last Twelve Months ROAE	6.32%	6.87%
Current Dividend Yield	6.22%	2.48%
Current Share Price	$16.07	$15.49

1	Based on I/B/E/S estimates for New York Community and for peer group institutions for the fiscal years ending December 31, 2006 and 2007.

Analysis of Selected Merger Transactions. Sandler O’Neill reviewed 80 merger transactions announced nationwide from January 1, 2004 through November 1, 2006 involving savings institutions as acquired institutions with announced transaction values greater than $15 million. Sandler O’Neill also reviewed 17 regional merger transactions announced January 1, 2004 through November 1, 2006 involving savings institutions in New Jersey, New York, Connecticut and Pennsylvania as acquired institutions with transaction values greater than $15 million. Sandler O’Neill reviewed the multiples of transaction price at announcement to last twelve months’ net income, transaction price to estimated net income, transaction price to stated book value per share, transaction price to tangible book value per share, tangible book premium to core deposits and premium to market price and computed median multiples and premiums for the transactions. The median multiples from the nationwide group and the median multiples for the regional group were applied to PennFed’s financial information as of and for the twelve months ended September 30, 2006. As illustrated in the following table, Sandler O’Neill derived imputed ranges of values per share of PennFed’s common stock of $16.04 to $26.58 based upon the median multiples for the nationwide group and $16.73 to $27.74 based upon the median multiples for the regional savings institution transactions.

Comparable Transaction Multiples

	Median Nationwide Multiple	Implied Value	Median Regional Multiple	Implied Value
Transaction price/Last twelve months, earnings per share	23.1x	$20.06	22.3x	$19.40
Transaction price/Estimated earnings per share[1]	20.6x	$16.04	21.5x	$16.73
Transaction price/Stated book value	193%	$18.73	198%	$19.20
Transaction price/Tangible book value	202%	$19.61	223%	$21.60
Tangible book premium/Core deposits[2]	18.7%	$26.58	20.0%	$27.74
Market Premium	29.5%	$22.82	25.3%	$22.08

1	Analysis is based upon 12,836,722 PennFed shares outstanding and 882,946 PennFed options outstanding with a weighted average strike price of $8.43 as of September 30, 2006, last twelve months, earnings per share of $0.87 and estimated fiscal 2007 earnings per share of $0.78.
2	Assumes PennFed’s total core deposits are $447.5 million.

Discounted Dividend Stream and Terminal Value Analysis. Sandler O’Neill performed an analysis that estimated the future stream of after-tax dividend flows of PennFed through June 30, 2010 under various circumstances, assuming PennFed’s projected dividend stream and that PennFed performed in accordance with management’s earnings projections through fiscal 2008 and balance sheet growth guidance after fiscal 2006. The analyses assumed that PennFed would repurchase 5% of its outstanding common stock in its 2007 fiscal year. To approximate the terminal value of PennFed’s common stock at June 30, 2010, Sandler O’Neill applied price/earnings multiples ranging from 15x to 25x and multiples of tangible book value ranging from 125% to 250%. The dividend income streams and terminal values were then discounted to present values using different discount rates ranging from 7.9% to 13.9% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of PennFed common stock. As illustrated in the following tables, this analysis indicated an imputed range of values per share of PennFed common stock of $9.73 to $18.98 when applying the price/earnings multiples and $9.89 to $22.55 when applying multiples of tangible book value. In addition, the terminal value of PennFed’s common stock at June 30, 2010 was calculated using the same range of price to last twelve months, earnings multiples (15x to 25x) applied to a range of discounts and premiums to management’s budget projections. The range applied to the budgeted net income was 12.5% under budget to 12.5% over budget, using a discount rate of 10.9% for the tabular analysis. As illustrated in the following tables, this analysis indicated an imputed range of values per share for PennFed’s common stock of $9.57 to $19.05 when applying the price/earnings multiples to the -12.5% /+12.5% budget range.

Earnings Per Share Multiples

	15.0x	17.0x	19.0x	21.0x	23.0x	25.0x
7.9%	$11.93	$13.34	$14.75	$16.16	$17.57	$18.98
8.9%	$11.52	$12.88	$14.24	$15.60	$16.96	$18.32
9.9%	$11.13	$12.44	$13.75	$15.06	$16.37	$17.68
10.9%	$10.75	$12.02	$13.28	$14.55	$15.81	$17.07
11.9%	$10.40	$11.62	$12.84	$14.06	$15.27	$16.49
12.9%	$10.05	$11.23	$12.41	$13.59	$14.76	$15.94
13.9%	$9.73	$10.86	$12.00	$13.14	$14.27	$15.41

Tangible Book Value Multiples

	125%	150%	175%	200%	225%	250%
7.9%	$12.12	$14.21	$16.30	$18.38	$20.47	$22.55
8.9%	$11.71	$13.72	$15.73	$17.74	$19.75	$21.76
9.9%	$11.31	$13.25	$15.19	$17.13	$19.06	$21.00
10.9%	$10.93	$12.80	$14.67	$16.54	$18.41	$20.28
11.9%	$10.57	$12.37	$14.18	$15.98	$17.78	$19.58
12.9%	$10.22	$11.96	$13.70	$15.44	$17.18	$18.92
13.9%	$9.89	$11.57	$13.25	$14.93	$16.61	$18.29

With Budget Variance:

Earnings Per Share Multiples

	15.0x	17.0x	19.0x	21.0x	23.0x	25.0x
(12.5%)	$9.57	$10.67	$11.78	$12.89	$13.99	$15.10
(10.0%)	$9.81	$10.94	$12.08	$13.22	$14.36	$15.49
(7.5%)	$10.04	$11.21	$12.38	$13.55	$14.72	$15.89
(5.0%)	$10.28	$11.48	$12.68	$13.88	$15.08	$16.28
(2.5%)	$10.52	$11.75	$12.98	$14.21	$15.45	$16.68
0.0%	$10.75	$12.02	$13.28	$14.55	$15.81	$17.07
2.5%	$10.99	$12.29	$13.58	$14.88	$16.17	$17.47
5.0%	$11.23	$12.55	$13.88	$15.21	$16.54	$17.86
7.5%	$11.46	$12.82	$14.18	$15.54	$16.90	$18.26
10.0%	$11.70	$13.09	$14.48	$15.87	$17.26	$18.66
12.5%	$11.94	$13.36	$14.78	$16.21	$17.63	$19.05

Sandler O’Neill also performed an analysis that estimated the future stream of after-tax dividend flows of New York Community through December 31, 2010 under various circumstances, assuming New York Community’s projected dividend stream and that New York Community performed in accordance with the publicly available I/B/E/S earnings estimates projections through 2008. To approximate the terminal value of New York Community’s common stock at December 31, 2010, Sandler O’Neill applied price/earnings multiples ranging from 14x to 19x and multiples of tangible book value ranging from 200% to 325%. The dividend income streams and terminal values were then discounted to present values using different discount rates ranging from 7.5% to 13.5%, chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of New York Community common stock. As illustrated in the following tables, this analysis indicated an imputed range of values per share of New York Community common stock of $14.07 to $21.84 when applying the price/earnings multiples and $11.02 to $18.56 when applying multiples of tangible book value. In addition, the terminal value of New York Community’s common stock at December 31, 2010 was calculated using the same range of price to last twelve months earnings multiples (14x to 19x) applied to a range of discounts and premiums to management’s budget projections. The range applied to the budgeted net income was 12.5% under budget to 12.5% over budget, using a discount rate of 10.5% for the tabular analysis. As illustrated in the following tables, this analysis indicated an imputed range of values per share for New York Community’s common stock of $14.07 to $21.62 when applying the price/earnings multiples to the -12.5% / +12.5% budget range.

Earnings Per Share Multiples

	14.0x	15.0x	16.0x	17.0x	18.0x	19.0x
7.5%	$17.19	$18.12	$19.05	$19.98	$20.91	$21.84
8.5%	$16.61	$17.50	$18.40	$19.29	$20.18	$21.08
9.5%	$16.05	$16.91	$17.77	$18.63	$19.49	$20.35
10.5%	$15.52	$16.35	$17.18	$18.00	$18.83	$19.66
11.5%	$15.02	$15.81	$16.61	$17.40	$18.20	$19.00
12.5%	$14.53	$15.30	$16.06	$16.83	$17.60	$18.36
13.5%	$14.07	$14.81	$15.54	$16.28	$17.02	$17.76

Tangible Book Value Multiples

	200%	225%	250%	275%	300%	325%
7.5%	$13.34	$14.39	$15.43	$16.47	$17.52	$18.56
8.5%	$12.91	$13.91	$14.92	$15.92	$16.92	$17.93
9.5%	$12.50	$13.46	$14.43	$15.39	$16.36	$17.32
10.5%	$12.10	$13.03	$13.96	$14.89	$15.82	$16.75
11.5%	$11.72	$12.62	$13.51	$14.41	$15.30	$16.19
12.5%	$11.36	$12.22	$13.09	$13.95	$14.81	$15.67
13.5%	$11.02	$11.85	$12.68	$13.51	$14.34	$15.16

With Budget Variance:

Earnings Per Share Multiples

	14.0x	15.0x	16.0x	17.0x	18.0x	19.0x
(12.5%)	$14.07	$14.80	$15.52	$16.25	$16.97	$17.69
(10.0%)	$14.36	$15.11	$15.85	$16.60	$17.34	$18.09
(7.5%)	$14.65	$15.42	$16.18	$16.95	$17.71	$18.48
(5.0%)	$14.94	$15.73	$16.51	$17.30	$18.09	$18.87
(2.5%)	$15.23	$16.04	$16.85	$17.65	$18.46	$19.26
0.0%	$15.52	$16.35	$17.18	$18.00	$18.83	$19.66
2.5%	$15.81	$16.66	$17.51	$18.35	$19.20	$20.05
5.0%	$16.10	$16.97	$17.84	$18.71	$19.57	$20.44
7.5%	$16.39	$17.28	$18.17	$19.06	$19.95	$20.84
10.0%	$16.68	$17.59	$18.50	$19.41	$20.32	$21.23
12.5%	$16.97	$17.90	$18.83	$19.76	$20.69	$21.62

In connection with its analyses, Sandler O’Neill considered and discussed with the PennFed Board how the present value analyses would be affected by changes in the underlying assumptions, including, with respect to the PennFed analyses, variations with respect to net income. Sandler O’Neill noted that the discounted dividend stream and terminal value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

Pro Forma Merger Analysis. Sandler O’Neill analyzed certain potential pro forma effects of the merger, assuming the following: (1) the merger closes in the first quarter of 2007, (2) 100% of the PennFed shares are exchanged for New York Community common stock at an exchange ratio of 1.222, (3) earnings per share projections for PennFed are consistent with per share estimates for 2007 and 2008 confirmed with PennFed’s management, and long-term earnings per share growth estimates for periods thereafter are consistent with management estimates, (4) earnings per share projections for New York Community are consistent with per share estimates for 2006 and 2007 published by I/B/E/S which projections were considered by Sandler O’Neill at the direction of, but not confirmed by, New York Community management, and (5) options to purchase shares of PennFed common stock are exchanged for cash. Sandler O’Neill’s analyses indicated that for the year ending December 31, 2007 and assuming cost savings equal to 35% of PennFed’s non-interest expense base, the merger would be dilutive to New York Community’s projected earnings per share and, at March 31, 2007 (the assumed closing date of the merger) the merger would be dilutive to New York Community’s tangible book value per share. In its merger analysis, New York Community assumed cost savings equal to 40% of PennFed’s non-interest expense base and if this assumption was included in Sandler O’Neill’s analysis, the merger would be accretive to New York Community’s earnings per share for the year ending December 31, 2007. From the standpoint of a PennFed stockholder, for the year ending December 31, 2007, the merger would be accretive to earnings per share and, at March 31, 2007, the merger would be dilutive to tangible book value per share. The actual results achieved by the combined company may vary from projected results and the variations may be material.

PennFed has agreed to pay Sandler O’Neill a transaction fee in connection with the merger of approximately $2,601,358 (based on the fixed exchange ratio of 1.222 and the closing price of New York Community stock on November 1, 2006), of which $850,339 has been invoiced and the balance of which is contingent, and payable, upon closing of the merger. Sandler O’Neill has also received a fee of $200,000 for rendering its opinion. PennFed has also agreed to reimburse certain of Sandler O’Neill’s reasonable out-of-pocket expenses incurred in connection with its engagement and to indemnify Sandler O’Neill and its affiliates and their respective partners, directors, officers, employees, agents, and controlling persons against certain expenses and liabilities, including liabilities under securities laws.

In the past, Sandler O’Neill has provided certain investment banking services to New York Community and has received compensation for such services, and Sandler O’Neill may provide, and receive compensation for, such services in the future, including during the period prior to the closing of the merger.

In the ordinary course of its business as a broker-dealer, Sandler O’Neill may purchase securities from and sell securities to PennFed and New York Community and their affiliates. Sandler O’Neill may also actively trade the debt and/or equity securities of PennFed or New York Community or their affiliates for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

Merger Consideration

Under the terms of the merger agreement, each outstanding share of PennFed common stock will convert into the right to receive 1.222 shares of New York Community common stock. No fractional shares of New York Community will be issued in connection with the merger. Instead, New York Community will make a cash payment to each PennFed stockholder who would otherwise receive a fractional share, equal to the fractional share amount multiplied by the closing price of New York Community common stock on the last trading day before the closing date of the merger.

If the average daily closing price of New York Community common stock during the measurement period is less than $13.167 and New York Community’s common stock has under-performed an index of New York Community peer financial institutions by more than 17.5% during the ten-day period after all bank regulatory approvals necessary for consummation of the merger are received compared to a measurement period before the announcement of the merger agreement, then PennFed may elect to terminate the merger agreement unless New York Community elects to increase the aggregate merger consideration. See “—Termination; Amendment; Waiver.”

Based on the closing price of $15.96 per share of New York Community common stock on November 2, 2006, each share of PennFed common stock that is exchanged solely for New York Community common stock would be converted into 1.222 shares of New York Community common stock, having a value of $19.50 per share. However, as discussed above, the value of the shares of New York Community common stock to be exchanged for each share of PennFed common stock will fluctuate during the period up to and including the completion of the merger. We cannot assure you whether or when the merger will be completed, and you are advised to obtain current market quotations for New York Community common stock. See “Risk Factors—Risks Related to the Merger- Because the market price of New York Community common stock will fluctuate, you cannot be sure of the value of the merger consideration you will receive.”

Effective Date of Merger

The parties expect that the merger will be effective on or about March 31, 2007, or as soon as possible after the receipt of PennFed stockholder and all regulatory approvals and all regulatory waiting periods expire. The merger will be legally completed by the filing of a certificate of merger with the Secretary of State of the State of Delaware and articles of merger with the Maryland Department of Assessments and Taxation. If the merger is not consummated by August 30, 2007, the merger agreement may be terminated by either PennFed or New York Community, unless the failure to consummate the merger by this date is due to a material breach by the party seeking to terminate the merger agreement of any of its obligations under the merger agreement. See “—Termination; Amendment; Waiver” below.

Exchange of Certificates

New York Community is required to use all reasonable efforts to cause Mellon Investor Services, or another bank or trust company selected by New York Community and reasonably acceptable to PennFed (referred to below as the “exchange agent”), to, within five business days after the closing date of the merger, mail to each holder of record of PennFed common stock a letter of transmittal and instructions explaining how to surrender PennFed common stock certificates to the exchange agent. Holders of PennFed common stock who surrender their certificates to the exchange agent, together with a properly completed letter of transmittal, will receive the certificates representing the shares of New York Community common stock issuable to them and checks for the cash in lieu of their fractional share interests in New York Community common stock. Holders of unexchanged shares of PennFed common stock will not be entitled to receive any dividends or other distributions payable by New York Community after the effective time of the merger until their certificates are surrendered. When those certificates are surrendered, any unpaid dividends or distributions with respect to the shares of New York Community common stock will be paid, without interest. PennFed common stock certificates should not be returned with your proxy card and should not be sent to the exchange agent until you receive the letter of transmittal.

Treatment of Stock Options

Each outstanding option to purchase PennFed common stock granted under the PennFed Financial Services, Inc. 1994 Stock Option Plan that has not been exercised prior to completion of the merger, or cancelled in exchange for cash as described below, will convert into an option to purchase New York Community common stock on the same terms as the PennFed option, except that the number of New York Community shares underlying the converted option will be equal to the number of PennFed shares underlying the option prior to the conversion multiplied by the exchange ratio, rounded up or down to the nearest whole share, and the exercise price of the converted option will be adjusted by dividing the exercise price of the option prior to the conversion by the exchange ratio. No later than 10 days prior to the anticipated merger closing date, PennFed has the right, but not the obligation, to make a written offer to holders of PennFed stock options permitting such holders to elect to have some or all of their PennFed stock options cancelled at the effective time of the merger in exchange for a cash payment. The per share cash price would be equal to the average closing sales price of New York Community common stock stock for the 20 trading days preceding the merger closing date multiplied by the exchange ratio, less the exercise price per share. Any option cancellation payments would be paid by PennFed immediately before the effective time of the merger.

Employee Matters

The merger agreement calls for New York Community to assume and continue PennFed’s employee benefit plans and arrangements, though New York Community reserves the right to amend or terminate these plans and arrangements. To the extent PennFed employee benefit plans or arrangements are terminated after the merger by New York Community, employees of PennFed and its subsidiaries who continue employment with New York Community will be entitled to benefits that are, in the aggregate, substantially similar to benefits provided to similarly situated employees of New York Community. All such continuing PennFed employees will be given credit for service at PennFed or its subsidiaries for eligibility to participate in, and the satisfaction of vesting requirements (but not for benefit accrual purposes, except for vacation or as otherwise specifically set forth in the merger agreement) under, New York Community’s compensation and benefit plans. Certain senior officers of PennFed and Penn Federal Savings Bank have also entered into agreements with PennFed and New York Community relating to the termination of their PennFed employment agreements and with respect to their transitional services with New York Community following the merger. See “—Interests of Directors and Officers In the Merger” below for a discussion of these agreements.

Interests of Directors and Executive Officers in the Merger

Employment Agreement Cancellation Agreements. Concurrent with the execution of the merger agreement, the existing agreements between PennFed and each of the following executive officers of PennFed were terminated and replaced with new agreements described below that changed the time of payment, but did not materially change the total amount, of the change-in-control benefits that these officers otherwise would have received under their existing employment agreements: Joseph L. LaMonica, President and Chief Executive Officer; Patrick D. McTernan, Senior Executive Vice President, General Counsel and Secretary; Jeffrey J. Carfora, Senior Executive Vice President and Chief Operating Officer; Claire M. Chadwick, Senior Executive Vice President and Chief Financial Officer; and Maria F. Magurno, Executive Vice President and Residential Lending Group Executive (the “Named Executives”).

Pursuant to employment agreement cancellation agreements entered into with PennFed and New York Community, Messrs. LaMonica, McTernan and Carfora, Ms. Chadwick and Ms. Magurno will receive lump sum cash payments at or immediately after the effective time of the merger of $4,985,000, $2,200,000, $570,000, $250,000 and $200,000, respectively (the “Effective Time Payments”), provided that they have not voluntarily terminated their employment before the effective time. A Named Executive may elect to reduce his or her Effective Time Payment in exchange for New York Community Bank’s continuation, at its expense, of health and dental insurance coverage for three years following the Named Executive’s termination of employment with New York Community Bank pursuant to the Retention Agreement described below. Mr. Carfora, Ms. Chadwick and Ms. Magurno also will receive payments prior to December 31, 2006 of $1,000,000, $800,000 and $550,000, respectively (the “2006 Payments”), to be repaid with interest at 7% per annum if the Named Executive voluntarily terminates his or her employment before the effective time of the merger or the termination of the merger agreement, whichever occurs first. If the merger agreement is terminated and Mr. Carfora, Ms. Chadwick and Ms. Magurno have not voluntarily terminated their employment prior to that time, then (1) they will retain their 2006 Payments but will not be entitled to receive any benefits in connection with any future change in control of PennFed under any other nonqualified plan or agreement, and (2) in the case of Mr. Carfora and

Ms. Chadwick, (a) their 2006 Payments will be treated as payments in full satisfaction of their benefits under the Penn Federal Savings Bank Supplemental Executive Retirement Plan (the “SERP”) relating to pre-2005 accruals (the “Pre-2005 SERP Amount”); and (b) if they voluntarily terminate their employment with PennFed before the earlier of November 2, 2011 or a subsequent change in control of PennFed, they will forfeit their entire interest in the SERP in excess of their Pre-2005 SERP Amount. Mr. LaMonica is required to exercise 50,000 of his non-qualified PennFed stock options by December 29, 2006, and the other Named Executives are required to exercise all of their non-qualified PennFed stock options by that date. The Effective Time Payments and the 2006 Payments are subject to reduction to the extent necessary to avoid such payments, when combined with any other benefits provided to the Named Executive, being considered “excess parachute payments” under Section 280G of the Internal Revenue Code.

Retention Agreements. In order to secure their continued services for a transition period following the merger, New York Community Bank has entered into Retention Agreements with Messrs. LaMonica, McTernan and Carfora, Ms. Chadwick and Ms. Magurno pursuant to which they will be employed by New York Community Bank for nine months after the merger and receive total retention compensation payments, paid in installments in accordance with New York Community Bank’s customary payroll practices, of $645,000, $310,000, $285,000, $225,000 and $165,000, respectively, plus participation in New York Community Bank employee benefit plans. Each of Messrs. LaMonica and McTernan also entered into a noncompetition agreement with New York Community providing for a three-year non-compete period following termination of employment with New York Community Bank. In consideration for the non-compete covenants, Messrs. LaMonica and McTernan will receive payments from New York Community totaling $1,300,000 and $625,000, respectively.

Amendments to Retirement Plans. New York Community has consented to PennFed amending the SERP, in which Messrs. LaMonica, McTernan and Carfora and Ms. Chadwick participate, the PennFed Financial Services, Inc. Director’s Retirement Plan, in which PennFed Directors William C. Anderson and Marvin D. Schoonover participate, and the Consulting Agreements between PennFed and PennFed Directors Amadeu L. Carvalho and Mario Teixeira, Jr., to provide that, upon completion of the merger, the discounted present value of the associated vested benefits will be paid to the officer or director in a lump sum instead of in monthly installments over a 15-year period (in the case of the SERP) or a ten-year period (in the case of the Director’s Retirement Plan and the Consulting Agreements).

Indemnification. Pursuant to the merger agreement, New York Community has agreed that from and after the effective date of the merger, it will indemnify and hold harmless each present and former officer or director of PennFed (the “Indemnified Parties”) against all losses, claims, damages, costs, expenses (including attorney’s fees), liabilities, judgments or amounts that are paid in settlement (with the written approval of any such settlement by New York Community, which approval shall not be unreasonably withheld) of, or in connection with, any claim, action, suit, proceeding or investigation (each a “Claim”), based in whole or in part on, or arising in whole or in part out of, the fact that such person is or was a director or officer of PennFed if such Claim pertains to any matter of fact arising, existing or occurring at or before the closing of the merger to the fullest extent to which directors and officers of PennFed are entitled under applicable law and PennFed’s articles of incorporation and bylaws (and New York Community will pay expenses in advance of the final disposition of any such action or proceeding to the fullest extent permitted under applicable law, provided that the person to whom such expenses are advanced agrees to repay such expenses if it is ultimately determined that such person is not entitled to indemnification).

Directors’ and Officers’ Insurance. New York Community has further agreed, for a period of six years after the effective date of the merger, to cause the persons serving as officers and directors of PennFed immediately prior to the effective date to continue to be covered by PennFed’s current directors’ and officers’ liability insurance policy (provided that New York Community may substitute therefore policies of at least the same coverage and amounts containing terms and conditions which are substantially no less advantageous than such policy) with respect to matters occurring prior to the effective date which were committed by such officers and directors in their capacity as such. New York Community is not required to spend more than 150% of the annual cost currently incurred by PennFed for its insurance coverage.

Management and Operations of New York Community Bank After the Merger

It is expected that immediately after the merger is completed, Penn Federal Savings Bank will be merged with and into New York Community Bank, a wholly-owned subsidiary of New York Community. Management of New York Community Bank will remain unchanged after the bank merger.

Conduct of Business Pending the Merger

PennFed has agreed that, until completion of the merger, unless permitted by New York Community or unless required or permitted by the merger agreement, neither it nor its subsidiaries will:

General Business

•	conduct its business other than in the regular, ordinary and usual course;

•	fail to maintain and preserve intact its business organization and assets and maintain its rights and franchises;

•	take any action that would adversely affect or delay the ability of the parties to obtain any regulatory approval required to consummate the transactions contemplated by the merger agreement or its ability to perform its obligations under the merger agreement;

Capital Stock

•	split, combine or reclassify its capital stock;

•	pay any cash or stock dividends or make any other distribution on its capital stock, except for regular quarterly cash dividends at a rate not exceeding $0.07 per share and dividends paid by any PennFed subsidiary to its parent;

•	grant any right to acquire any of its shares of capital stock;

•	issue any additional shares of capital stock or any securities convertible or exercisable for any shares of its capital stock, except pursuant to the exercise of outstanding stock options and pursuant to its Dividend Reinvestment and Stock Purchase Plan;

•	redeem, purchase or otherwise acquire any shares of its capital stock;

Assets and Liabilities

•	acquire all or a substantial portion of the business or assets of a third party;

•	purchase assets or incur liabilities other than in the ordinary course of business;

•	sell or dispose of any of its assets, other than in the ordinary course of business consistent with past practice;

Merger with Another Entity

•	merge or consolidate with any other corporation;

Investments

•	purchase any equity securities, or purchase any securities other than those rated “A” or higher by either Standard & Poor’s Services or Moody’s Investor Service, with a weighted average life of five years or less, and otherwise than in the ordinary course of business consistent with past practice;

•	enter into any futures contract, option, interest rate caps, interest rate floors, interest rate exchange agreement or other agreement or take any action to hedge the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest;

Contracts

•	enter into, amend in any material respect or terminate any contract or agreement, except in the ordinary course of business or as specifically permitted by the merger agreement;

•	renew any branch facility lease;

Loans

•	make any new loan or other credit facility commitment in an amount in excess of (i) $1.5 million for a commercial real estate loan; (ii) $500,000 for a commercial business loan; or (iii) $1.5 million for any residential loan either by itself or when combined with the principal amount of loans outstanding with the same borrower;

•	sell any participation interest in any loan, other than the sale of one- to- four-family real estate loans consistent with past practice;

Employees

•	increase the compensation or fringe benefits of any of its employees or directors, except as set forth in the merger agreement or, with respect to non-executive employees, bonuses and pay increases in the ordinary course of business consistent with past practice;

•	pay any bonus, severance or termination or contribution not required by any existing plan or agreement to any employees or directors, other than retention bonuses permitted under the merger agreement;

•	become a party to, amend or commit to any benefit plan or employment agreement or become a party to any agreement with an affiliate (other than a deposit transaction);

•	take any action that would give rise to a right of payment to any person under any employment agreement other than as specifically permitted by the merger agreement;

•	take any action that would accelerate the right to payment under any benefit plan;

•	hire or promote any employee to a rank having a title of vice president or other more senior rank or hire any employee with annual total compensation in excess of $60,000 provided that PennFed may hire at-will, non-officer employees to fill vacancies that may from time to time arise in the ordinary course of business;

Settling Claims

•	settle any claim against it for more than $20,000 individually or $100,000 in the aggregate and that does not create negative precedent for other pending claims, actions, litigation, arbitration or proceedings;

Corporate Governance

•	amend its articles of incorporation or bylaws, except as required by law, or appoint a new director to its board of directors;

Capital Expenditures

•	make any capital expenditures in excess of $20,000 individually or $100,000 in the aggregate other than pursuant to binding commitments and other than expenditures necessary to maintain existing assets in good repair;

Branches

•	establish or commit to establish any new branch or other office or file an application to relocate or terminate the operation of an existing banking office;

Accounting

•	change its method of accounting, except as required by changes in generally accepted accounting principles or regulatory guidelines;

Merger Agreement

•	take any action that is intended or expected to result in any of its representations and warranties under the merger agreement being or becoming untrue or in the conditions to the merger not being satisfied except as may be required by law; or

•	knowingly take any action that would prevent or impede the merger from qualifying as a reorganization under Section 368 of the Internal Revenue Code.

Other Agreements

The merger agreement also contains other agreements relating to the conduct of New York Community and PennFed before consummation of the merger, including the following:

•	PennFed will give New York Community reasonable access upon reasonable notice during normal business hours to PennFed’s property, resources, books, papers, records and personnel and furnish all information New York Community may reasonably request;

•	PennFed will provide New York Community with a written list of its non-performing assets within 15 business days of the end of each month;

•	PennFed will furnish New York Community with copies of audits and reports submitted to PennFed by its independent accountants, and, within 25 days after the end of each month, will deliver to New York Community consolidated financial statements for such month, and will furnish New York Community such additional financial data that PennFed possesses and as New York Community may reasonably request;

•	PennFed will maintain insurance as is customary in relation to the character and location of its properties and the nature of its business;

•	New York Community and PennFed will each supplement or amend its disclosure schedules prior to the effective time of the merger as necessary;

•	Unless required by applicable law or regulations, New York Community will not reduce its regular, quarterly cash dividend or declare, set aside or pay any extraordinary dividend or other distribution on its capital stock;

•	New York Community and PennFed will use all commercially reasonable best efforts to obtain all consents and approvals necessary or desirable to consummate the transactions contemplated by the merger agreement;

•	New York Community and PennFed will use all commercially reasonable best efforts to take or do all things necessary, proper and advisable under applicable law to consummate the transactions contemplated by the merger agreement;

•	New York Community and PennFed will promptly notify the other party if it determines that a condition to its obligation to complete the merger or the bank merger cannot be fulfilled and that will it not waive that condition;

•	New York Community and PennFed will cause their respective representatives to confer with each other and report the general status of the ongoing operations of their respective companies, and will promptly notify each other of any material change in the normal course of their respective businesses and, to the extent permitted by law, of any governmental complaints or investigations;

•	PennFed will promptly inform New York Community of any material litigation involving PennFed and of any notice of any legal proceeding relating to PennFed’s alleged liability under any labor or employment law;

•	PennFed will promptly provide New York Community with a copy of all documents filed with its banking regulators, each management report provided to its board of directors and each public press release;

•	PennFed will meet with New York Community on a regular basis to discuss and plan for the conversion of PennFed’s data processing and related electronic information systems;

•	PennFed will consult with New York Community with respect to its loan, litigation and real estate valuation policies and practices and the parties will consult with respect to any restructuring charges to be taken by PennFed in connection with the merger transactions and PennFed will take such charges as New York Community reasonably requests where legally permissible after all regulatory approvals have been received and New York Community certifies that all other conditions to its obligations to complete the merger have been satisfied;

•	New York Community and PennFed will use their reasonable best efforts to submit all necessary applications, notices, and other filings with any governmental entity, the approval of which is required to complete the merger and related transactions;

•	PennFed will take any necessary action to exempt New York Community and this transaction from any anti-takeover provisions contained in PennFed’s articles of incorporation and bylaws or federal or state law, and from certain provisions of PennFed’s Stockholder Rights Agreement;

•	New York Community and PennFed will use all reasonable efforts to take all actions necessary to consummate the merger and the transactions contemplated by the merger agreement;

•	PennFed and New York Community will consult with each other regarding any public statements about the merger and any filings with any governmental entity prior to any distribution;

•	New York Community and PennFed will consult with one another prior to issuing any press release or otherwise making public statements with respect to the merger;

•	PennFed will take all actions necessary to convene a meeting of its stockholders to vote on the merger. The PennFed Board of Directors will recommend at the stockholder meeting that the stockholders vote to approve the merger and will use its reasonable best efforts to solicit stockholder approval, unless it determines that such actions would not comply with its fiduciary obligations to PennFed stockholders; and

•	Before completion of the merger, New York Community will notify the New York Stock Exchange of the additional shares of New York Community common stock that New York Community will issue in exchange for shares of PennFed common stock in the merger.

Representations and Warranties

The merger agreement contains a number of customary representations and warranties made by New York Community and PennFed to each other regarding aspects of their respective businesses, financial condition, structure and other facts pertinent to the merger that are customary for a transaction of this kind. They relate to, among other things:

•	the organization, existence, and corporate power and authority, and capitalization of each of the companies;

•	the absence of conflicts with and violations of law and various documents, contracts and agreements;

•	the absence of any development materially adverse to the companies;

•	the absence of adverse material litigation;

•	the accuracy of reports and financial statements filed with the Securities and Exchange Commission;

•	the accuracy and completeness of the statements of fact made in the merger agreement;

•	the existence, performance and legal effect of certain contracts;

•	compliance with applicable law by both parties;

•	the filing of tax returns, payment of taxes and other tax matters by either party;

•	labor and employee benefit matters; and

•	compliance with applicable environmental laws by both parties.

The representations and warranties contained in the merger agreement were made only for purposes of such agreement and are made as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed to by the contracting parties, including being qualified by disclosures between the parties. These representations and warranties may have been made for the purpose of allocating risk between the parties to the agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors as statements of fact.

Conditions to Completing the Merger

The respective obligations of New York Community and PennFed to complete the merger are subject to various conditions that must be satisfied or waived before completing the merger. The conditions include the following:

•	approval of the merger by PennFed stockholders;

•	receipt of all regulatory approvals required for the merger and the bank merger without any non-standard conditions that would, in the good faith reasonable judgment of New York Community’s Board of Directors, materially and adversely affect the combined company or materially impair the value of PennFed to New York Community, and the expiration of all statutory waiting periods;

•	no party to the merger being subject to any legal order, decree or injunction that prohibits consummating any part of the transaction, and the absence of any statute, rule or regulation that prohibits completion of any part of the transaction;

•	the registration statement of which this proxy statement–prospectus forms a part being declared effective by the Securities and Exchange Commission, the absence of any pending or threatened proceeding by the Securities and Exchange Commission to suspend the effectiveness of the registration statement and the absence of a stop order of any state securities commissioner;

•	receipt by each party of all material consents and approvals from third parties (other than those required from government agencies) required to complete the merger;

•	the other party having performed in all material respects its obligations under the merger agreement, the other party’s representations and warranties being true and correct as of the date of the merger agreement and as of the closing date, the absence of any event or circumstance since June 30, 2006 having or reasonably likely to have a material adverse effect on the other party and receipt of a signed officer’s certificate of the other party to that effect; and

•	the shares of New York Community common stock issuable pursuant to the merger being approved for listing on the New York Stock Exchange.

The parties may waive conditions to their obligations unless they are legally prohibited from doing so. Stockholder approval and regulatory approvals may not be legally waived by the parties.

Regulatory Approvals Required for the Merger

New York Community has agreed to make all filings required in order to obtain all regulatory approvals required to consummate the merger and the bank merger, which includes approval from the Federal Reserve Board (or a waiver of such approval requirement), the FDIC, and the New York State Banking Department.

Federal Reserve Board. Consummation of the merger will require New York Community to receive the prior approval of the Federal Reserve Board under the Bank Holding Company Act of 1956, as amended, or a waiver of such approval requirement. New York Community filed a waiver request of the Federal Reserve Board approval requirements on • 2006.

New York State Banking Department. Consummation of the merger will require New York Community to receive the prior approval of the New York State Banking Department under among others, Section 601 of the New York State Banking law. New York Community filed an application for this approval on • 2006.

FDIC. Immediately following the merger of PennFed with and into New York Community, New York Community expects to merge Penn Federal Savings Bank with and into New York Community Bank. The bank merger is subject to the approval of the FDIC under the Bank Merger Act. In granting the approval under the Bank Merger Act, the FDIC must consider the financial and managerial resources and future prospects of the existing and proposed institutions and the convenience and needs of the communities to be served. New York Community filed an application with the FDIC on • 2006.

In addition, a period of 15 days must expire following approval by the Federal Reserve Board or the FDIC before completion of the merger is allowed, within which period the United States Department of Justice may file objections to the merger under the federal antitrust laws. While New York Community and PennFed believe that the likelihood of objection by the Department of Justice is remote in this case, there can be no assurance that the Department of Justice will not initiate proceedings to block the merger, or that the Attorney General of the State of New York will not challenge the merger, or if any proceeding is instituted or challenge is made, as to the result of the challenge. PennFed must also deliver a notice of the merger to the OTS.

The merger cannot proceed in the absence of the requisite regulatory approvals. See “Description of the Merger—Conditions to Completion of the Merger” and “—Termination.” There can be no assurance that the requisite regulatory approvals will be obtained, and if obtained, there can be no assurance as to the date of any approval. There can also be no assurance that any regulatory approvals will not contain a condition or requirement that causes the approvals to fail to satisfy the condition set forth in the merger agreement and described under “Description of the Merger—Conditions to Completion of the Merger.”

The approval of any application merely implies the satisfaction of regulatory criteria for approval, which does not include review of the merger from the standpoint of the adequacy of the exchange ratio for converting PennFed common stock to New York Community common stock. Furthermore, regulatory approvals do not constitute an endorsement or recommendation of the merger.

Agreement Not to Solicit Other Proposals

PennFed has agreed not to solicit, initiate, encourage or facilitate any acquisition proposal by a third party, to participate in discussions or negotiations regarding an acquisition proposal or to enter into any agreement requiring it to abandon or terminate the merger agreement with New York Community. An acquisition proposal includes the following:

•	any merger, consolidation, share exchange, business combination, or other similar transaction involving PennFed or its subsidiaries;

•	any sale, lease, share, exchange, mortgage, pledge, transfer or other disposition of the consolidated assets of PennFed in one or more transactions outside the ordinary course of business;

•	any tender offer or exchange offer for 25% or more of the outstanding shares of capital stock of PennFed or the filing of a registration statement under the Securities Act in connection therewith; and

•	any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

PennFed may, however, furnish information regarding PennFed to, or enter into and engage in discussion with, any person or entity in response to an unsolicited written proposal by the person or entity relating to an acquisition proposal if:

•	PennFed’s Board of Directors determines, after consultation with, and after considering the advice of, its independent financial advisor, that such proposal is superior to the New York Community merger from a financial point of view for PennFed’s stockholders;

•	PennFed’s Board of Directors determines, after consultation with, and after considering the advice of, independent legal counsel, that the action is required for PennFed’s directors to comply with their fiduciary obligations under applicable law;

•	PennFed promptly notifies New York Community of such inquiries, proposals or offers, the material terms of such inquiries, proposals or offers and the identity of the person making such inquiry, proposal or offer; and

•	The PennFed special stockholders meeting has not yet occurred.

The merger agreement refers to such an acquisition proposal as a “superior proposal.” PennFed’s pursuit of a superior proposal may result in the payment of a $10.0 million termination fee to New York Community. See “—Termination; Amendment; Waiver.”

Termination; Amendment; Waiver

The merger agreement may be terminated before the closing of the merger, whether before or after approval of the merger by PennFed’s stockholders, as follows:

•	by mutual written agreement of the Boards of Directors of New York Community and PennFed;

•	by the Board of Directors of either New York Community or PennFed, if the merger has not been completed on or before August 30, 2007 (or such later date as may be mutually agreed upon by New York Community and PennFed, and such failure to close is not due to the terminating party’s material breach of any representation, warranty, covenant or other agreement contained in the merger agreement, or if any of the conditions precedent to the terminating party’s obligations to complete the merger cannot be satisfied by such date and the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement;

•	by the Board of Directors of of either New York Community or PennFed, if PennFed stockholders do not approve the merger at the special meeting, provided that PennFed may not terminate the merger agreement under this provision if it violated its agreement not to solicit third party acquisition proposals (as described under “—Agreement Not to Solicit Other Proposals”) or if its Board of Directors withdraws, modifies or changes in any manner adverse to New York Community the Board’s recommendation that PennFed stockholders approve the merger, except in connection with a superior proposal (as described under “—Agreement Not to Solicit Other Proposals”) where the Board has determined, with the advice of its outside counsel, that the withdrawal, modification or change of its recommendation is required by its fiduciary duties;

•	by the Board of Directors of a non-breaching party if the other party: (1) breaches any covenants or undertakings contained in the merger agreement; or (2) breaches any representations or warranties contained in the merger agreement, in each case if such breach cannot be cured prior to August 30, 2007 (or such later date as may be mutually agreed upon by New York Community and PennFed) or within thirty days after notice from the terminating party and provided that the terminating party has the right to not consummate the merger as a result of such breach and any other breaches;

•	by the Board of Directors of either New York Community or PennFed, if a bank regulatory authority whose approval is required for the merger or the bank merger takes final, nonappealable action denying such approval or if a court or other governmental body issues a final, nonappealable order prohibiting the merger;

•	by the Board of Directors of New York Community, if PennFed violates its agreement not to solicit third-party acquisition proposals or if its Board of Directors withdraws it recommendation that PennFed stockholders approve the merger;

•	by the Board of Directors of New York Community if PennFed shall have received a superior proposal, and either PennFed shall have entered into an acquisition agreement with respect to such superior proposal or the Board of Directors of PennFed withdraws, or modifies or qualifies in a manner adverse to New York Community, the Board’s recommendation that PennFed stockholders approve the merger; or

•	by the Board of Directors of PennFed in order to accept a superior proposal, provided that PennFed has notified New York Community at least five business days in advance of such superior proposal and given New York Community the opportunity during such period, if New York Community elects in its sole discretion, to negotiate amendments to the merger agreement which would permit PennFed to proceed with the proposed merger with New York Community.

Under the latter two scenarios described above, if the merger agreement is terminated, PennFed must pay to New York Community a cash fee of $10.0 million. The fee would also be payable to New York Community if the Board of Directors of PennFed authorizes a third-party acquisition proposal, or if PennFed enters into a definitive agreement for an acquisition proposal or consummates an acquisition proposal within fifteen months of the termination of the merger agreement, if the termination was by New York Community due to a willful breach of a representation, warranty, covenant or agreement by PennFed or by either party due to the failure of the merger to be completed by August 30, 2007 (or such later date as may be mutually agreed upon by New York Community and PennFed) or the failure of the stockholders of PennFed to approve the merger, in any case, after PennFed has received an acquisition proposal.

Additionally, the Board of Directors of PennFed may terminate the merger agreement if, at any time during the five-business day period commencing on the first date on which all bank regulatory approvals (and waivers, if applicable) necessary for consummation of the merger and the bank merger have been received (disregarding any waiting period) (the “Determination Date”), such termination to be effective thirty days thereafter, if both of the following conditions are satisfied:

•	the average of the daily closing sales price of New York Community common stock for the ten consecutive trading days immediately preceding the Determination Date (the “New York Community Market Value”) is less than $13.167; and

•	the number obtained by dividing (a) the average of the daily closing sales prices of New York Community common stock for the ten consecutive trading days immediately preceding the Determination Date by (b) the closing sales price of New York Community common stock on November 2, 2006 ($15.96) (the “Initial New York Community Market Value”), is less than the quotient obtained by dividing (a) the sum of the average of the daily closing sales prices for the ten consecutive trading days immediately preceding the Determination Date of a group of financial institution holding companies listed in the merger agreement, given the weighting designated in the merger agreement (the “Final Index Price”) by (b) the sum of the average of the daily closing sales prices of those weighted financial institution holding companies on the trading day immediately preceding the public announcement of the merger agreement (the “Initial Index Price”), minus 0.175.

If PennFed elects to exercise its termination right as described above, it must give prompt written notice to New York Community. During the five business day period commencing with its receipt of such notice, New York Community shall have the option to increase the merger consideration in the form of New York Community common stock, cash or a combination of both to be received by the holders of PennFed common stock so that the merger consideration shall be valued at the lesser of: (i) $13.167 (the result of $15.96 multiplied by 0.825) multiplied by the exchange ratio or (ii) the product obtained by multiplying the index ratio (the Final Index Price divided by the Initial Index Price) by $15.96 multiplied by the exchange ratio. If New York Community so elects, it shall give, within such five business-day period, written notice to PennFed of such election and the revised exchange ratio, whereupon no termination shall be deemed to have occurred and the merger agreement shall remain in full force and effect in accordance with its terms (except as the revised exchange ratio shall have been so modified). Because the formula depends on the future price of New York Community’s common stock and that of the index group, it is not possible presently to determine the adjusted exchange ratio, but, in general, to the extent New York Community elected to pay the additional merger consideration in New York Community common stock the ratio would be increased and, consequently, more shares of New York Community common stock would be issued, to take into account the extent to which the average price of New York Community’s common stock exceeded the decline in the average price of the common stock of the index group.

The merger agreement may be amended by the parties at any time before or after approval of the merger agreement by the PennFed stockholders. However, after such approval, no amendment may be made without their approval if it reduces the exchange ratio or materially adversely affects the rights of the PennFed stockholders.

The parties may waive any of their conditions to closing, unless they may not be waived under law.

Fees and Expenses

New York Community and PennFed will each pay its own costs and expenses in connection with the merger agreement and the transactions contemplated thereby except as described above.

Material United States Federal Income Tax Consequences of the Merger

General. The following discussion sets forth the material United States federal income tax consequences of the merger to U.S. holders (as defined below) of PennFed common stock. This discussion does not address any tax consequences arising under the laws of any state, locality or foreign jurisdiction. This discussion is based upon the Internal Revenue Code of 1986, as amended, the regulations of the U.S. Treasury Department, and court and administrative rulings and decisions in effect on the date of this document. These laws may change, possibly retroactively, and any change could affect the continuing validity of this discussion.

For purposes of this discussion, the term “U.S. holder” means:

•	a citizen or resident of the United States;

•	a corporation created or organized under the laws of the United States or any of its political subdivisions;

•	a trust that (1) is subject to the supervision of a court within the United States and the control of one or more United States persons, or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person; or

•	an estate that is subject to United States federal income tax on its income regardless of its source.

This discussion assumes that you hold your shares of PennFed common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code. Further, the discussion does not address all aspects of U.S. federal income taxation that may be relevant to you in light of your particular circumstances or that may be applicable to you if you are subject to special treatment under the United States federal income tax laws, including if you are:

•	a financial institution;

•	a tax-exempt organization;

•	an S corporation or other pass-through entity;

•	an insurance company;

•	a mutual fund;

•	a dealer in securities or foreign currencies;

•	a trader in securities who elects the mark-to-market method of accounting for your securities;

•	a PennFed stockholder whose shares are qualified small business stock for purposes of Section 1202 of the Internal Revenue Code or who may otherwise be subject to the alternative minimum tax provisions of the Internal Revenue Code;

•	a PennFed stockholder who received PennFed common stock through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan;

•	a person that has a functional currency other than the U.S. dollar;

•	a holder of options granted under any PennFed benefit plan; or

•	a PennFed stockholder who holds PennFed common stock as part of a hedge, straddle or constructive sale or conversion transaction.

If a partnership (including an entity treated as a partnership for United States federal income tax purposes) holds PennFed common stock, the tax treatment of a partner in the partnership will generally depend on the status of such partner and the activities of the partnership.

Based on representations contained in letters provided by New York Community and PennFed and on certain customary factual assumptions, all of which must continue to be true and accurate in all material respects as of the effective time of the merger, it is the opinion of Muldoon Murphy & Aguggia LLP, counsel to New York Community, that the material United States federal income tax consequences of the merger are as follows:

•	the merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code or will be treated as part of a reorganization within the meaning of Section 368(a) of the Internal Revenue Code;

•	no gain or loss will be recognized by New York Community, its subsidiaries or PennFed or Penn Federal Savings Bank by reason of the merger;

•	you will not recognize gain or loss upon exchange of your PennFed common stock for New York Community common stock, except to the extent of any cash received in lieu of a fractional share of New York Community common stock;

•	your tax basis in the New York Community common stock that you receive in the merger (including any fractional share interest you are deemed to receive and exchange for cash), will equal your tax basis in the PennFed common stock you surrendered;

•	if you receive cash instead of a fractional share interest of New York Community common stock, you will be considered as having received the fractional share pursuant to the merger and then having exchanged the fractional share for cash in a redemption by New York Community. As a result, you will generally recognize a gain or loss equal to the difference between the amount of cash received and the basis in your fractional share interest as set forth above. The gain or loss will be a capital gain or loss, and will be a long term capital gain or loss if, as of the effective date of the merger, your holding period for such shares is greater than one year. The deductibility of capital losses is subject to limitations; and

•	your holding period for the New York Community common stock that you receive in exchange for PennFed common stock will include your holding period for the shares of PennFed common stock that you surrender in the merger.

Holding New York Community Common Stock. The following discussion describes the U.S. federal income tax consequences to a holder of New York Community common stock after the merger. Any cash distribution paid by New York Community out of earnings and profits, as determined under U.S. federal income tax law, will be subject to tax as ordinary dividend income and will be includible in your gross income in accordance with your method of accounting. Cash distributions paid by New York Community in excess of its earnings and profits will be treated as (i) a tax-free return of capital to the extent of your adjusted basis in your New York Community common stock (reducing such adjusted basis, but not below zero), and (ii) thereafter as a gain from the sale or exchange of a capital asset.

Upon the sale, exchange or other disposition of New York Community common stock, you will generally recognize gain or loss equal to the difference between the amount realized upon the disposition and your adjusted tax basis in the shares of New York Community common stock surrendered. Any such gain or loss generally will be long-term capital gain or loss if your holding period with respect to the New York Community common stock surrendered is more than one year at the time of the disposition.

Limitations on Tax Opinion and Discussion. As noted earlier, the tax opinion is subject to certain assumptions, relating to, among other things, the truth and accuracy of certain representations made by New York Community and PennFed, and the consummation of the merger in accordance with the terms of the merger agreement and applicable state law. Furthermore, the tax opinion will not bind the Internal Revenue Service and, therefore, the IRS is not precluded from asserting a contrary position. The tax opinion and this discussion are based on currently existing provisions of the Internal Revenue Code, existing and proposed Treasury regulations, and current administrative rulings and court decisions. There can be no assurance that future legislative, judicial, or administrative changes or interpretations will not adversely affect the accuracy of the tax opinion or of the statements and conclusions set forth in this document. Any such changes or interpretations could be applied retroactively and could affect the tax consequences of the merger.

The preceding discussion is intended only as a summary of the material United States federal income tax consequences of the merger. It is not a complete analysis or discussion of all potential tax effects that may be important to you. We urge PennFed stockholders to consult their own tax advisors as to the specific tax consequences to them resulting from the merger, including tax return reporting requirements, the applicability and effect of federal, state, local, and other applicable tax laws and the effect of any proposed changes in the tax laws.

Restrictions on Resale of Shares of New York Community Common Stock

All shares of New York Community common stock received by PennFed stockholders in the merger will be registered under the Securities Act of 1933 and will be freely transferable under the Securities Act of 1933, except that shares of New York Community common stock received by persons who are deemed to be “affiliates,” as the term is defined under the Securities Act of 1933, of PennFed at the time of the special meeting may be resold by them only in transactions permitted by the resale provisions of Rule 145 under the Securities Act of 1933 or as otherwise permitted under the Securities Act of 1933. Persons who may be deemed to be affiliates of PennFed generally include individuals or entities that control, are controlled by, or are under common control with, PennFed and may include certain officers and directors of PennFed as well as principal stockholders of PennFed. Pursuant to the merger agreement, PennFed has delivered to New York Community a letter agreement from each person believed to be an affiliate of PennFed that is intended to ensure compliance with the Securities Act of 1933 with respect to any subsequent transfers by such persons of shares of New York Community common stock received in the merger.

This proxy statement-prospectus does not cover resales of New York Community common stock received by any person who may be deemed to be an affiliate of PennFed.

Accounting Treatment

In accordance with accounting principles generally accepted in the United States of America, the merger will be accounted for by New York Community in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 141, “Business Combinations.” The result of this is that the recorded assets and liabilities of New York Community will be carried forward at their recorded amounts, the historical operating results will be unchanged for the prior periods being reported on and the assets and liabilities from the acquisition of PennFed will be adjusted to fair value at the date of the merger. In addition, all identified intangibles, which presently consist of a core deposit intangible, will be recorded at fair value and included as part of the net assets acquired. To the extent that the purchase price, consisting of cash (in lieu of fractional shares) plus the number of shares of New York Community common stock to be issued to former PennFed stockholders, exceeds the fair value of the net assets, including identifiable intangibles, of PennFed at the merger completion date, that amount will be reported by New York Community as goodwill. In accordance with SFAS No. 142, “Goodwill and Other Intangible Assets,” goodwill will not be amortized but will be evaluated for impairment annually. Identified intangibles will be amortized over their estimated lives. Further, the purchase accounting method results in the operating results of PennFed being included in the consolidated income of New York Community beginning from the date of consummation of the merger.

COMPARISON OF STOCKHOLDERS’ RIGHTS

General

New York Community is incorporated under the laws of the State of Delaware and, accordingly, the rights of New York Community stockholders are governed by the laws of the State of Delaware and New York Community’s certificate of incorporation and bylaws. PennFed is incorporated under the laws of the State of Maryland and, accordingly, the rights of PennFed stockholders are governed by the laws of the State of Maryland and PennFed’s articles of incorporation and bylaws. As a result of the merger, PennFed stockholders will become stockholders of New York Community. Therefore, following the merger, the rights of PennFed stockholders who become New York Community stockholders in the merger will be governed by the laws of the State of Delaware and will also then be governed by the New York Community certificate of incorporation and bylaws. The New York Community certificate of incorporation and bylaws will be unaltered by the merger.

Comparison of Stockholders’ Rights

Set forth below is a summary comparison of material differences between the rights of a New York Community stockholder under the New York Community certificate of incorporation, New York Community bylaws, and Delaware General Corporation Law (left column) and the rights of a stockholder under the PennFed articles of incorporation, PennFed bylaws, and Maryland law (right column). The summary set forth below is not intended to provide a comprehensive summary of Delaware or Maryland law, or of each company’s governing documents. This summary is qualified in its entirety by reference to the full text of the New York Community certificate of incorporation and bylaws, and the PennFed articles of incorporation, bylaws, PennFed’s Stockholder Protection Rights Agreement and the applicable provisions of Delaware and Maryland law.

Authorized Stock

New York Community		PennFed

•	New York Community’s certificate of incorporation authorizes 605,000,000 shares of capital stock, consisting of 5,000,000 shares of preferred stock, $.01 par value, and 600,000,000 shares of common stock, $.01 par value.	•	PennFed’s articles of incorporation authorize 22,000,000 shares of capital stock, consisting of 7,000,000 shares of preferred stock, $.01 par value, and 15,000,000 shares of common stock $0.1 par value.

•	As of •, 2007, there were • shares of New York Community common stock issued and outstanding.	•	As of •, 2007, there were • shares of PennFed common stock issued and outstanding.

•	As of •, 2007, there were no shares of New York Community preferred stock issued and outstanding.	•	As of •, 2007, there were no shares of PennFed preferred stock issued and outstanding.

Corporate Governance

New York Community		PennFed

•	The rights of New York Community stockholders are governed by Delaware law and the certificate of incorporation and bylaws of New York Community Bancorp.	•	The rights of PennFed stockholders are governed by Maryland law and the articles of incorporation and bylaws of PennFed.

Voting Rights

New York Community		PennFed

•	Except as provided under the terms of any series of preferred stock (as provided by the Board of Directors), the holders of common stock exclusively hold all voting power.	•	Same.

•	Under Delaware law, unless otherwise provided in the certificate of incorporation, each stockholder is entitled to one vote for each share of common stock held by such stockholder. Under New York Community’s certificate of incorporation, a beneficial owner of in excess of 10% of the then-outstanding shares of common stock (the “Limit”) is not entitled to any vote in respect of the shares held in excess of the Limit.	•	Same as under Maryland law. PennFed has a substantially identical 10% voting limitation provision in its articles of incorporation.

•	Under Delaware law, the certificate of incorporation may provide for cumulative voting for election of directors. As New York Community’s certificate of incorporation does not so provide, stockholders may not cumulate their votes for the election of directors.	•	Same under Maryland law. PennFed’s articles of incorporation do not permit cumulative voting.

Certain Business Combinations

New York Community		PennFed

•

New York Community’s certificate of incorporation provides that at least 80% of the voting power of the then outstanding shares of voting stock must approve certain “business combinations” involving an “interested stockholder.” However, this vote requirement is not applicable to any particular business combination, and such business combination shall require only the vote of a majority of the outstanding shares of capital stock entitled to vote, if a majority of directors not affiliated with the interested stockholder approves the business combination, or certain price and procedure requirements are met. An “interested stockholder” generally means a person who is a greater than 10% stockholder of New York Community or who is an affiliate of New York Community and at any time within the past two years was a greater than 10% stockholder of New York Community.

Section 203 of the Delaware General Corporation Law provides that if a person

•

PennFed has a nearly identical provision in its articles of incorporation.

The Maryland General Corporation Law contains a business combination statute that prohibits a business combination between a corporation and an interested stockholder (one who beneficially owns 10% or more of the voting power) for a period of five years after the interested stockholder first becomes an interested stockholder, unless the transaction has been approved by the board of directors before the interested stockholder became an interested stockholder or the corporation has exempted itself from the statute pursuant to a charter provision. After the five-year period has elapsed, a corporation subject to the statute may not consummate a business combination with an interested stockholder unless (1) the transaction has been recommended by the board of directors and (2) the transaction has been approved by (a) 80% of the outstanding acquires 15% or more of the stock of a Delaware corporation, thereby becoming an “interested stockholder” (for purposes of Section 203), that person may not engage in certain business combinations with the corporation for a period of three years unless (1) the board of directors approved the acquisition of stock or the business combination transaction prior to the time that the person became an interested stockholder; (2) the person became an interested stockholder and 85% owner of the voting stock of the corporation in the same transaction, excluding voting stock owned by directors who are also officers and certain employee stock plans; or (3) the business combination transaction is approved by the board of directors and by the affirmative vote of two-thirds of the outstanding voting stock which is not owned by the interested stockholder at an annual or special meeting.

A Delaware corporation may elect not to be governed by Section 203. New York Community has not made such an election.

shares entitled to be cast and (b) two-thirds of the votes entitled to be cast other than shares owned by the interested stockholder. This approval requirement need not be met if certain fair price and terms criteria have been satisfied. PennFed has opted-out of the Maryland business combination statute through a provision in its charter.

Dividends

New York Community		PennFed

•	Under Delaware law, stockholders are entitled, when declared by the board of directors, to receive dividends, subject to any restrictions contained in the certificate of incorporation and subject to any rights or preferences of any series of preferred stock. There are no express restrictions regarding dividends in New York Community’s certificate of incorporation.	•	Holders of common stock are entitled, when declared by PennFed’s Board of Directors, to receive dividends, subject to any rights or preferences of any series of preferred stock.

Prevention of Greenmail

New York Community		PennFed

•	New York Community does not have an anti-greenmail provision in its certificate of incorporation or bylaws.	•	PennFed’s articles of incorporation generally prohibit PennFed from acquiring any of its own equity securities from a beneficial owner of 5% or more of PennFed’s voting stock unless: (i) the acquisition is approved by the holders of at least 80% of PennFed’s voting stock not owned by the seller, voting together as a single class; (ii) the acquisition is made as part of a tender or exchange offer by PennFed or a subsidiary of PennFed to purchase securities of the same class on the same terms to all holders of such securities; (iii) the acquisition is pursuant to an open market purchase program approved by a majority of the board of directors, including a majority of the disinterested directors; or (iv) the acquisition is at or below the market price of the PennFed common stock and is approved by a majority of the board of directors, including a majority of the disinterested directors.

Appraisal Rights

New York Community	PennFed

•

Delaware law provides that stockholders of a corporation who are voting on a merger or consolidation generally are entitled to dissent from the transaction and obtain payment of the fair value of their shares (so-called “appraisal rights”). Appraisal rights do not apply if, however, (1) the shares are listed on a national securities exchange or are held by 2,000 or more holders of record (as is currently the case with respect to New York Community’s common stock) and (2) except for cash in lieu of fractional share interests, the shares are being exchanged for the shares of the surviving corporation of the merger or the shares of any other corporation, which shares of such other corporation will, as of the effective date of the merger or consolidation, be listed on a national securities exchange or be held of record by more than 2,000 holders. Appraisal rights also are not available to a corporation’s stockholders when the corporation will be the surviving corporation and a vote of its stockholders is not required to approve the merger.

Delaware law also provides that any corporation may provide in its certificate of incorporation that appraisal rights shall be available in connection with amendments to its certificate of incorporation, any merger to which the corporation is a party or the sale of all or substantially all of the corporation’s assets. New York Community’s certificate of incorporation contains no such provision.

	•	Maryland law provides that, except in connection with a transaction governed by the Maryland business combination statute or exempted from that statue pursuant to the statue’s fair price provisions, a stockholder is not entitled to demand the fair value of his or her shares of stock in any transaction if the stock is listed on a national securities exchange. Because, as described under “—Certain Business Combinations,” PennFed has opted-out of the Maryland business combination statute through a provision in its articles of incorporation, and since PennFed common stock is listed on a national securities exchange, the holders of PennFed common stock are not entitled to appraisal rights under any circumstances, regardless of the form of consideration to be paid for their shares.

Stockholders’ Meeting

New York Community		PennFed

•	Written notice of all meetings of stockholders must be given no fewer than 10 days and no more than 60 days before the meeting to each stockholder entitled to vote.	•	Written or electronic notice of all meetings of stockholders must be given no fewer than 10 days and no more than 90 days before the meeting to each stockholder entitled to vote and entitled to notice of the meeting.

•	A majority of all shares entitled to vote at the meeting, present in person or by proxy, will constitute a quorum for all purposes, unless or except to the extent that the presence of a larger number may be required by law.	•	One-third of all shares entitled to vote, present in person or by proxy, will constitute a quorum for all purposes, unless or except to the extent that the presence of a larger number may be required by law.

•	Special meetings may be called only by the Board of Directors pursuant to a resolution adopted by a majority of the “Whole Board,” meaning the total number of directors which the Corporation would have if there were no vacancies on the Board.	•	Special meetings may be called by the President or by the Board of Directors pursuant to a resolution adopted by a majority of the total number of directors which the corporation would have if there were no vacancies on the Board of Directors. Special meetings may be called at the request of stockholders by the secretary only on the written request of stockholders entitled to cast at least a majority of all votes entitled to be cast at the meeting.

•	For purposes of determining stockholders entitled to vote at a meeting, the board of directors may fix, in advance, a record date that is neither less than 10 days nor more than 60 days before the meeting. If no record date is fixed, the record date is the close of business on the day next preceding the day on which notice is given or, if notice is waived, at the close of business on the next day preceding the day on which the meeting is held.	•	Under Maryland law, unless the bylaws provide otherwise, the board of directors may set a record date for the purposes of making any proper determination with respect to stockholders. The record date may not be prior to the close of business on the day the record date is fixed and shall not be more than 90 days before the date on which the action will be taken; in the case of a stockholders’ meeting, the record date must be at least 10 days before the meeting.

•	The Board of Directors or any stockholder may nominate directors for election or propose new business.	•	Same.

•	To nominate a director or propose new business, stockholders must give written notice not less than 90 days before the meeting. However, if New York Community gives less than 100 days notice or prior public disclosure of the date of the meeting, written notice of the stockholder proposal or nomination must be delivered to the secretary within 10 days of the date notice of the meeting was mailed to stockholders or such public disclosure was	•

To propose new business, stockholders must give written notice that is received no later than the close of business on the 90th day nor earlier than the close of business on the 120th day before the first anniversary of the preceding year’s annual meeting.

If the date of the current year annual meeting is advanced by more than 20 days or delayed by more than 60 days from the anniversary date of the preceding year’s annual meeting,

made. Each notice given by a stockholder with respect to a nomination to the board of directors or proposal for new business must include certain information regarding the nominee or proposal and the stockholder making the nomination or proposal.

notice of the proposal must be received by PennFed no earlier than the close of business on the 120th day prior to the date of the annual meeting and no later than the close of business on the later of the 90th day prior to the annual meeting or the 10th day following the day on which notice of the meeting is mailed or public disclosure of the meeting date is first made, whichever occurs first.

To nominate a director, stockholders must give written notice that is received not less than 90 days nor more than 120 days before the meeting. However, if less than 100 days notice or public announcement of the meeting is given or made to stockholders, notice of nomination must be received no later than the close of business on the 10th day following the date notice of the meeting was mailed to stockholder or such public announcement was made, whichever occurs first. Each notice given by a stockholder with respect to a nomination to the board of directors or proposal for new business must include certain information regarding the nominee or proposal and the stockholder making the nomination or proposal.

Action by Stockholders Without a Meeting

New York Community		PennFed

•	Subject to the rights of holders of any class of series of Preferred Stock of the corporation, any action required or permitted to be taken by the stockholders of the corporation must be effected at an annual or special meeting of stockholders and may not be effected by any consent in writing by such stockholders.	•	Action that may be taken at a stockholders meeting may be taken without a meeting by unanimous written consent so long as the unanimous written consent which sets forth the action is given in writing or by electronic transmission by each stockholder entitled to vote on the matter, and is filed with the records of stockholders meetings. PennFed’s bylaws expressly provide for action by unanimous written consent in lieu of a meeting. The bylaws also provide that, unless the charter requires otherwise, the holders of any class of the corporation’s stock other than common stock, entitled to vote generally in the election of directors, may take action or consent to any action by delivering written or electronic consent of the stockholders entitled to cast not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting of the stockholders if the corporation gives notice of the action so taken to each stockholder no later than 10 days following the effective time of such action.

Board of Directors

New York Community		PennFed

•	The bylaws provide that the number of directors shall be such number as the majority of the whole board shall from time to time have designated, and in the absence of such designation, shall be 16.	•	The articles of incorporation provide that the initial number of directors shall be six, which number may be increased or decreased pursuant to the bylaws. The bylaws provide that the number of directors shall be fixed from time to time exclusively by vote of the board of directors.

•	The board of directors is divided into three classes, with one class elected at each annual meeting.	•	Same.

•	Subject to the rights of preferred stockholders, and unless the board of directors otherwise determines, vacancies on the board of directors will be filled by a majority vote of the remaining directors in office, even if the remaining directors do not constitute a quorum. Any director elected to fill a vacancy will hold office for the remainder of the full term of the class of directors in which the vacancy occurred and until a successor is elected and qualifies.	•	Any vacancies in the board of directors resulting from an increase in the size of the board or the death, resignation or removal of a director may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum. Any director elected to fill a vacancy will hold office for the remainder of the full term of the class of directors in which the vacancy occurred and until a successor is elected and qualifies. In addition, any vacancy resulting from the removal of a director by stockholders may be filled by stockholders.

•	No person may be elected, appointed or nominated as a director after December 31 of the year in which such person attains the age of 80, provided that the board of directors may exclude an incumbent director from such age limitation by written resolution approved by a majority of disinterested members.	•	No person 70 years or older is eligible for election, re-election, appointment or re-appointment to the board, and no director who has attained age 70 may serve as a director beyond the annual meeting of stockholders at which his term expires. This provision does not apply to persons who were serving as directors of PennFed on July 14, 1994 (which includes all of the current directors of PennFed).

•	Subject to the rights of preferred stockholders, any director, or the entire board of directors, may be removed from office at any time, but only for cause and only by the affirmative vote of at least 80% of the voting power of the then-outstanding shares of capital stock entitled to vote generally in the election of directors voting together as a single class.	•	Same.

Limitation of Personal Liability of Directors

New York Community		PennFed

•	Delaware law provides a corporation may indemnify any director made party to any proceeding by reason of service in that capacity if the person acted in good faith and in a manner the person reasonably believed to be in the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.	•	Maryland law provides a corporation may indemnify any director made party to any proceeding by reason of service in that capacity, unless (1) it is established that the act or omission of the director was material to the matter giving rise to the proceeding and: (a) was committed in bad faith, or (b) was the result of active and deliberate dishonesty; or (2) the director received an improper personal benefit in money, property, or services; or (3) in the case of any criminal proceeding, the director has reasonable cause to believe that the act or omission was unlawful. Furthermore, unless limited by the articles of incorporation, a corporation shall indemnify a director who entirely prevails in the defense of any proceeding to which he is a party because he is or was a director of the corporation against reasonable expenses incurred by him in connection with the proceeding.

•	Delaware law also provides that a corporation may not indemnify a director in respect to any claim, issue or matter as to which the director has been adjudged to be liable to the corporation unless and only to the extent the Court of Chancery or court where such action was brought determines indemnity is proper. Furthermore, directors shall be indemnified where they have been successful on the merits or otherwise.	•	Maryland law also provides that a corporation may not indemnify a director where the director is found liable to the corporation in a stockholder derivative proceeding or in connection with a proceeding charging improper personal benefit to the director, whether or not involving action in the director’s official capacity, in which the director is adjudged liable on the basis that personal benefit was improperly received by him. Under these circumstances, the director may petition a court to nevertheless order indemnification if the court determines that the person is fairly and reasonably entitled to indemnification in view of all the relevant circumstances.

•	New York Community’s certificate of incorporation provides that the corporation shall indemnify any director made party to a proceeding because he or she is or was serving as director against all expense, liability and loss to the fullest extent authorized by Delaware law.	•	Same.

•	New York Community’s certificate of incorporation also provides that a director shall	•	PennFed’s articles of incorporation also provide that a director shall not be liable to

	not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for unlawful payment of dividends or unlawful stock purchases or redemption; or (iv) for any transaction from which the director derived an improper personal benefit.		the corporation or its stockholders for money damages, except (i) to the extent that it is proved that the person actually received an improper benefit; (ii) to the extent that a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding in the proceeding that the person’s action or failure to act was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding; or (iii) to the extent otherwise provided by the Maryland General Corporation Law.

Stockholder Rights Plan

New York Community		PennFed

•	New York Community’s stockholder rights plan expired by its terms on January 16, 2006.	•	PennFed has implemented a stockholder protection rights agreement under which a PennFed stockholder has the right to purchase one share of PennFed common stock at a specified time after any person commences a tender or exchange offer which, if consummated, would result in such person becoming a beneficial owner of 15% or more of the outstanding shares of common stock, subject to certain restrictions. PennFed has taken action to exempt the merger agreement and the transactions contemplated thereby from the operation of its stockholders protection rights agreement.

Stockholder Inspection Rights

New York Community		PennFed

•	The Delaware General Corporation Law provides that any stockholder, regardless of the number of shares held and how long he or she has held his or her shares, generally has the right to inspect the corporation’s stock ledger, list of stockholders and other books and records, provided he or she has a proper purpose for doing so and satisfies certain procedural requirements.	•	Under the Maryland General Corporation Law, only a holder or group of holders of 5% or more of the corporation’s stock for at least six months has the right to inspect the corporation’s stock ledger, list of stockholders and books of account. Stockholders who have held their shares for less than six months and holders of fewer than 5% of the shares are entitled to inspect the corporation’s bylaws, stockholder minutes, annual statement of affairs and any voting trust agreements.

Amendment of the Bylaws

New York Community		PennFed

•	The board of directors, by resolution adopted by a majority of the whole board, may amend, alter, or repeal the bylaws at any board meeting, provided notice of the proposed change was given not less than two days prior to the meeting. Stockholders also may amend, alter or repeal the bylaws at any stockholders meeting provided notice of the proposed change was given in the notice of the meeting, and provided there is the vote of 80% of the voting power of all the then-outstanding shares of voting stock voting together as a single class.	•	The board of directors is expressly empowered to adopt, amend or repeal the bylaws by approval of a majority of the total number of directors the corporation would have if there were no vacancies. The stockholders also have power to adopt, amend or repeal bylaws by the vote of 80% of the voting power of all of the then-outstanding shares of capital stock of the corporation entitled to vote generally in the election of directors, voting together as a single class.

Amendment of the Certificate/Articles of Incorporation

New York Community		PennFed

•	The certificate of incorporation may be amended or repealed in the manner prescribed by Delaware law, provided that the affirmative vote of the holders of at least 80% of the voting power of all the then-outstanding shares of the capital stock of the corporation entitled to vote generally in the election of directors, voting together as a single class, is required to amend or repeal provisions of the certificate relating to amendments to the certificate, voting rights of beneficial stockholders in excess of 10%, actions without stockholder meetings, special meetings of stockholders, the number, terms and classification and removal of directors, amendments to the bylaws, supermajority vote requirements for certain business combinations with interested stockholders, and the board’s discretion as to offers from other persons for business combinations.	•	The articles of incorporation may be amended or repealed in the manner prescribed by Maryland law, provided that the affirmative vote of the holders of at least 80% of the voting power of all the then-outstanding shares of capital stock of the corporation entitled to vote generally in the election of directors, voting together as a single class, is required to amend or repeal provisions relating to amendments to the articles, restrictions on voting rights of the corporation’s equity securities, directors, amendments to the bylaws, approval of certain business combinations, acquisitions of equity securities from interested persons, indemnification of directors and officers, and limitation of liability.

DESCRIPTION OF THE CAPITAL STOCK OF NEW YORK COMMUNITY BANCORP, INC.

In this section, we describe the material features and rights of the New York Community capital stock after the merger. This summary is qualified in its entirety by reference to applicable Delaware law, New York Community’s certificate of incorporation and New York Community’s bylaws, as described below. See “Where You Can Find More Information” on page •.

General

New York Community is currently authorized to issue 600,000,000 shares of common stock having a par value of $0.01 per share and 5,000,000 shares of preferred stock having a par value of $0.01 per share. Each share of New York Community common stock has the same relative rights as, and is identical in all respects to, each other share of New York Community common stock.

As of • , 2007, there were • shares of common stock of New York Community outstanding (including • shares of common stock of New York Community reserved for issuance pursuant to New York Community’s employee benefit plans and New York Community stock option plans) and • shares of common stock of New York Community held in treasury. After giving effect to the merger on a pro forma basis, approximately • shares of New York Community common stock will be outstanding.

Common Stock

Dividends. Subject to certain regulatory restrictions, New York Community can pay dividends out of statutory surplus or from certain net profits if, as and when declared by its Board of Directors. Funds for New York Community dividends are generally provided through dividends from New York Community Bank and New York Commercial Bank (the “Banks”). The payment of dividends by the Banks is subject to limitations which are imposed by law and applicable regulation. The holders of common stock of New York Community are entitled to receive and share equally in such dividends as may be declared by the Board of Directors of New York Community out of funds legally available therefore. If New York Community issues preferred stock, the holders thereof may have a priority over the holders of the common stock with respect to dividends.

Voting Rights. The holders of common stock of New York Community possess exclusive voting rights in New York Community. They elect the New York Community Board of Directors and act on such other matters as are required to be presented to them under Delaware law or as are otherwise presented to them by the Board of Directors. Each holder of common stock is entitled to one vote per share and does not have any right to cumulate votes in the election of directors. If New York Community issues preferred stock, holders of the preferred stock may also possess voting rights. Certain matters require an 80% stockholder vote, which is calculated after giving effect to a provision limiting voting rights. This provision in New York Community’s certificate of incorporation provides that, with limited exception, stockholders who beneficially own in excess of 10% of the then-outstanding shares of common stock of New York Community are not entitled to any vote with respect to shares held in excess of the 10% limit. A person or entity is deemed to beneficially own shares that are owned by an affiliate as well as persons acting in concert with such person or entity.

Liquidation. In the event of any liquidation, dissolution or winding up of the Banks, New York Community, as holder of the Banks, capital stock, would be entitled to receive, after payment or provision for payment of all debts and liabilities of the Banks (including all deposit accounts and accrued interest thereon) and after distribution of the balance in the special liquidation account to eligible account holders, all assets of the Banks available for distribution. In the event of liquidation, dissolution or winding up of New York Community, the holders of its common stock would be entitled to receive, after payment or provision for payment of all of its debts and liabilities, all of the assets of New York Community available for distribution. If preferred stock is issued, the holders thereof may have a priority over the holders of the New York Community common stock in the event of liquidation or dissolution.

Preemptive Rights. Holders of New York Community common stock are not entitled to preemptive rights with respect to any shares which may be issued. The New York Community common stock is not subject to redemption.

Preferred Stock

Shares of New York Community preferred stock may be issued with such designations, powers, preferences and rights as the New York Community Board of Directors may from time to time determine. The New York Community Board of Directors can, without stockholder approval, issue preferred stock with voting, dividend, liquidation and conversion rights which could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control.

DISCUSSION OF ANTI-TAKEOVER PROTECTION IN NEW YORK COMMUNITY

BANCORP, INC.’S CERTIFICATE OF INCORPORATION AND BYLAWS

General

Certain provisions of the New York Community certificate of incorporation and bylaws may have anti-takeover effects. These provisions may discourage attempts by others to acquire control of New York Community without negotiation with the New York Community Board of Directors. The effect of these provisions is discussed briefly below. All of the provisions discussed below are contained in New York Community’s current certificate of incorporation and bylaws. Except as described below and under “Comparison of Stockholders Rights,” PennFed’s articles of incorporation and bylaws have substantially similar provisions.

Authorized Stock

The shares of New York Community common stock and New York Community preferred stock authorized by New York Community’s certificate of incorporation but not issued provide the New York Community Board of Directors with the flexibility to effect certain financings, acquisitions, stock dividends, stock splits and stock-based grants without the need for a stockholder vote, subject to the requirements of the New York Stock Exchange or any other exchange or quotation system on which New York Community’s stock may then be listed or quoted. The New York Community Board of Directors, consistent with its fiduciary duties, could also authorize the issuance of these shares, and could establish voting, conversion, liquidation and other rights for the New York Community preferred stock being issued, in an effort to deter attempts to gain control of New York Community.

Classification of Board of Directors; No Cumulative Voting

New York Community’s certificate of incorporation and bylaws provide that the Board of Directors of New York Community is divided into three classes of as nearly equal size as possible, with one class elected annually to serve for a term of three years. This classification of the New York Community Board of Directors may discourage a takeover of New York Community because a stockholder with a majority interest in New York Community would have to wait for at least two consecutive annual meetings of stockholders to elect a majority of the members of the New York Community Board of Directors. In addition, New York Community’s certificate of incorporation does not and will not, after the merger, authorize cumulative voting for the election of directors of New York Community.

Size of Board; Vacancies; Removal of Directors

The provisions of New York Community’s certificate of incorporation and bylaws giving the New York Community Board of Directors the power to determine the exact number of directors, to fill any vacancies or newly created positions, and allowing removal of directors only for cause upon an 80% vote of stockholders, are intended to insure that the classified Board of Directors provisions discussed above are not circumvented by the removal of incumbent directors. Furthermore, since New York Community stockholders do not, and will not,

after the merger, have the ability to call special meetings of stockholders, a stockholder seeking to have a director removed for cause generally will be able to do so only at an annual meeting of stockholders. These provisions could make the removal of any director more difficult, even if such removal were desired by the stockholders of New York Community. In addition, these provisions of New York Community’s certificate of incorporation and bylaws could make a takeover of New York Community more difficult under circumstances where the potential acquiror seeks to do so through obtaining control of the New York Community Board of Directors.

As described below, the provisions of PennFed’s bylaws allow special meetings to be called at the request of stockholders in certain circumstances.

Special Meetings of Stockholders

The provisions of New York Community’s certificate of incorporation and bylaws relating to special meetings of stockholders are intended to enable the New York Community Board of Directors to determine if it is appropriate for New York Community to incur the expense of a special meeting in order to present a proposal to New York Community stockholders. If the New York Community Board of Directors determines not to call a special meeting, stockholder proposals could not be presented to the stockholders for action until the next annual meeting, or until such proposal is properly presented before an earlier duly called special meeting, because stockholders cannot call a special meeting. In addition, these provisions could make a takeover of New York Community more difficult under circumstances where the potential acquiror seeks to do so through obtaining control of the New York Community Board of Directors.

PennFed’s bylaws authorize the secretary to call special meetings at the request of stockholders on the written request of stockholders entitled to cast at least a majority of all the votes entitled to be cast at the meeting.

Stockholder Action by Unanimous Written Consent

The purpose of the provision in New York Community’s certificate of incorporation prohibiting stockholder action by written consent is to prevent any person or persons holding the percentage of the voting stock of New York Community otherwise required to take corporate action from taking such action without giving notice to other stockholders and without the procedures of a stockholder meeting.

PennFed’s bylaws authorize stockholder action in lieu of a meeting if a unanimous consent setting forth the action is given in writing or by electronic transmission by each stockholder entitled to vote on the matter and is filed with the records of stockholder meetings.

Amendment of Certificate of Incorporation and Bylaws

The requirements in New York Community’s certificate of incorporation and bylaws for an 80% stockholder vote for the amendment of certain provisions of New York Community’s certificate of incorporation and New York Community’s bylaws is intended to prevent a stockholder who controls a majority of the New York Community stock from avoiding the requirements of important provisions of New York Community’s certificate of incorporation or bylaws simply by amending or repealing them. Thus, the holders of a minority of the shares of the New York Community stock could block the future repeal or modification of New York Community’s bylaws and certain provisions of the certificate of incorporation, even if such action were deemed beneficial by the holders of more than a majority, but less than 80%, of the New York Community stock.

Voting Limitation

New York Community’s certificate of incorporation provides that, with limited exception, holders of common stock who beneficially own in excess of 10% of the outstanding shares of New York Community common stock are not entitled to vote any shares held in excess of 10% of the outstanding shares of common stock.

Business Combinations with Interested Stockholders

New York Community’s certificate of incorporation provides that any “Business Combination” (as defined below) involving New York Community and an Interested Stockholder must be approved by the holders of at least 80% of the voting power of the outstanding shares of stock entitled to vote, unless either a majority of the “Disinterested Directors” (as defined in the certificate) of New York Community has approved the Business Combination or the terms of the proposed Business Combination satisfy certain minimum price and other standards. For purposes of these provisions, an “Interested Stockholder” includes:

•	any person (with certain exceptions) who is the “Beneficial Owner” (as defined in the certificate) of more than 10% of New York Community common stock;

•	any affiliate of New York Community which is the Beneficial Owner of more than 10% of New York Community common stock during the prior two years; or

•	any transferee of any shares of New York Community common stock that were beneficially owned by an “Interested Stockholder” during the prior two years.

For purposes of these provisions, a “Business Combination” is defined to include:

•	any merger or consolidation of New York Community or any subsidiary with or into an Interested Stockholder or affiliate of an Interested Stockholder;

•	the disposition of the assets of New York Community or any subsidiary having an aggregate value of 25% or more of the combined assets of New York Community and its subsidiaries;

•	the issuance or transfer by New York Community or any subsidiary of any of its securities to any Interested Stockholder or affiliate of an Interested Stockholder in exchange for cash, securities or other property having an aggregate value of 25% or more of the outstanding common stock of New York Community and its subsidiaries;

•	any reclassification of securities or recapitalization that would increase the proportionate share of any class of equity or convertible securities owned by an Interested Stockholder or affiliate of an Interested Stockholder; and

•	the adoption of any plan for the liquidation or dissolution of New York Community proposed by, or on behalf of, an Interested Stockholder or an affiliate of an Interested Stockholder.

This provision is intended to deter an acquiring party from utilizing two-tier pricing and similar coercive tactics in an attempt to acquire control of New York Community. However, it is not intended to, and will not, prevent or deter all tender offers for shares of New York Community.

Business Combination Statutes And Provisions

Section 203 of the Delaware General Corporation Law (“DGCL”) prohibits business combinations, including mergers, sales and leases of assets, issuances of securities and similar transactions by a corporation or a subsidiary, with an interested stockholder, which is someone who beneficially owns 15% or more of a corporation’s voting stock, within three years after the person or entity becomes an interested stockholder, unless:

•	the transaction that caused the person to become an interested stockholder was approved by the board of directors of the target prior to the transaction;

•	after the completion of the transaction in which the person becomes an interested stockholder, the interested stockholder holds at least 85% of the voting stock of the corporation not including (a) shares held by persons who are both officers and directors of the issuing corporation and (b) shares held by specified employee benefit plans;

•	after the person becomes an interested stockholder, the business combination is approved by the board of directors and holders of at least 66 2/3% of the outstanding voting stock, excluding shares held by the interested stockholder; or

•	the transaction is one of certain business combinations that are proposed after the corporation had received other acquisition proposals and that are approved or not opposed by a majority of certain continuing members of the board of directors, as specified in the DGCL.

Neither of New York Community’s certificate of incorporation or bylaws contains an election, as permitted by Delaware law, to be exempt from the requirements of Section 203 of the DGCL.

PennFed’s articles of incorporation contain an election not to be covered by Maryland’s business combination statute, found in Sections 3-601 through 3-604 of Maryland General Corporation Law.

ADJOURNMENT OF THE SPECIAL MEETING

If there are not sufficient votes to constitute a quorum or to approve the merger at the time of the special meeting, the merger may not be approved unless the special meeting is adjourned to a later date or dates in order to permit further solicitation of proxies. In order to allow proxies that have been received by PennFed at the time of the special meeting to be voted for an adjournment, if necessary, PennFed has submitted the question of adjournment to its stockholders as a separate matter for their consideration. The Board of Directors of PennFed recommends that stockholders vote “FOR” the adjournment proposal. If it is necessary to adjourn the special meeting, no notice of the adjourned special meeting is required to be given to stockholders (unless the adjournment is for more than 120 days or if a new record date is fixed), other than an announcement at the special meeting of the hour, date and place to which the special meeting is adjourned.

EXPERTS

The consolidated financial statements of New York Community Bancorp, Inc. and its subsidiaries as of December 31, 2005 and 2004, and for each of the years in the three-year period ended December 31, 2005, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005, have been incorporated by reference into this document in reliance upon the report of KPMG LLP, independent registered public accounting firm, which is incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of PennFed Financial Services, Inc. and its subsidiaries as of June 30, 2006 and 2005, and for the years then ended, and management’s assessment of the effectiveness of internal control over financial reporting as of June 30, 2006, have been incorporated by reference into this document in reliance upon the report of KPMG LLP, independent registered public accounting firm, which is incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

The consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows of PennFed Financial Services, Inc. and its subsidiaries for the year ended June 30, 2004 incorporated in this document by reference from the PennFed Financial Services, Inc. Annual Report on Form 10-K for the year ended June 30, 2006 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm , as stated in their report (which report expresses an unqualified opinion on the financial statements and includes an explanatory paragraph referring the restatement described in Note U), which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

LEGAL OPINIONS

The validity of the common stock to be issued in the merger and the United States federal income tax consequences of the merger transaction will be passed upon by Muldoon Murphy & Aguggia LLP, Washington, D.C., special counsel to New York Community.

OTHER MATTERS

As of the date of this document, the PennFed Board of Directors knows of no matters that will be presented for consideration at its special meeting other than as described in this document. However, if any other matter shall properly come before this special meeting or any adjournment or postponement of the special meeting and shall be voted upon, the enclosed proxy will be deemed to confer authority to the individuals named as authorized therein to vote the shares represented by the proxy as to any matters that fall within the purposes set forth in the notice of special meeting. However, no proxy that is voted against the merger will be voted in favor of any adjournment or postponement to solicit further proxies for the approval of the merger.

PennFed Annual Meeting Stockholder Proposals

PennFed will hold its 2007 Annual Meeting of Stockholders only if the merger is not consummated before the time of such meeting. Stockholder proposals intended to be presented at PennFed’s next annual meeting must be received by its Secretary at the administrative office of PennFed, 622 Eagle Rock Avenue, West Orange, New Jersey 07052-2989, no later than May 25, 2007 to be eligible for inclusion in PennFed’s proxy statement and form of proxy for the next annual meeting. Any such proposal will be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934, as amended, and as with any stockholder proposal (regardless of whether included in PennFed’s proxy materials), PennFed’s articles of incorporation and bylaws and applicable state law.

To be considered for presentation at the next annual meeting, but not for inclusion in PennFed’s proxy statement and form of proxy for that meeting, proposals must be received by PennFed no later than July 28, 2007, and no earlier than June 28, 2007. If, however, the date of the next annual meeting is before October 6, 2007 or after December 25, 2007, proposals must instead by received by PennFed by the later of the 90th day before the date of the next annual meeting or the tenth day following the day on which notice of the date of the next annual meeting is first made, and no earlier than the 120th day before the date of the next annual meeting. If a stockholder proposal that is received by PennFed after the applicable deadline for presentation at the next annual meeting is raised at the next annual meeting, the holders of the proxies for that meeting will have the discretion to vote on the proposal in accordance with their best judgment and discretion, without any discussion of the proposal in PennFed’s proxy statement for the next annual meeting.

WHERE YOU CAN FIND MORE INFORMATION

New York Community has filed a registration statement on Form S-4 to register with the Securities and Exchange Commission up to 16.8 million shares of New York Community common stock. This document is a part of that registration statement. As permitted by Securities and Exchange Commission rules, this document does not contain all of the information included in the registration statement or in the exhibits or schedules to the registration statement. You may read and copy the registration statement, including any amendments, schedules and exhibits, at the addresses set forth above. You may also obtain a copy of the registration statement on the Securities and Exchange Commission’s web site located at http://www.sec.gov. Statements contained in this document as to the contents of any contract or other document referred to in this document are not necessarily complete. In each case, you should refer to the copy of the applicable contract or other document filed as an exhibit to the registration statement.

Both New York Community and PennFed file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may obtain copies of these documents by mail from the public reference room of the Securities and Exchange Commission at 100 F Street, NE, Washington, D.C. 20549, at prescribed rates. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. In addition, New York Community and PennFed file such reports and other information with the Securities and Exchange Commission electronically, and the Securities and Exchange Commission maintains a web site located at http://www.sec.gov containing this information.

The Securities and Exchange Commission allows New York Community and PennFed to incorporate certain information into this document by reference to other information that has been filed with the Securities and Exchange Commission. The information incorporated by reference is deemed to be part of this document, except for any information that is superseded by information in this document. The documents that are incorporated by reference contain important information about the companies and you should read this document together with any other documents incorporated by reference in this document.

This document incorporates by reference the following documents that have previously been filed with the Securities and Exchange Commission by New York Community:

•	Annual Report on Form 10-K for the year ended December 31, 2005;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2006, June 30, 2006 and September 30, 2006;

•	Current Reports on Form 8-K filed on January 3, 2006, January 4, 2006, March 9, 2006, March 30, 2006, April 6, 2006, April 12, 2006, April 13, 2006, June 7, 2006, June 12, 2006, July 26, 2006, October 16, 2006, November 3, 2006 and December 14, 2006 (in each case other than those portions furnished under Item 2.02 or 7.01 of Form 8-K); and

The description of New York Community common stock set forth in the registration statement on Form 8-A filed pursuant to Section 12 of the Securities Exchange Act, including any amendment or report filed with the Securities and Exchange Commission for the purpose of updating this description.

This document also incorporates by reference the following documents that have previously been filed with the Securities and Exchange Commission by PennFed:

•	Annual Report on Form 10-K for the year ended June 30, 2006; and

•	Quarterly Report on Form 10-Q for the quarter ended September 30, 2006; and

•	Current Reports on Form 8-K filed July 14, 2006, July 27, 2006, July 31, 2006, October 26, 2006, November 3, 2006 and November 8, 2006 (in each case other than those portions furnished under Item 2.02 or 7.01 of Form 8-K).

In addition, New York Community and PennFed also incorporate by reference additional documents that either company may file with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 between the date of this document and the date of the PennFed special meeting. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K (in each case other than those portions furnished under Item 2.02 or 7.01 of Form 8-K unless indicated otherwise in any such Form 8-K), as well as proxy statements.

New York Community has supplied all information contained or incorporated by reference in this document relating to New York Community, as well as all pro forma financial information, and PennFed has supplied all information relating to PennFed.

Documents incorporated by reference are available from New York Community and PennFed without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this document. You can obtain documents incorporated by reference in this document by requesting them in writing or by telephone from the appropriate company at the following addresses and numbers:

New York Community Bancorp, Inc. Ilene A. Angarola First Senior Vice President—Investors Relations 615 Merrick Avenue Westbury, New York 11590 (516) 683-4420	PennFed Financial Services, Inc. Patrick D. McTernan Senior Executive Vice President, General Counsel and Secretary 622 Eagle Rock Avenue West Orange, New Jersey 07052 (973) 669-7366

PennFed stockholders requesting documents should do so by • 2007 to receive them before the special meeting. You will not be charged for any of these documents that you request. If you request any incorporated documents from New York Community or PennFed, New York Community or PennFed will mail them to you by first class mail, or another equally prompt means, within one business day after it receives your request.

Neither New York Community nor PennFed has authorized anyone to give any information or make any representation about the merger or our companies that is different from, or in addition to, that which is contained in this document or in any of the materials that have been incorporated into this document. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

Appendix A

AGREEMENT AND PLAN OF MERGER

BY AND BETWEEN

NEW YORK COMMUNITY BANCORP, INC.

AND

PENNFED FINANCIAL SERVICES, INC.

NOVEMBER 2, 2006

ARTICLE I CERTAIN DEFINITIONS	A-1

1.1. Certain Definitions	A-1

ARTICLE II THE MERGER	A-8

2.1. Merger	A-8
2.2. Effective Time	A-8
2.3. Certificate of Incorporation and Bylaws	A-8
2.4. Directors and Officers of Surviving Corporation	A-8
2.5. Effects of the Merger	A-8
2.6. Bank Merger	A-8
2.7 Tax Consequences	A-9
2.8. Possible Alternative Structures	A-9
2.9. Additional Actions	A-9

ARTICLE III CONVERSION OF SHARES	A-10

3.1. Conversion of PennFed Common Stock; Merger Consideration	A-10
3.2. Procedures for Exchange of PennFed Common Stock	A-11
3.3. Treatment of PennFed Options	A-12
3.4. Reservation of Shares	A-13

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PENNFED	A-14

4.1. Standard	A-14
4.2. Organization	A-14
4.3. Capitalization	A-15
4.4. Authority; No Violation	A-16
4.5. Consents	A-17
4.6. Financial Statements/Regulatory Reports	A-17
4.7. Taxes	A-18
4.8. No Material Adverse Effect	A-18
4.9. Material Contracts; Leases; Defaults	A-18
4.10. Ownership of Property; Insurance Coverage	A-20
4.11. Legal Proceedings	A-20
4.12. Compliance With Applicable Law	A-21
4.13. Employee Benefit Plans	A-21
4.14. Brokers, Finders and Financial Advisors	A-23
4.15. Environmental Matters	A-23
4.16. Loan Portfolio	A-25
4.17. Securities Documents	A-26
4.18. Related Party Transactions	A-26
4.19. Deposits	A-26
4.20. Antitakeover Provisions Inapplicable; No Rights Triggered; Required Vote	A-27
4.21. Registration Obligations	A-27
4.22. Risk Management Instruments	A-27
4.23. Fairness Opinion	A-27
4.24. Trust Accounts	A-28
4.25. Intellectual Property	A-28
4.26. Labor Matters	A-28
4.27. Internal Controls	A-28
4.28. PennFed Information Supplied	A-29
4.29. No Dissenters Rights	A-29

A-i

ARTICLE V REPRESENTATIONS AND WARRANTIES OF NYB	A-29

5.1. Standard	A-29
5.2. Organization	A-29
5.3. Capitalization	A-30
5.4. Authority; No Violation	A-30
5.5. Consents	A-31
5.6. Financial Statements/Regulatory Reports	A-31
5.7. Taxes	A-32
5.8. No Material Adverse Effect	A-32
5.9. Ownership of Property; Insurance Coverage	A-32
5.10. Legal Proceedings	A-33
5.11. Compliance With Applicable Law	A-33
5.12. Environmental Matters	A-34
5.13. Securities Documents	A-34
5.14. Brokers, Finders and Financial Advisors	A-34
5.15. NYB Common Stock	A-35
5.16. Material Contracts	A-35
5.17. NYB Information Supplied	A-35
5.18. Internal Controls	A-35

ARTICLE VI COVENANTS OF PENNFED	A-35

6.1. Conduct of Business	A-35
6.2. Current Information	A-39
6.3. Access to Properties and Records	A-40
6.4. Financial and Other Statements	A-40
6.5. Maintenance of Insurance	A-41
6.6. Disclosure Supplements	A-41
6.7. Consents and Approvals of Third Parties	A-41
6.8. All Reasonable Best Efforts	A-41
6.9. Failure to Fulfill Conditions	A-41
6.10. No Solicitation	A-42
6.11. Reserves and Merger-Related Costs	A-42
6.12. Takeover Laws; No Rights Triggered	A-43

ARTICLE VII COVENANTS OF NYB	A-43

7.1. Conduct of Business	A-43
7.2. Current Information	A-43
7.3. Financial and Other Statements	A-44
7.4. Disclosure Supplements	A-44
7.5. Consents and Approvals of Third Parties	A-44
7.6. All Reasonable Best Efforts	A-44
7.7. Failure to Fulfill Conditions	A-44
7.8. Employee Benefits	A-44
7.9. Directors and Officers Indemnification and Insurance	A-45
7.10. Stock Listing	A-47
7.11. Stock Reserve	A-47
7.12. Section 16(b) Exemption	A-47

A-ii

ARTICLE VIII REGULATORY AND OTHER MATTERS	A-48

8.1. PennFed Stockholder Meeting	A-48
8.2. Proxy Statement-Prospectus	A-48
8.3. Regulatory Approvals	A-49
8.4. Affiliates	A-49

ARTICLE IX CLOSING CONDITIONS	A-49

9.1. Conditions to Each Party’s Obligations under this Agreement	A-49
9.2. Conditions to the Obligations of NYB under this Agreement	A-50
9.3. Conditions to the Obligations of PennFed under this Agreement	A-51

ARTICLE X THE CLOSING	A-51

10.1. Time and Place	A-51
10.2. Deliveries at the Pre-Closing and the Closing	A-52

ARTICLE XI TERMINATION, AMENDMENT AND WAIVER	A-52

11.1. Termination	A-52
11.2. Effect of Termination	A-55
11.3. Amendment, Extension and Waiver	A-56

ARTICLE XII MISCELLANEOUS	A-57

12.1. Confidentiality	A-57
12.2. Public Announcements	A-57
12.3. Survival	A-57
12.4. Notices	A-57
12.5. Parties in Interest	A-58
12.6. Complete Agreement	A-58
12.7. Counterparts	A-59
12.8. Severability	A-59
12.9. Governing Law	A-59
12.10. Interpretation	A-59
12.11. Definition of “subsidiary” and “affiliate”; Covenants with Respect to Subsidiaries and Affiliates	A-59
12.12. Waiver of Jury Trial	A-59

Exhibit A FORM OF PENNFED VOTING AGREEMENT (omitted)
Exhibit B PLAN OF BANK MERGER (omitted)
Exhibit C AFFILIATES AGREEMENT (omitted)

A-iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of November 2, 2006, is by and between New York Community Bancorp, Inc., a Delaware corporation (“NYB”), and PennFed Financial Services, Inc., a Maryland corporation (“PennFed”).

RECITALS

WHEREAS, the Board of Directors of each of NYB and PennFed (i) has determined that this Agreement and the business combination and related transactions contemplated hereby are in the best interests of their respective companies and stockholders and (ii) has determined that this Agreement and the transactions contemplated hereby are consistent with and in furtherance of their respective business strategies, and (iii) has adopted a resolution approving this Agreement and declaring its advisability; and

WHEREAS, in accordance with the terms of this Agreement, PennFed will merge with and into NYB (the “Merger”); and

WHEREAS, as a condition to the willingness of NYB to enter into this Agreement, each director and executive officer of PennFed has entered into a Voting Agreement, substantially in the form of Exhibit A hereto, dated as of the date hereof, with NYB (the “Voting Agreement”), pursuant to which each such director and executive officer has agreed, among other things, to vote all shares of common stock of PennFed owned by such person in favor of the approval of this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth in such Voting Agreement;

WHEREAS, as a condition to the willingness of NYB to enter into this Agreement, the senior officers of PennFed have entered into employment agreement cancellation agreements with PennFed and, in the case of the two most senior officers, covenant not to compete agreements;

WHEREAS, the parties intend the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement be and is hereby adopted as a “plan of reorganization” within the meaning of Sections 354 and 361 of the Code; and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the business transactions described in this Agreement and to prescribe certain conditions thereto.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements herein contained, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

1.1.	Certain Definitions.

As used in this Agreement, the following terms have the following meanings (unless the context otherwise requires, references to Articles and Sections refer to Articles and Sections of this Agreement).

“Affiliate” means any Person who directly, or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person and, without limiting the generality of the foregoing, includes any executive officer or director of such Person and any Affiliate of such executive officer or director.

“Aggregate Merger Consideration” has the meaning set forth in Section 3.1.6.

“Agreement” has the meaning set forth in the preamble to this Agreement and any amendments thereto.

“Bank Merger” has the meaning set forth in Section 2.6.

“Bank Regulator” means any Federal or state banking regulator, including but not limited to the OTS, Federal Reserve, FDIC and the Department, which regulates the banking subsidiaries of NYB or PennFed, or any of their respective holding companies or subsidiaries, as the case may be.

“BHCA” means the Bank Holding Company Act of 1956, as amended.

“Certificate” means each certificate evidencing shares of PennFed Common Stock.

“Claim” has the meaning set forth in Section 7.9.2.

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” has the meaning set forth in the Recitals to this Agreement.

“Confidentiality Agreement” means the confidentiality agreement referred to in Section 12.1.

“CRA” has the meaning set forth in Section 4.12.3

“Department” means the Banking Department of the State of New York, and where appropriate shall include the Superintendent of Banks of the State of New York and the Banking Board of the State of New York.

“Defined Benefit Plan” has the meaning set forth in Section 4.13.3.

“DGCL” means the Delaware General Corporation Law, as amended.

“Effective Time” has the meaning set forth in Section 2.2

“Environmental Laws” means any applicable Federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any governmental entity relating to (1) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (2) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Materials of Environmental Concern. The term Environmental Law includes without limitation (a) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. §9601, et seq; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. §6901, et seq; the Clean Air Act, as amended, 42 U.S.C. §7401, et seq; the Federal Water Pollution

Control Act, as amended, 33 U.S.C. §1251, et seq; the Toxic Substances Control Act, as amended, 15 U.S.C. §2601, et seq; the Emergency Planning and Community Right to Know Act, 42 U.S.C. §11001, et seq; the Safe Drinking Water Act, 42 U.S.C. §300f, et seq; and all comparable state and local laws, and (b) any common law (including without limitation common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to the presence of or exposure to any Materials of Environmental Concern.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning set forth in Section 4.13.3.

“ERISA Affiliate Plan” has the meaning set forth in Section 4.13.3.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” means such bank or trust company or other agent designated by NYB, and reasonably acceptable to PennFed, which shall act as agent for NYB in connection with the exchange procedures for converting shares of PennFed Common Stock evidenced by Certificates into the Merger Consideration.

“Exchange Fund” has the meaning set forth in Section 3.2.1.

“Exchange Ratio” has the meaning set forth in Section 3.1.3.

“FDIA” means the Federal Deposit Insurance Act, as amended.

“FDIC” means the Federal Deposit Insurance Corporation.

“Federal Reserve” means the Board of Governors of the Federal Reserve System.

“FHLB” means the Federal Home Loan Bank of New York.

“GAAP” means accounting principles generally accepted in the United States of America, consistently applied with prior practice.

“Governmental Entity” means any Federal or state court, administrative agency or commission or other governmental authority or instrumentality.

“HOLA” means the Home Owners’ Loan Act, as amended, and the regulations of the OTS promulgated thereunder.

“Indemnified Party” has the meaning set forth in Section 7.9.2.

“Indemnified Liabilities” has the meaning set forth in Section 7.9.2.

“IRS” means the United States Internal Revenue Service.

“Knowledge” as used with respect to a Person (including references to such Person being aware of a particular matter) means those facts that are known or should have been known by the executive officers and directors of such Person, and includes any facts, matters or circumstances set forth in any written notice from any Bank Regulator or any other material written notice received by that Person.

“Maryland Department” has the meaning set forth in Section 2.2.

“Material Adverse Effect” means, with respect to NYB or PennFed, respectively, any effect that (i) is material and adverse to the financial condition, results of operations or business of NYB and its Subsidiaries taken as a whole, or PennFed and its Subsidiaries taken as a whole, respectively, or (ii) does or would materially impair the ability of either PennFed, on the one hand, or NYB, on the other hand, to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the transactions contemplated by this Agreement; provided that “Material Adverse Effect” shall not be deemed to include the impact of any of the following: (a) changes in laws, regulations or interpretations of laws or regulations generally affecting banking or bank holding company businesses, but not uniquely relating to NYB or PennFed, (b) changes in economic conditions, including changes in prevailing interest rates, but not uniquely relating to NYB or PennFed (c) changes in GAAP or regulatory accounting principles generally applicable to financial institutions and their holding companies, but not uniquely relating to NYB or PennFed, (d) actions and omissions of a party hereto (or any of its Subsidiaries) taken with the prior written consent of the other party or as permitted by this Agreement, (e) changes in national or international political or social conditions including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, and (f) the impact of the announcement of this Agreement, and the transactions contemplated by this Agreement, and compliance with this Agreement on the financial position, results of operations, business or operations of NYB and its Subsidiaries or PennFed and its Subsidiaries, respectively, including expenses incurred with respect to this Agreement and the transactions contemplated hereby.

“Materials of Environmental Concern” means pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products, and any other materials regulated under Environmental Laws.

“Maximum Amount” has the meaning set forth in Section 7.9.1.

“MGCL” means the Maryland General Corporation Law, as amended.

“Merger” has the meaning set forth in the Recitals to this Agreement and shall include, if the structure of the Merger is changed pursuant to Section 2.8, the merger of PennFed with a wholly owned first tier subsidiary of NYB.

“Merger Consideration” has the meaning set forth in Section 3.1.6.

“Merger Registration Statement” means the registration statement, together with all amendments, filed with the SEC under the Securities Act for the purpose of registering shares of NYB Common Stock to be offered to holders of PennFed Common Stock in connection with the Merger.

“NASD” means the National Association of Securities Dealers, Inc.

“New Option” has the meaning set forth in Section 3.3.

“New York Community Bank” means New York Community Bank, a wholly owned savings bank subsidiary of NYB that is chartered under the laws of the State of New York, with its principal executive offices located at 615 Merrick Avenue, Westbury, New York 11590.

“NYB” has the meaning set forth in the preamble to this Agreement, with its principal executive offices located at 615 Merrick Avenue, Westbury, New York 11590.

“NYB Common Stock” means the common stock, par value $0.01 per share, of NYB.

“NYB DISCLOSURE SCHEDULE” means a written disclosure schedule delivered by NYB to PennFed specifically referring to the appropriate section of this Agreement.

“NYB Fee” has the meaning set forth in Section 11.2.2.

“NYB Financial Statements” means the (i) the audited consolidated statements of financial condition (including related notes and schedules) of NYB as of December 31, 2005 and 2004 and the consolidated statements of income, changes in stockholders’ equity and cash flows (including related notes and schedules, if any) of NYB for each of the three years ended December 31, 2005, 2004 and 2003, as set forth in NYB’s annual report for the year ended December 31, 2005, and (ii) the unaudited interim consolidated financial statements of NYB as of the end of each calendar quarter following December 31, 2005, and for the periods then ended, as filed by NYB in its Securities Documents.

“NYB Preferred Stock” has the meaning set forth in Section 5.3.1.

“NYB Regulatory Agreement” has the meaning set forth in Section 5.11.3.

“NYB Regulatory Reports” means the reports of NYB and New York Community Bank and accompanying schedules, as filed with the Department or the Federal Reserve, for each calendar quarter beginning with the quarter ended December 31, 2004 through the Closing Date.

“NYB Stock Benefit Plans” means those stock benefit plans as set forth in Exhibits 10.1 to 10.40 of NYB’s Form 10-K for the year ended December 31, 2005, and filed with the SEC on March 16, 2006.

“OTS” means the Office of Thrift Supervision.

“PBGC” means the Pension Benefit Guaranty Corporation.

“PennFed” has the meaning set forth in the preamble to this Agreement, with its principal executive offices located at 622 Eagle Rock Avenue, West Orange, N.J. 07052.

“PennFed Common Stock” means the common stock, par value $0.01 per share, of PennFed.

“PennFed Compensation and Benefit Plans” has the meaning set forth in Section 4.13.1.

“PENNFED DISCLOSURE SCHEDULE” means a written disclosure schedule delivered by PennFed to NYB specifically referring to the appropriate section of this Agreement.

“PennFed Financial Statements” means (i) the audited consolidated statements of financial condition (including related notes and schedules, if any) of PennFed as of June 30, 2006 and 2005 and the consolidated statements of income, changes in stockholders’ equity and cash flows (including related notes and schedules, if any) of PennFed for each of the three years ended June 30, 2006, 2005 and 2004, as set forth in PennFed’s annual report for the year ended June 30, 2006, and (ii) the unaudited interim consolidated financial statements of PennFed as of the end of each calendar quarter following June 30, 2006, and for the periods then ended, as filed by PennFed in its Securities Documents.

“PennFed Option” means an option to purchase shares of PennFed Common Stock granted pursuant to the PennFed Option Plan and as set forth in PENNFED DISCLOSURE SCHEDULE 4.3.1.

“PennFed Option Plan” means the PennFed Financial Services, Inc. 1994 Stock Option and Incentive Plan and any amendments thereto.

“PennFed Regulatory Agreement” has the meaning set forth in Section 4.12.3.

“PennFed Regulatory Reports” means the reports of PennFed and Penn Federal Savings Bank and accompanying schedules, as filed with the OTS and/or the FDIC, for each calendar quarter beginning with the quarter ended December 31, 2004 through the Closing Date.

“PennFed Rights Agreement” has the meaning set forth in Section 4.3.1.

“PennFed Stockholders Meeting” has the meaning set forth in Section 8.1.1.

“Penn Federal Savings Bank” means Penn Federal Savings Bank, a wholly owned savings bank subsidiary of PennFed that is chartered under the laws of the United States of America, with its principal executive offices at 622 Eagle Rock Avenue, West Orange, N.J. 07052.

“Pension Plan” has the meaning set forth in Section 4.13.2.

“Person” means any individual, corporation, partnership, joint venture, association, trust or “group” (as that term is defined under the Exchange Act).

“Pre-Closing” has the meaning set forth in Section 10.1.

“Proxy Statement-Prospectus” has the meaning set forth in Section 8.2.1.

“Regulatory Approvals” means the approvals of all Bank Regulators that are necessary in connection with the consummation of the Merger, the Bank Merger and the related transactions contemplated by this Agreement and the Plan of Bank Merger.

“Rights” means warrants, options, rights, convertible securities, stock appreciation rights and other arrangements or commitments which obligate an entity to issue or dispose of any of its capital stock or other ownership interests or which provide for compensation based on the equity appreciation of its capital stock.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Documents” means all reports, offering circulars, proxy statements, registration statements and all similar documents filed, or required to be filed, pursuant to the Securities Laws.

“Securities Laws” means the Securities Act; the Exchange Act; the Investment Company Act of 1940, as amended; the Investment Advisers Act of 1940, as amended; the Trust Indenture Act of 1939, as amended; and, with respect to each of the foregoing, the rules and regulations of the SEC promulgated thereunder.

“Stock Exchange” means the New York Stock Exchange.

“Subsidiary” means any entity, of which 50% or more of its ownership interests are owned either directly or indirectly by NYB or PennFed, as applicable.

“Surviving Corporation” has the meaning set forth in Section 2.1.

“Takeover Laws” shall have the meaning set forth in Section 4.20.1.

“Termination Date” means August 30, 2007.

“Treasury Stock” has the meaning set forth in Section 4.3.1.

“Voting Agreement” has the meaning set forth in the Recitals to this Agreement.

Other capitalized terms used herein are defined elsewhere in this Agreement.

ARTICLE II

THE MERGER

2.1.	Merger.

Subject to the terms and conditions of this Agreement, at the Effective Time: (a) PennFed shall merge with and into NYB, with NYB as the resulting or surviving corporation (the “Surviving Corporation”), and (b) the separate existence of PennFed shall cease and all of the rights, privileges, powers, franchises, properties, assets, liabilities and obligations of PennFed shall be vested in and assumed by NYB. As part of the Merger, each share of PennFed Common Stock will be converted into the right to receive the Merger Consideration pursuant to the terms of Article III hereof.

2.2.	Effective Time.

The Closing shall occur no later than fifteen (15) business days following the latest to occur of (i) Department approval of the Bank Merger; (ii) Federal Reserve approval of the Merger; (iii) PennFed stockholder approval of the Merger; (iv) FDIC approval of the Bank Merger under the Bank Merger Act; (v) the passing of any applicable waiting periods; or at such other date or time upon which NYB and PennFed mutually agree (the “Closing”). The Merger shall be effected by the filing of a certificate of merger with the Delaware Office of the Secretary of State, and by the filing of articles of merger with the Maryland Department of Assessments and Taxation (the “Maryland Department”) pursuant to the MGCL on the day of the Closing (the “Closing Date”). The “Effective Time” means the later of the date and time specified in the certificate of merger to be filed with the Delaware Office of the Secretary of the State and in the articles of merger to be filed with the Maryland Department.

2.3.	Certificate of Incorporation and Bylaws.

The Certificate of Incorporation and Bylaws of NYB as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation and Bylaws of the Surviving Corporation, until thereafter amended as provided therein and by applicable law.

2.4.	Directors and Officers of Surviving Corporation.

The directors of NYB immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation. The officers of NYB immediately prior to the Effective Time shall be the officers of Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

2.5.	Effects of the Merger.

At and after the Effective Time, the Merger shall have the effects as set forth in the DGCL and the MGCL.

2.6.	Bank Merger.

Subject to Section 2.8, concurrently with or as soon as practicable after the execution and delivery of this Agreement, Penn Federal Savings Bank and New York Community Bank shall enter into the Plan of Bank Merger, in the form attached hereto as Exhibit B, pursuant to which Penn Federal Savings Bank will merge with and into New York Community Bank (the “Bank Merger”). The parties intend that the Bank Merger will become effective simultaneously with or immediately following the Effective Time.

2.7.	Tax Consequences.

It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a “plan of reorganization” as that term is used in Sections 354 and 361 of the Code. From and after the date of this Agreement and until the Closing, each party hereto shall use its reasonable best efforts to cause the Merger to qualify, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken, which action or failure to act could prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code. Following the Closing, neither NYB, PennFed nor any of their Affiliates shall knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken, which action or failure to act could cause the Merger to fail to qualify as a reorganization under Section 368(a) of the Code.

2.8.	Possible Alternative Structures.

Notwithstanding anything to the contrary contained in this Agreement, prior to the Effective Time, NYB shall be entitled to revise the structure of the transactions contemplated by this Agreement, including without limitation, by substituting New York Commercial Bank for New York Community Bank as a party to the Bank Merger or by substituting a wholly-owned first tier subsidiary for NYB as the merging party, provided that: (i) any such subsidiary substituted for NYB shall become a party to, and shall agree to be bound by, the terms of this Agreement; (ii) there are no adverse Federal or state income tax consequences to PennFed stockholders as a result of the modification; (iii) the consideration to be paid to the holders of PennFed Common Stock under this Agreement is not thereby changed in kind, value or reduced in amount; and (iii) such modification will not delay materially or jeopardize the receipt of Regulatory Approvals or other consents and approvals relating to the consummation of the Merger or the Bank Merger or otherwise cause any condition to Closing set forth in Article IX not to be capable of being fulfilled. The parties hereto agree to appropriately amend this Agreement, or the Bank Merger Agreement, and any related documents in order to reflect any such revised structure.

2.9.	Additional Actions.

If, at any time after the Effective Time, NYB shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary or desirable to: (i) vest, perfect or confirm, of record or otherwise, in NYB its right, title or interest in, to or under any of the rights, properties or assets of PennFed or its Subsidiaries; or (ii) otherwise carry out the purposes of or the transactions contemplated by this Agreement, PennFed and its officers and directors shall be deemed to have granted to NYB an irrevocable power of attorney to execute and deliver, in such official corporate capacities, all such deeds, assignments or assurances in law or any other acts as are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in NYB its right, title or interest in, to or under any of the rights, properties or assets of PennFed, or (b) otherwise carry out the purposes of or the transactions contemplated by this Agreement, and the officers and directors of the NYB are authorized in the name of PennFed or otherwise to take any and all such action.

ARTICLE III

CONVERSION OF SHARES

3.1.	Conversion of PennFed Common Stock; Merger Consideration.

At the Effective Time, by virtue of the Merger and without any action on the part of NYB, PennFed or the holders of any of the shares of PennFed Common Stock, the Merger shall be effected in accordance with the following terms:

3.1.1. Each share of NYB Common Stock that is issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding following the Effective Time and shall be unchanged by the Merger.

3.1.2. Each share of PennFed Common Stock owned by NYB immediately prior to the Effective Time (other than shares held in a fiduciary capacity or in connection with debts previously contracted) shall, at the Effective Time, cease to exist, and the certificates for such shares shall be canceled as promptly as practicable thereafter, and no payment or distribution shall be made in consideration therefore.

3.1.3. Each share of PennFed Common Stock issued and outstanding immediately prior to the Effective Time shall become and be converted into, as provided in and subject to the adjustments, if applicable, set forth in Sections 3.1.5, 3.1.7 or 11.1.11 in this Agreement, the right to receive 1.222 shares (the “Exchange Ratio”) of NYB Common Stock.

3.1.4. After the Effective Time, each share of PennFed Common Stock shall be no longer outstanding and shall automatically be canceled and shall cease to exist, and shall thereafter by operation of this section represent the right to receive the Merger Consideration and any dividends or distributions with respect thereto, and any dividends or distributions with a record date prior to the Effective Time that were declared or made by PennFed on such shares of PennFed Common Stock in accordance with the terms of this Agreement on or prior to the Effective Time and which remain unpaid at the Effective Time.

3.1.5. In the event NYB changes (or establishes a record date for changing) the number of, or provides for the exchange of, shares of NYB Common Stock issued and outstanding prior to the Effective Time as a result in each case of a stock split, stock dividend, recapitalization, reclassification, or similar transaction with respect to the outstanding NYB Common Stock and the record date therefore shall be prior to the Effective Time, the Exchange Ratio shall be proportionately and appropriately adjusted.

3.1.6. The consideration that a holder of one share of PennFed Common Stock is entitled to receive pursuant to this Article III is referred to herein as the “Merger Consideration” and the consideration that all of the holders of PennFed Common Stock are entitled to receive pursuant to this Article III is referred to herein as the “Aggregate Merger Consideration.”

3.1.7. No Fractional Shares. Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of NYB Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to NYB Common Stock shall be payable on or with respect to any fractional share interest, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of NYB. In lieu of the issuance of any such fractional share, NYB shall pay to each former holder of PennFed Common Stock who otherwise would be entitled to receive a fractional share of NYB Common Stock, an amount in cash, rounded to the nearest cent and without interest, equal to the product of (i) the fraction of a share to which such holder would otherwise have been entitled and (ii) the closing sales price of a share of NYB Common Stock as reported on the Stock Exchange for the trading day immediately preceding the Closing Date. For purposes of determining any fractional share interest, all shares of PennFed Common Stock owned by a PennFed stockholder shall be combined so as to calculate the maximum number of whole shares of NYB Common Stock issuable to such PennFed stockholder.

3.2.	Procedures for Exchange of PennFed Common Stock.

3.2.1. NYB to Make Merger Consideration Available. On or before the Closing Date, NYB shall deposit, or shall cause to be deposited, with the Exchange Agent for the benefit of the holders of PennFed Common Stock, for exchange in accordance with this Section 3.2, certificates representing the shares of NYB Common Stock (and cash, if applicable, pursuant to Section 11.1.11) pursuant to this Article III (including any cash that may be payable in lieu of any fractional shares of PennFed Common Stock) (such cash and certificates for shares of NYB Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”).

3.2.2. Exchange of Certificates. NYB shall take all commercially reasonable steps necessary to cause the Exchange Agent, within five (5) business days after the Effective Time, to mail to each holder of a Certificate or Certificates, a form letter of transmittal for return to the Exchange Agent and instructions for use in effecting the surrender of the Certificates for the Merger Consideration and cash in lieu of fractional shares, if any, into which the PennFed Common Stock represented by such Certificates shall have been converted as a result of the Merger. The letter of transmittal (which shall be subject to the reasonable approval of PennFed) shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent. Upon proper surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with a properly completed letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefore, as applicable, (i) a certificate representing that number of shares of NYB Common Stock to which such former holder of PennFed Common Stock shall have become entitled pursuant to the provisions of Section 3.1.3 hereof, and (ii) a check representing the amount of cash payable in lieu of a fractional share of NYB Common Stock, which such former holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of Section 3.1.7, and the Certificate so surrendered shall forthwith be cancelled. Certificates surrendered for exchange by any person who is an “affiliate” of PennFed for purposes of Rule 145(c) under the Securities Act shall not be exchanged for certificates representing shares of NYB Common Stock until NYB has received the written agreement of such person contemplated by Section 8.4 hereof.

3.2.3. Rights of Certificate Holders after the Effective Time. The holder of a Certificate that prior to the Merger represented issued and outstanding PennFed Common Stock shall have no rights, after the Effective Time, with respect to such PennFed Common Stock except to surrender the Certificate in exchange for the Merger Consideration as provided in this Agreement. No dividends or other distributions declared after the Effective Time with respect to NYB Common Stock shall be paid to the holder of any unsurrendered Certificate until the holder thereof surrenders such Certificate in accordance with this Section 3.2. After the surrender of a Certificate in accordance with this Section 3.2, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of NYB Common Stock represented by such Certificate.

3.2.4. Surrender by Persons Other than Record Holders. If the Person surrendering a Certificate and signing the accompanying letter of transmittal is not the record holder thereof, then it shall be a condition of the payment of the Merger Consideration that: (i) such Certificate is properly endorsed to such Person or is accompanied by appropriate stock powers, in either case signed exactly as the name of the record holder appears on such Certificate, and is otherwise in proper form for transfer, or is accompanied by appropriate evidence of the authority of the Person surrendering such Certificate and signing the letter of transmittal to do so on behalf of the record holder; and (ii) the Person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the payment to a Person other than the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the reasonable satisfaction of the Exchange Agent that such tax has been paid or is not payable.

3.2.5. Closing of Transfer Books. From and after the Effective Time, there shall be no transfers on the stock transfer books of PennFed of the PennFed Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be exchanged for the Merger Consideration and canceled as provided in this Section 3.2.

3.2.6. Return of Exchange Fund. At any time following the six (6) month period after the Effective Time, NYB shall be entitled to require the Exchange Agent to deliver to it any portions of the Exchange Fund which had been made available to the Exchange Agent and not disbursed to holders of Certificates (including, without limitation, all interest and other income received by the Exchange Agent in respect of all funds made available to it), and thereafter such holders shall be entitled to look to NYB (subject to abandoned property, escheat and other similar laws) with respect to any Merger Consideration payable upon due surrender of the Certificates held by them. Notwithstanding the foregoing, neither NYB nor the Exchange Agent shall be liable to any holder of a Certificate for any Merger Consideration delivered in respect of such Certificate to a public official pursuant to any abandoned property, escheat or other similar law.

3.2.7. Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by NYB, the posting by such Person of a bond in such amount as NYB may reasonably require as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof.

3.2.8. Withholding. NYB or the Exchange Agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of PennFed Common Stock such amounts as NYB (or any Affiliate thereof) or the Exchange Agent are required to deduct and withhold with respect to the making of such payment under the Code, or any applicable provision of federal, state, local or non-U.S. tax law. To the extent that such amounts are properly withheld by NYB or the Exchange Agent, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the PennFed Common Stock in respect of whom such deduction and withholding were made by NYB or the Exchange Agent.

3.3.	Treatment of PennFed Options.

3.3.1 Exchange for New Options

At the Effective Time, by virtue of the Merger and without any action on the part of any holder of an option, each PennFed Option that is outstanding and unexercised, whether vested or unvested, immediately prior thereto shall be converted into an option (each, a “New Option”) to purchase such number of shares of NYB Common Stock at an exercise price determined as provided below (and otherwise having the same duration and other terms as the original PennFed Option);

(i)	the number of shares of NYB Common Stock to be subject to the New Option shall be equal to the product of (A) the number of shares of PennFed Common Stock purchasable upon exercise of the original PennFed Option and (B) the Exchange Ratio, the product being rounded to the nearest whole share where (i) a tenth of a share of 4 or less shall be rounded down and (ii) a tenth of a share of 5 or more shall rounded up; and

(ii)	the exercise price per share of NYB Common Stock under the New Option shall be equal to (A) the exercise price per share of PennFed Common Stock under the original PennFed Option divided by (B) the Exchange Ratio, rounded to the nearest cent.

With respect to any PennFed Options that are “incentive stock options” (as defined in Section 422(b) of the Code), the foregoing adjustments shall be effected in a manner consistent with Section 424(a) of the Code. PennFed, or its Board of Directors or an appropriate committee thereof, has taken all action necessary on its part to give effect to the provisions of this Section 3.3.1.

At or prior to the Effective Time, PennFed shall make all necessary arrangements with respect to its plans to permit assumption of the unexercised PennFed Options by NYB pursuant to this Section 3.3.1 and as of the Effective Time NYB shall assume such PennFed Options and the PennFed Option Plan under which they have been issued. It is intended that such assumption shall be undertaken consistent with and in a manner that will not constitute a “modification” under Section 409A of the Code.

NYB shall take all corporate action necessary to reserve for future issuance a sufficient additional number of shares of NYB Common Stock to provide for the satisfaction of its obligations with respect to the New Options. Within five (5) business days after the Effective Time, NYB shall file with the SEC a registration statement on Form S-8 (or any successor registration statement) and make any state filings or obtain state exemptions with respect to the NYB Common Stock issuable upon exercise of the New Options and shall use reasonable best efforts to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus contained therein) for so long as any New Option remain outstanding.

3.3.2 Cash Out of PennFed Options

Not later than ten (10) days prior to the anticipated Closing Date, PennFed shall be entitled to make a written offer to the holders of PennFed Stock Options permitting such holders to irrevocably elect to have all or a designated number of their PennFed Stock Options cancelled at the Effective Time for a per share cash cancellation price equal to the average closing sales price of a share of NYB Common Stock as reported on the Stock Exchange for the twenty (20) trading days next preceding the Closing Date multiplied by the Exchange Ratio less the exercise price per share, which per share cancellation price shall be paid by PennFed immediately prior to Effective Time less applicable withholding taxes. In order to be binding, the written irrevocable election of an optionholder must be received by PennFed not later than the 2nd day prior to the anticipated Closing Date. Each written offer notice to be issued by PennFed and the written election document to be delivered by optionholders shall be in form and substance reasonably satisfactory to NYB.

3.4.	Reservation of Shares.

NYB shall reserve for issuance a sufficient number of shares of the NYB Common Stock for the purpose of issuing shares of NYB Common Stock to the PennFed stockholders in accordance with this Article III.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PENNFED

PennFed represents and warrants to NYB that the statements contained in this Article IV are correct and complete as of the date of this Agreement, subject to the standard set forth in Section 4.1 and except as set forth in the PENNFED DISCLOSURE SCHEDULE delivered by PennFed to NYB on the date hereof, and except as to any representation or warranty which specifically relates to an earlier date, which only need be correct as of such earlier date. PennFed has made a good faith effort to ensure that the disclosure on each schedule of the PENNFED DISCLOSURE SCHEDULE corresponds to the section referenced herein. However, for purposes of the PENNFED DISCLOSURE SCHEDULE, any item disclosed on any schedule therein is deemed to be fully disclosed with respect to all schedules under which such item may be relevant as and to the extent that it is reasonably clear on the face of such schedule that such item applies to such other schedule. References to the Knowledge of PennFed shall include the Knowledge of PennFed’s Subsidiaries.

4.1.	Standard.

No representation or warranty of PennFed contained in this Article IV shall be deemed untrue or incorrect, and PennFed shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any paragraph of Article IV, has had or is reasonably expected to have a Material Adverse Effect, disregarding for these purposes (x) any qualification or exception for, or reference to, materiality in any such representation or warranty and (y) any use of the terms “material”, “materially”, “in all material respects”, “Material Adverse Effect” or similar terms or phrases in any such representation or warranty. The foregoing standard shall not apply to representations and warranties contained in Sections 4.2 (other than the last sentence of Section 4.2.1 and the second sentence of Section 4.2.6), 4.3, 4.4, 4.5, 4.8, 4.9.1, 4.13.5, 4.13.8, 4.13.9, 4.13.10, 4.20 and 4.23 which shall be deemed untrue, incorrect and breached if they are not true and correct in all material respects based on the qualifications and standards therein contained.

4.2.	Organization.

4.2.1. PennFed is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland, and is duly registered as a savings and loan holding company under the HOLA. PennFed has full corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification.

4.2.2. Penn Federal Savings Bank is a savings bank duly organized and validly existing under the laws of the United States of America. The deposits of Penn Federal Savings Bank are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid by Penn Federal Savings Bank when due. Penn Federal Savings Bank is a member in good standing of the FHLB and owns the requisite amount of stock therein.

4.2.3. Penn Savings Insurance Agency, Inc. is a New Jersey licensed insurance agency duly organized, validly existing and in good standing under the laws of the State of Delaware. The activities of Penn Savings Insurance Agency have been limited to those set forth in Section 559.3 of the HOLA.

4.2.4. Ferry Development Holding Company is a holding company duly organized, validly existing and in good standing under the laws of the State of Delaware. The activities of Ferry Development Holding Company have been limited to those set forth in Section 559.3 of the HOLA.

4.2.5. Eagle Rock Investment Corp. is a New Jersey corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey. The activities of Eagle Rock Investment Corp. have been limited to those set forth in Section 559.3 of the HOLA.

4.2.6. PENNFED DISCLOSURE SCHEDULE 4.2.6 sets forth each direct and indirect PennFed Subsidiary. Each PennFed Subsidiary is a corporation, limited liability company or trust duly organized, validly existing and in good standing (except for Penn Federal Savings Bank, for which no good standing representation is made) under the laws of its jurisdiction of incorporation or organization and is duly qualified to do business in each jurisdiction where the property owned, leased or operated, or the business conducted, by such PennFed Subsidiary requires such qualification. Each PennFed Subsidiary has the requisite corporate power and authority to own or lease its properties and assets and to carry on its businesses as it is now being conducted.

4.2.7. The respective minute books of PennFed and each PennFed Subsidiary accurately records, in all material respects, all corporate actions of their respective stockholders and boards of directors (including committees).

4.2.8. Prior to the date of this Agreement, PennFed has made available to NYB true and correct copies of the articles of incorporation or charter and bylaws of PennFed and each PennFed Subsidiary.

4.3.	Capitalization.

4.3.1. The authorized capital stock of PennFed consists of 15,000,000 shares of common stock, $0.01 par value per share, of which as of the date hereof 12,836,822 shares are outstanding, validly issued, fully paid and nonassessable and free of preemptive rights, together with the Rights (“PennFed Stockholder Rights”) issued pursuant to the Stockholder Protection Rights Agreement, dated as of March 21, 1996 and amended on February 10, 1998, October 12, 1998, October 30, 2004 and February 24, 2004 between PennFed and Registrar and Transfer Company, as Rights Agent (“PennFed Rights Agreement”), and 7,000,000 shares of preferred stock, $0.01 par value (PennFed Preferred Stock”), of which as of the date hereof, no shares are outstanding. There are no shares of PennFed Common Stock held by PennFed as treasury stock (“Treasury Stock”). Neither PennFed nor any PennFed Subsidiary has or is bound by any Rights of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of PennFed Common Stock, or any other security of PennFed or a PennFed Subsidiary or any securities representing the right to vote, purchase or otherwise receive any shares of PennFed Common Stock or any other security of PennFed or any PennFed Subsidiary, other than shares issuable under the PennFed Option Plan, the PennFed Rights Agreement and the PennFed Financial Services, Inc. Dividend Reinvestment Plan. PENNFED DISCLOSURE SCHEDULE 4.3.1 sets forth the name of each holder of options to purchase PennFed Common Stock, the number of shares each such individual may acquire pursuant to the exercise of such options, the grant and vesting dates, and the exercise price relating to the options held. As of the date hereof, PennFed has outstanding 877,246 options to acquire shares of PennFed Common Stock.

4.3.2. All capital stock or other ownership interests held by PennFed or a PennFed Subsidiary in a PennFed Subsidiary is owned free and clear of any lien or encumbrance. All of the outstanding shares of capital stock of each PennFed Subsidiary have been duly authorized and are validly issued, fully paid and nonassessable. Except for the PennFed Subsidiaries and as set forth in PENNFED DISCLOSURE SCHEDULE 4.3.2, PennFed does not possess, directly or indirectly, any material equity interest in any corporate entity, except for equity interests held in the investment portfolios of PennFed Subsidiaries, equity interests held by PennFed Subsidiaries in a fiduciary capacity, and equity interests held in connection with the lending activities of PennFed Subsidiaries, including stock in the FHLB.

4.3.3. To PennFed’s Knowledge, no Person or “group” (as that term is used in Section 13(d)(3) of the Exchange Act), is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of 5% or more of the outstanding shares of PennFed Common Stock except as disclosed on PENNFED DISCLOSURE SCHEDULE 4.3.3.

4.4.	Authority; No Violation.

4.4.1. PennFed has full corporate power and authority to execute and deliver this Agreement and, subject to the receipt of the Regulatory Approvals and the approval of this Agreement by PennFed’s stockholders, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by PennFed and the completion by PennFed of the transactions contemplated hereby, including the Merger, have been duly and validly approved by the Board of Directors of PennFed, and no other corporate proceedings on the part of PennFed, except for the approval of the holders of PennFed Common Stock, are necessary to complete the transactions contemplated hereby, including the Merger. This Agreement has been duly and validly executed and delivered by PennFed, and subject to approval by the stockholders of PennFed and receipt of the Regulatory Approvals and due and valid execution and delivery of this Agreement by NYB, constitutes the valid and binding obligation of PennFed, enforceable against PennFed in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity.

4.4.2. Except as set forth in PENNFED DISCLOSURE SCHEDULE 4.4.2, subject to receipt of Regulatory Approvals and PennFed’s and NYB’s compliance with any conditions contained therein, and to the receipt of the approval of the stockholders of PennFed, (A) the execution and delivery of this Agreement by PennFed, (B) the consummation of the transactions contemplated hereby, and (C) compliance by PennFed with any of the terms or provisions hereof will not: (i) conflict with or result in a breach of any provision of the articles of incorporation, charter or bylaws of PennFed or any PennFed Subsidiary, including Penn Federal Savings Bank; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to PennFed or any PennFed Subsidiary or any of their respective properties or assets; or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default), under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of PennFed or any PennFed Subsidiary under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which PennFed or any PennFed Subsidiary is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults under clause (ii) or (iii) hereof which, either individually or in the aggregate, will not have a Material Adverse Effect on PennFed.

4.5.	Consents.

Except for (a) the receipt of the Regulatory Approvals and compliance with any conditions contained therein, (b) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (c) the filing of the Articles of Merger with the Maryland Department, (d) the filing with and/or acceptance by the Department of articles of merger or similar documentation with respect to the Bank Merger (e) the filing with the SEC of (i) the Merger Registration Statement and (ii) such reports under Sections 13(a), 13(d), 13(g) and 16(a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby and the obtaining from the SEC of such orders as may be required in connection therewith, (f) approval of the listing of NYB Common Stock to be issued in the Merger on the Stock Exchange, (g) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of NYB Common Stock pursuant to this Agreement, and (h) the approval of this Agreement by the requisite vote of the stockholders of PennFed, no consents, waivers or approvals of, or filings or registrations with, any Governmental Entity are necessary, and, to PennFed’s Knowledge, no consents, waivers or approvals of, or filings or registrations with, any other third parties are necessary, except as set forth in PENNFED DISCLOSURE SCHEDULE 4.5, in connection with (x) the execution and delivery of this Agreement by PennFed, (y) the Plan of Bank Merger by Penn Federal Savings Bank and (z) the completion of the Merger and the Bank Merger. PennFed has no reason to believe that: (i) any Regulatory Approvals or other required consents or approvals will not be received; or that (ii) any public body or authority, the consent or approval of which is not required or to which a filing is not required, will object to the completion of the transactions contemplated by this Agreement.

4.6.	Financial Statements/Regulatory Reports.

4.6.1. PennFed has previously made available to NYB the PennFed Regulatory Reports. The PennFed Regulatory Reports have been prepared in all material respects in accordance with applicable regulatory accounting principles and practices throughout the periods covered by such statements.

4.6.2. PennFed has previously made available to NYB the PennFed Financial Statements. The PennFed Financial Statements have been consistently prepared in accordance with GAAP, and (including the related notes where applicable) fairly present in each case in all material respects (subject in the case of the unaudited interim statements to normal year-end adjustments), the consolidated financial position, results of operations and cash flows of PennFed and the PennFed Subsidiaries on a consolidated basis as of and for the respective periods ending on the dates thereof, in accordance with GAAP during the periods involved, except as indicated in the notes thereto, or in the case of unaudited statements, as permitted by Form 10-Q.

4.6.3. At the date of each balance sheet included in the PennFed Financial Statements or the PennFed Regulatory Reports, neither PennFed nor Penn Federal Savings Bank, as applicable, had any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such PennFed Financial Statements or the footnotes thereto or the PennFed Regulatory Reports which are not fully reflected or reserved against therein or fully disclosed in a footnote thereto, except for liabilities, obligations and loss contingencies which are not material individually or in the aggregate or which are incurred in the ordinary course of business, consistent with past practice and subject, in the case of any unaudited statements, to normal, recurring audit adjustments and the absence of footnotes.

4.7.	Taxes.

PennFed and the PennFed Subsidiaries that are at least 80 percent owned by PennFed are members of the same affiliated group within the meaning of Code Section 1504(a). PennFed has duly filed all federal, state and material local tax returns required to be filed by or with respect to PennFed and every PennFed Subsidiary on or prior to the Closing Date, taking into account any extensions (all such returns, to PennFed’s Knowledge, being accurate and correct in all material respects) and has duly paid or made provisions for the payment of all federal, state and local taxes which have been incurred by or are due or claimed to be due from PennFed and any PennFed Subsidiary by any taxing authority or pursuant to any written tax sharing agreement on or prior to the Closing Date other than taxes or other charges which (i) are not delinquent, (ii) are being contested in good faith, or (iii) have not yet been fully determined. Except as set forth in PENNFED DISCLOSURE SCHEDULE 4.7, as of the date of this Agreement, PennFed has received no written notice of, and there is no audit examination, deficiency assessment, tax investigation or refund litigation with respect to any taxes of PennFed or any of its Subsidiaries, and no claim has been made by any authority in a jurisdiction where PennFed or any of its Subsidiaries do not file tax returns that PennFed or any such Subsidiary is subject to taxation in that jurisdiction. Except as set forth in PENNFED DISCLOSURE SCHEDULE 4.7, PennFed and its Subsidiaries have not executed an extension or waiver of any statute of limitations on the assessment or collection of any tax due that is currently in effect. Except as set forth in PENNFED DISCLOSURE SCHEDULE 4.7, PennFed and each of its Subsidiaries has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and PennFed and each of its Subsidiaries has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the Code and similar applicable state and local information reporting requirements.

4.8.	No Material Adverse Effect.

PennFed and the PennFed Subsidiaries, taken as a whole, have conducted operations in the ordinary course of business and not suffered any Material Adverse Effect since June 30, 2006 and no event has occurred or circumstance arisen since that date which, in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on PennFed.

4.9.	Material Contracts; Leases; Defaults.

4.9.1. Except as set forth in PENNFED DISCLOSURE SCHEDULE 4.9.1, neither PennFed nor any PennFed Subsidiary is a party to or subject to: (i) any employment, consulting or severance contract or material arrangement with any past or present officer, director or employee of PennFed or any PennFed Subsidiary; (ii) any plan, material arrangement or contract providing for bonuses, pensions, options, deferred compensation, retirement payments, profit sharing or similar material arrangements for or with any past or present officers, directors or employees of PennFed or any PennFed Subsidiary; (iii) any collective bargaining agreement with any labor union relating to employees of PennFed or any PennFed Subsidiary; (iv) any agreement which by its terms limits the payment of dividends by PennFed or any PennFed Subsidiary; (v) any instrument evidencing or related to material indebtedness for borrowed money whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which PennFed or any PennFed Subsidiary is an obligor to any Person, which instrument evidences or relates to indebtedness other than deposits, repurchase agreements, FHLB advances, bankers’ acceptances, and “treasury tax and loan” accounts and transactions in “federal funds” in each case established in the ordinary course of business consistent with past practice, or which contains financial covenants or material restrictions (other than prepayment penalties and those relating to the payment of principal and interest when due) which would be applicable on or after the Closing Date to NYB or any NYB Subsidiary; (vi) any agreement with a vendor of products or services, written or oral, that obligates PennFed or any PennFed Subsidiary for the payment of more than $50,000 annually or for the payment of more than $200,000 over its remaining term, which is not terminable without cause on 60 days’ or less notice without penalty or premium, or (vii) any agreement (other than this Agreement), contract, arrangement, commitment or understanding (whether written or oral) that restricts or limits in any material way the conduct of business by PennFed or any PennFed Subsidiary (it being understood that any non-compete or similar provision shall be deemed material).

4.9.2. Each real estate lease that requires the consent of the lessor or its agent resulting from the Merger by virtue of the terms of any such lease, is listed in PENNFED DISCLOSURE SCHEDULE 4.9.2 identifying the section of the lease that contains such prohibition or restriction. Subject to any consents that may be required as a result of the transactions contemplated by this Agreement, neither PennFed nor any PennFed Subsidiary is in default in any material respect under any material contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its assets, business, or operations receive benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

4.9.3. True and correct copies of agreements, contracts, arrangements and instruments referred to in Section 4.9.1 and 4.9.2 have been made available to NYB on or before the date hereof, are listed on PENNFED DISCLOSURE SCHEDULE 4.9.1 or PENNFED DISCLOSURE SCHEDULE 4.9.2 and are in full force and effect on the date hereof and, except as set forth in PENNFED DISCLOSURE SCHEDULE 4.9.3, neither PennFed nor any PennFed Subsidiary has materially breached any provision of, or is in default in any respect under any term of, any such contract, arrangement or instrument. Except as listed on PENNFED DISCLOSURE SCHEDULE 4.9.3, no party to any material contract, arrangement or instrument will have the right to terminate any or all of the provisions of any such contract, arrangement or instrument as a result of the execution of, and the consummation of the transactions contemplated by, this Agreement. Except as set forth in PENNFED DISCLOSURE SCHEDULE 4.9.3, no plan, contract, employment agreement, termination agreement, or similar agreement or arrangement to which PennFed or any PennFed Subsidiary is a party or under which PennFed or any PennFed Subsidiary may be liable contains provisions which permit an employee or independent contractor to terminate it without cause and continue to accrue future benefits thereunder. Except as set forth in PENNFED DISCLOSURE SCHEDULE 4.9.3, no such agreement, plan, contract, or arrangement (x) provides for acceleration in the vesting of benefits or payments due thereunder upon the occurrence of a change in ownership or control of PennFed or any PennFed Subsidiary or upon the occurrence of a subsequent event; or (y) requires PennFed or any PennFed Subsidiary to provide a benefit in the form of PennFed Common Stock or determined by reference to the value of PennFed Common Stock.

4.9.4. Except as disclosed in PENNFED DISCLOSURE SCHEDULE 4.9.4 none of the execution of this Agreement, approval of this Agreement by the stockholders of PennFed or consummation of the transactions contemplated by this Agreement will, either alone or in conjunction with any other event, (A) result in any payment (including, without limitation, severance, unemployment compensation, “excess parachute payment” (within the meaning of Section 280G of the Code), forgiveness of indebtedness or otherwise) becoming due to any director or any employee of PennFed or any PennFed Subsidiary under any PennFed Compensation and Benefit Plan, (B) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any PennFed Compensation and Benefit Plan, (C) result in the breach or violation of, or a default under, any PennFed Compensation and Benefit Plan, (D) limit or restrict the ability to merge, amend or terminate any PennFed Compensation and Benefit Plan or (E) result in any payment which may be nondeductible for federal income tax purposes pursuant to Section 162(m) or 280G of the Code and the regulations promulgated thereunder.

4.10.	Ownership of Property; Insurance Coverage.

4.10.1. PennFed and each PennFed Subsidiary has good and, as to real property, marketable title to all material assets and properties owned by PennFed or each PennFed Subsidiary in the conduct of its businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the PennFed Regulatory Reports and in the PennFed Financial Statements or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of in the ordinary course of business, since the date of such balance sheets), subject to no material encumbrances, liens, mortgages, security interests or pledges, except (i) those items which secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to FHLB, inter-bank credit facilities, or any transaction by a PennFed Subsidiary acting in a fiduciary capacity, (ii) those reflected in the notes to the PennFed Financial Statements, and (iii) statutory liens for amounts not yet delinquent or which are being contested in good faith. PennFed and the PennFed Subsidiaries, as lessee, have the right under valid and existing leases of real and personal properties used by PennFed and its Subsidiaries in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them. Such existing leases and commitments to lease constitute or will constitute operating leases for both tax and financial accounting purposes and the lease expense and minimum rental commitments with respect to such leases and lease commitments are as disclosed in all material respects in the notes to the PennFed Financial Statements.

4.10.2. With respect to all agreements pursuant to which PennFed or any PennFed Subsidiary has purchased securities subject to an agreement to resell, if any, PennFed or such PennFed Subsidiary, as the case may be, has a lien or security interest (which to PennFed’s Knowledge is a valid, perfected first lien) in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

4.10.3. PennFed and each PennFed Subsidiary currently maintain insurance considered by each of them to be reasonable for their respective operations. Neither PennFed nor any PennFed Subsidiary has received notice from any current insurance carrier that: (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated; or (ii) premium costs with respect to such policies of insurance will be substantially increased. Except as disclosed in PENNFED DISCLOSURE SCHEDULE 4.10.3, there are presently no material claims pending under such policies of insurance and no notices have been given by PennFed or any PennFed Subsidiary under such policies. All such insurance is valid and enforceable and in full force and effect, and within the last three years PennFed and each PennFed Subsidiary has received each type of insurance coverage for which it has applied and during such periods has not been denied indemnification for any material claims submitted under any of its insurance policies. PENNFED DISCLOSURE SCHEDULE 4.10.3 identifies all material policies of insurance maintained by PennFed and each PennFed Subsidiary (other than those providing for employee or director welfare or similar benefits) as well as the other matters required to be disclosed under this Section.

4.11.	Legal Proceedings.

Except as set forth in PENNFED DISCLOSURE SCHEDULE 4.11 as of the date of this Agreement, neither PennFed nor any PennFed Subsidiary is a party to any, and there are no pending or, to PennFed’s Knowledge, threatened legal, administrative, arbitration or other proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any nature (i) against PennFed or any PennFed Subsidiary, (ii) to which PennFed or any PennFed Subsidiary’s assets are or may be subject, (iii) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (iv) which could adversely affect the ability of PennFed to perform its obligations under this Agreement.

4.12.	Compliance With Applicable Law.

4.12.1. Each of PennFed and each PennFed Subsidiary is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, and its conduct of business and its relationship with its employees, including, without limitation, the Sarbanes-Oxley Act of 2002, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “USA Patriot Act”), the Bank Secrecy Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act of 1977, the Home Mortgage Disclosure Act, and all other applicable fair lending laws and other laws relating to discriminatory business practices and neither PennFed nor any PennFed Subsidiary has received any written notice to the contrary since June 30, 2003.

4.12.2. Each of PennFed and each PennFed Subsidiary has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities and Bank Regulators that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the Knowledge of PennFed, no suspension or cancellation of any such permit, license, certificate, order or approval is threatened or will result from the consummation of the transactions contemplated by this Agreement, subject to obtaining Regulatory Approvals.

4.12.3. Except as set forth in PENNFED DISCLOSURE SCHEDULE 4.12.3, for the period beginning June 30, 2004, neither PennFed nor any PennFed Subsidiary has received any written notification or to PennFed’s Knowledge any other communication from any Bank Regulator (i) asserting that PennFed or any PennFed Subsidiary is not in material compliance with any of the statutes, regulations or ordinances which such Bank Regulator enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to PennFed or any PennFed Subsidiary; or (iii) requiring or threatening to require PennFed or any PennFed Subsidiary, or indicating that PennFed or any PennFed Subsidiary may be required, to enter into a cease and desist order, consent order, agreement or memorandum of understanding or any other agreement or undertaking (formal or informal), restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of PennFed or any PennFed Subsidiary, including without limitation any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a “PennFed Regulatory Agreement”). Neither PennFed nor any PennFed Subsidiary has consented to or entered into any PennFed Regulatory Agreement that is currently in effect or that was in effect since June 30, 2001. The most recent regulatory rating given to Penn Federal Savings Bank as to compliance with the Community Reinvestment Act (“CRA”) is satisfactory or better. Penn Federal Savings Bank is not aware of any pending or threatened CRA protest relating to its lending practices.

4.13.	Employee Benefit Plans.

4.13.1. PENNFED DISCLOSURE SCHEDULE 4.13.1 includes a descriptive list of all existing bonus, incentive, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, stock appreciation, phantom stock, severance, welfare benefit plans, fringe benefit plans, employment, severance and change in control agreements and all other material benefit practices, policies and arrangements maintained by

PennFed or any PennFed Subsidiary in which any employee or former employee, consultant or former consultant or director or former director of PennFed or any PennFed Subsidiary participates or to which any such employee, consultant or director is a party or is otherwise entitled to receive benefits (the “PennFed Compensation and Benefit Plans”). Except as set forth in PENNFED DISCLOSURE SCHEDULE 4.13.1, neither PennFed nor any of its Subsidiaries has any commitment to create any additional PennFed Compensation and Benefit Plan or to materially modify, change or renew any existing PennFed Compensation and Benefit Plan (any modification or change that increases the cost of such plans would be deemed material), except as required to maintain the qualified status thereof or to preserve favorable financial accounting treatment. PennFed has provided to NYB true and correct copies of the PennFed Compensation and Benefit Plans.

4.13.2. Except as disclosed in PENNFED DISCLOSURE SCHEDULE 4.13.2, each PennFed Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, COBRA, the Health Insurance Portability and Accountability Act and any regulations or rules promulgated thereunder, and all material filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act and any other applicable law have been timely made or any interest, fines, penalties or other impositions for late filings have been paid in full. Each PennFed Compensation and Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS, or is established pursuant to a prototype plan that relies upon a favorable IRS opinion letter and PennFed is not aware of any circumstances which are reasonably likely to result in revocation of any such favorable determination letter. There is no material pending or, to the Knowledge of PennFed, threatened action, suit or claim relating to any of the PennFed Compensation and Benefit Plans (other than routine claims for benefits). Neither PennFed nor any PennFed Subsidiary has engaged in a transaction, or omitted to take any action, with respect to any PennFed Compensation and Benefit Plan that would reasonably be expected to subject PennFed or any PennFed Subsidiary to an unpaid tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA.

4.13.3. Except as set forth in PENNFED DISCLOSURE SCHEDULE 4.13.3, no liability, other than PBGC premiums arising in the ordinary course of business, has been or is expected by PennFed or any of its Subsidiaries to be incurred with respect to any PennFed Compensation and Benefit Plan which is a defined benefit plan subject to Title IV of ERISA (“Defined Benefit Plan”), or with respect to any “single-employer plan” (as defined in Section 4001(a) of ERISA) currently or formerly maintained by PennFed or any entity which is considered one employer with PennFed under Section 4001(b)(1) of ERISA or Section 414 of the Code (an “ERISA Affiliate”) (such plan hereinafter referred to as an “ERISA Affiliate Plan”). Neither PennFed nor any PennFed Subsidiary, is currently, or has during the past five (5) years been, a sponsor or party to a Defined Benefit Plan. Neither PennFed, its Subsidiaries, nor any ERISA Affiliate has contributed to any “multiemployer plan,” as defined in Section 3(37) of ERISA, on or after January 1, 1998. To the Knowledge of PennFed, and except as set forth in PENNFED DISCLOSURE SCHEDULE 4.13.3, there is no pending investigation or enforcement action by any Bank Regulator with respect to any PennFed Compensation and Benefit Plan or any ERISA Affiliate Plan.

4.13.4. Except as set forth in PENNFED DISCLOSURE SCHEDULE 4.13.4, all material contributions required to be made under the terms of any PennFed Compensation and Benefit Plan or ERISA Affiliate Plan or any employee benefit arrangements to which PennFed or any PennFed Subsidiary is a party or a sponsor have been timely made, and all anticipated contributions and funding obligations are accrued on the PennFed Financial Statements to the extent required by GAAP. PennFed and its Subsidiaries have expensed and accrued as a liability future benefits (inclusive of amortization of past service costs and liabilities) under each applicable PennFed Compensation and Benefit Plan for financial reporting purposes to the extent required by GAAP.

4.13.5. Except as set forth in PENNFED DISCLOSURE SCHEDULE 4.13.5, neither PennFed nor any PennFed Subsidiary has any obligations to provide retiree health, life insurance, disability insurance, or other retiree death benefits under any PennFed Compensation and Benefit Plan, other than benefits mandated by Section 4980B of the Code. Except as set forth in PENNFED DISCLOSURE SCHEDULE 4.13.5, there has been no communication to employees by PennFed or any PennFed Subsidiary that would reasonably be expected to promise or guarantee such employees retiree health, life insurance, disability insurance, or other retiree death benefits.

4.13.6. PennFed and its Subsidiaries do not maintain any PennFed Compensation and Benefit Plans covering employees who are nonresident aliens.

4.13.7. With respect to each PennFed Compensation and Benefit Plan, if applicable, PennFed has provided to NYB copies of the: (A) trust instruments and insurance contracts; (B) two most recent Forms 5500 filed with the IRS; (C) most recent actuarial report and financial statement; (D) most recent summary plan description; (E) most recent determination letter or opinion letter issued by the IRS; (F) any Form 5310 or Form 5330 filed with the IRS within the last two years; and (G) most recent nondiscrimination tests performed under ERISA and the Code (including 401(k) and 401(m) tests).

4.13.8. Except as disclosed in PENNFED DISCLOSURE SCHEDULE 4.13.8, neither PennFed nor any PennFed Subsidiary maintains any compensation plans, programs or arrangements under which any payment is reasonably likely to become non-deductible, in whole or in part, for tax reporting purposes as a result of the limitations under Section 162(m) of the Code and the regulations issued thereunder.

4.13.9. Except as disclosed in PENNFED DISCLOSURE SCHEDULE 4.13.9, there are no stock appreciation or similar rights, earned dividends or dividend equivalents, or shares of restricted stock, outstanding under any of the PennFed Compensation and Benefit Plans or otherwise as of the date hereof and none will be granted, awarded, or credited after the date hereof.

4.13.10. PENNFED DISCLOSURE SCHEDULE 4.13.10 sets forth, as of the payroll date immediately preceding the date of this Agreement, a list of the full names of all employees of PennFed, their title and rate of salary, and their date of hire. PENNFED DISCLOSURE SCHEDULE 4.13.10 also sets forth any changes to any PennFed Compensation and Benefit Plan since June 30, 2006.

4.14.	Brokers, Finders and Financial Advisors.

Neither PennFed nor any PennFed Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or incurred any liability or commitment for any fees or commissions to any such person in connection with the transactions contemplated by this Agreement except for the retention of Sandler O’Neill & Partners, L.P. by PennFed and the fee payable pursuant thereto. A true and correct copy of the engagement agreement with Sandler O’Neill & Partners, L.P., setting forth the fee payable to Sandler O’Neill & Partners, L.P. for its services rendered to PennFed in connection with the Merger and transactions contemplated by this Agreement, is attached to PENNFED DISCLOSURE SCHEDULE 4.14.

4.15.	Environmental Matters.

4.15.1. Except as may be set forth in PENNFED DISCLOSURE SCHEDULE 4.15 with respect to PennFed and each PennFed Subsidiary:

(A) Each of PennFed and the PennFed Subsidiaries, the Participation Facilities, and, to PennFed’s Knowledge, the Loan Properties are, and have been, in substantial compliance with, and are not liable under, any Environmental Laws;

(B) PennFed has received no written notice that there is any suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending and, to PennFed’s Knowledge, no such action is threatened, before any court, governmental agency or other forum against it or any of the PennFed Subsidiaries or any Participation Facility (x) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the presence of or release into the environment of any Materials of Environmental Concern , whether or not occurring at or on a site owned, leased or operated by it or any of the PennFed Subsidiaries or any Participation Facility;

(C) PennFed has received no written notice that there is any suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending and, to PennFed’s Knowledge, no such action is threatened, before any court, governmental agency or other forum relating to or against any Loan Property (or PennFed or any of the PennFed Subsidiaries in respect of such Loan Property) (x) relating to alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the presence of or release into the environment of any Materials of Environmental Concern, whether or not occurring at or on a site owned, leased or operated by a Loan Property;

(D) To PennFed’s Knowledge, the properties currently owned or operated by PennFed or any PennFed Subsidiary (including, without limitation, soil, groundwater or surface water on, or under the properties, and buildings thereon) are not contaminated with and do not otherwise contain any Materials of Environmental Concern other than as permitted under applicable Environmental Law;

(E) Neither PennFed nor any PennFed Subsidiary during the past five years has received any written notice, demand letter, executive or administrative order, directive or request for information from any federal, state, local or foreign governmental entity or any third party indicating that it may be in violation of, or liable under, any Environmental Law;

(F) To PennFed’s Knowledge, there are no underground storage tanks on, in or under any properties owned or operated by PennFed or any of the PennFed Subsidiaries or any Participation Facility, and to PennFed’s Knowledge, no underground storage tanks have been closed or removed from any properties owned or operated by PennFed or any of the PennFed Subsidiaries or any Participation Facility; and

(G) To PennFed’s Knowledge, during the period of (x) PennFed’s or any of the PennFed Subsidiaries’ ownership or operation of any of their respective current properties or (y) PennFed’s or any of the PennFed Subsidiaries’ participation in the management of any Participation Facility, there has been no contamination by or release of Materials of Environmental Concerns in, on, under or affecting such properties that could reasonably be expected to result in material liability to PennFed or a PennFed Subsidiary under the Environmental Laws. To PennFed’s Knowledge, prior to the period of (x) PennFed’s or any of the PennFed Subsidiaries’ ownership or operation of any of their respective current properties or (y) PennFed’s or any of the PennFed Subsidiaries’ participation in the management of any Participation Facility, there was no contamination by or release of Materials of

Environmental Concern in, on, under or affecting such properties that could reasonably be expected to result in material liability to PennFed or a PennFed Subsidiary under the Environmental Laws.

4.15.2. “Loan Property” means any property in which the applicable party (or a Subsidiary of it) holds a security interest, and, where required by the context, includes the owner or operator of such property, but only with respect to such property. “Participation Facility” means any facility in which the applicable party (or a Subsidiary of it) participates in the management (including all property held as trustee or in any other fiduciary capacity) and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

4.16.	Loan Portfolio.

4.16.1. The allowance for loan losses reflected in PennFed’s audited consolidated statement of financial condition at June 30, 2006 was, and the allowance for loan losses shown on the balance sheets in PennFed’s Securities Documents for periods ending after June 30, 2006 will be, adequate, as of the respective dates thereof, under GAAP.

4.16.2. PENNFED DISCLOSURE SCHEDULE 4.16.2 sets forth a listing, as of the most recently available date, by account, of: (A) all loans (including loan participations) of Penn Federal Savings Bank or any other PennFed Subsidiary that have been accelerated during the past twelve months and that are contractually past due 90 days or more in the payment of principal and/or interest; (B) all loan commitments or lines of credit of Penn Federal Savings Bank or any other PennFed Subsidiary that are contractually past due 90 days or more in the payment of principal and/or interest and which have been terminated by Penn Federal Savings Bank or any other PennFed Subsidiary during the past twelve months by reason of a default or adverse developments in the condition of the borrower or other events or circumstances affecting the credit of the borrower; (C) all loans, lines of credit and loan commitments as to which Penn Federal Savings Bank or any other PennFed Subsidiary has given written notice of its intent to terminate during the past twelve months and that are contractually past due 90 days or more in the payment of principal and/or interest; (D) with respect to all commercial loans that are contractually past due 90 days or more in the payment of principal and/or interest (including commercial real estate loans), all notification letters and other written communications from Penn Federal Savings Bank or any other PennFed Subsidiary to any of their respective borrowers, customers or other parties during the past twelve months wherein Penn Federal Savings Bank or any other PennFed Subsidiary has requested or demanded that actions be taken to correct existing defaults or facts or circumstances which may become defaults; (E) each borrower, customer or other party which has notified Penn Federal Savings Bank or any other PennFed Subsidiary during the past twelve months of, or has asserted against Penn Federal Savings Bank or any other PennFed Subsidiary, in each case in writing, any “lender liability” or similar claim, and, to the knowledge of Penn Federal Savings Bank, each borrower, customer or other party which has given Penn Federal Savings Bank or any other PennFed Subsidiary any oral notification of, or orally asserted to or against Penn Federal Savings Bank or any other PennFed Subsidiary, any such claim; (F) all loans, (1) that are contractually past due 90 days or more in the payment of principal and/or interest, (2) that are on non-accrual status, (3) that as of the date of this Agreement are classified as “Other Loans Specially Mentioned”, “Special Mention”, “Substandard”, “Doubtful”, “Loss”, “Classified”, “Criticized”, “Watch list” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the obligor thereunder, (4) where a reasonable doubt exists as to the timely future collectability of principal and/or interest, whether or not interest is still accruing or the loans are less than 90 days past due, (5) where, during the past three years, the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, or (6) where a specific reserve allocation exists in connection therewith, and (G) all assets classified by Penn Federal Savings Bank or any Penn Federal Savings Bank Subsidiary as real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure.

4.16.3. All loans receivable (including discounts) and accrued interest entered on the books of PennFed and the PennFed Subsidiaries arose out of bona fide arm’s-length transactions, were made for good and valuable consideration in the ordinary course of PennFed’s or the appropriate PennFed Subsidiary’s respective business, and the notes or other evidences of indebtedness with respect to such loans (including discounts) are true and genuine and are what they purport to be, except as set forth in PENNFED DISCLOSURE SCHEDULE 4.16.3. To the Knowledge of PennFed, the loans, discounts and the accrued interest reflected on the books of PennFed and the PennFed Subsidiaries are subject to no defenses, set-offs or counterclaims (including, without limitation, those afforded by usury or truth-in-lending laws), except as may be provided by bankruptcy, insolvency or similar laws affecting creditors’ rights generally or by general principles of equity. Except as set forth in PENNFED DISCLOSURE SCHEDULE 4.16.3, all such loans are owned by PennFed or the appropriate PennFed Subsidiary free and clear of any liens.

4.16.4. The notes and other evidences of indebtedness evidencing the loans described above, and all pledges, mortgages, deeds of trust and other collateral documents or security instruments relating thereto are, in all material respects, valid, true and genuine, and what they purport to be.

4.17.	Securities Documents.

PennFed has made available to NYB copies of its (i) annual reports on Form 10-K for the years ended June 30, 2006, 2005 and 2004, (ii) quarterly reports on Form 10-Q for the quarters ended subsequent to June 30, 2006, and (iii) proxy materials used or for use in connection with its meetings of stockholders held in 2006, 2005 and 2004. Such reports, prospectus and proxy materials complied, at the time filed with the SEC (or as amended), in all material respects, with the Securities Laws.

4.18.	Related Party Transactions.

Except as described in PennFed’s proxy statement distributed in connection with the annual meeting of stockholders held on October 26, 2006 (which has previously been provided to NYB), or as set forth in PENNFED DISCLOSURE SCHEDULE 4.18, neither PennFed nor any PennFed Subsidiary is a party to any transaction (including any loan or other credit accommodation) with any Affiliate of PennFed. All such transactions (a) were made in the ordinary course of business, (b) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, and (c) did not involve more than the normal risk of collectability or present other unfavorable features. No loan or credit accommodation to any Affiliate of PennFed or any PennFed Subsidiary is presently in default or, during the three year period prior to the date of this Agreement, has been in default or has been restructured, modified or extended. Neither PennFed nor any PennFed Subsidiary has been notified that principal and interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation by PennFed is inappropriate.

4.19.	Deposits.

Except as set forth in PENNFED DISCLOSURE SCHEDULE 4.19, none of the deposits of PennFed or any PennFed Subsidiary is a “brokered deposit” as defined in 12 CFR Section 337.6(a)(2).

4.20.	Antitakeover Provisions Inapplicable; No Rights Triggered; Required Vote.

4.20.1 The Board of Directors of PennFed has, to the extent such statute is applicable, taken all action (including appropriate approvals of the Board of Directors of PennFed) necessary to exempt NYB, the Merger, the Bank Merger, the Merger Agreement, the Plan of Bank Merger and the transactions contemplated hereby from any “moratorium”, “control share”, “fair price”, “super-majority”, “business combination” or other state anti-takeover laws and regulations, including but not limited to Section 3-602 of the MGCL (collectively, the “Takeover Laws”).

4.20.2 PennFed has taken (or will take pursuant to Section 6.12.2.) all actions necessary or required to ensure that the entering into of this Agreement, and the consummation of the transactions contemplated hereby, will not cause NYB, any NYB Subsidiary or any affiliate of NYB to become an “Acquiring Person” (as defined in the PennFed Rights Agreement) for purposes of the PennFed Rights Agreement, and a “Distribution Date” (as defined in the PennFed Rights Agreement) under the PennFed Rights Agreement will not occur, and the PennFed Stockholder Rights will not become separable, distributable, unredeemable or exercisable.

4.20.3. The affirmative vote of a majority of the issued and outstanding shares of PennFed Common Stock is required to approve this Agreement and the Merger under PennFed’s articles of incorporation and the MGCL.

4.21.	Registration Obligations.

Neither PennFed nor any PennFed Subsidiary is under any obligation, contingent or otherwise, which will survive the Effective Time by reason of any agreement to register any transaction involving any of its securities under the Securities Act.

4.22.	Risk Management Instruments.

All material interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for PennFed’s own account, or for the account of one or more of PennFed’s Subsidiaries or their customers (all of which are set forth in PENNFED DISCLOSURE SCHEDULE 4.22), were in all material respects entered into in compliance with all applicable laws, rules, regulations and regulatory policies, and to the Knowledge of PennFed, with counterparties believed to be financially responsible at the time; and to PennFed’s Knowledge each of them constitutes the valid and legally binding obligation of PennFed or one of its Subsidiaries, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles), and is in full force and effect. Neither PennFed nor any PennFed Subsidiary, nor to the Knowledge of PennFed any other party thereto, is in breach of any of its obligations under any such agreement or arrangement in any material respect.

4.23.	Fairness Opinion.

PennFed has received a written opinion from Sandler O’Neill & Partners, L.P. to the effect that, subject to the terms, conditions and qualifications set forth therein, as of the date hereof, the Merger Consideration to be received by the stockholders of PennFed pursuant to this Agreement is fair to such stockholders from a financial point of view. Such opinion has not been amended or rescinded as of the date of this Agreement. NYB shall be promptly advised of any change, amendment or rescission of such opinion.

4.24.	Trust Accounts.

Penn Federal Savings Bank and each of its subsidiaries has properly administered all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable laws and regulations. Neither Penn Federal Savings Bank nor any other PennFed Subsidiary, and to the Knowledge of PennFed, nor has any of their respective directors, officers or employees, committed any breach of trust with respect to any such fiduciary account and the records for each such fiduciary account.

4.25.	Intellectual Property.

PennFed and each PennFed Subsidiary owns or, to PennFed’s Knowledge, possesses valid and binding licenses and other rights (subject to expirations in accordance with their terms) to use all patents, copyrights, trade secrets, trade names, servicemarks and trademarks used in their business, each without Payment other than renewal or similar fees (which fees, if any, are currently paid as of the date hereof), and neither PennFed nor any PennFed Subsidiary has received any notice of conflict with respect thereto that asserts the rights of others. PennFed and each PennFed Subsidiary have performed all the obligations required to be performed, and are not in default in any respect, under any contract, agreement, arrangement or commitment relating to any of the foregoing. To the Knowledge of PennFed, the conduct of the business of PennFed and each PennFed Subsidiary as currently conducted or proposed to be conducted does not, in any respect, infringe upon, dilute, misappropriate or otherwise violate any intellectual property owned or controlled by any third party.

4.26.	Labor Matters.

There are no labor or collective bargaining agreements to which PennFed or any PennFed Subsidiary is a party. To the Knowledge of PennFed, there is no union organizing effort pending or threatened against PennFed or any PennFed Subsidiary. There is no labor strike, labor dispute (other than routine employee grievances that are not related to union employees), work slowdown, stoppage or lockout pending or, to the Knowledge of PennFed, threatened against PennFed or any PennFed Subsidiary. There is no unfair labor practice or labor arbitration proceeding pending or, to the Knowledge of PennFed, threatened against PennFed or any PennFed Subsidiary (other than routine employee grievances that are not related to union employees). PennFed and each PennFed Subsidiary is in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practice.

4.27.	Internal Controls.

None of PennFed or PennFed Subsidiaries’ records, systems, controls, data or information are recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of it or its subsidiaries or accountants except as would not reasonably by expected to have a materially adverse effect on the system of internal accounting controls described in the next sentence. PennFed and PennFed Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

4.28.	PennFed Information Supplied.

The information relating to PennFed and any PennFed Subsidiary to be contained in the Merger Registration Statement, or in any other document filed with any Bank Regulator or other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Merger Registration Statement will comply with the provisions of the Exchange Act and the rules and regulations thereunder and the provisions of the Securities Act and the rules and regulations as to information supplied by PennFed specifically for inclusion or incorporation by reference in the Merger Registration Statement.

4.29.	No Dissenters Rights.

Title III, Subtitle 2 of the MGCL does not apply to this Agreement and to the transactions contemplated hereby.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF NYB

NYB represents and warrants to PennFed that the statements contained in this Article V are correct and complete as of the date of this Agreement, subject to the standard set forth in Section 5.1, and except as set forth in the NYB DISCLOSURE SCHEDULE delivered by NYB to PennFed on the date hereof, and except as to any representation or warranty which specifically relates to an earlier date, which only need be so correct as of such earlier date. NYB has made a good faith effort to ensure that the disclosure on each schedule of the NYB DISCLOSURE SCHEDULE corresponds to the section referenced herein. However, for purposes of the NYB DISCLOSURE SCHEDULE, any item disclosed on any schedule therein is deemed to be fully disclosed with respect to all schedules under which such item may be relevant as and to the extent that it is reasonably clear on the face of such schedule that such item applies to such other schedule. References to the Knowledge of NYB shall include the Knowledge of NYB’s Subsidiaries.

5.1.	Standard.

No representation or warranty of NYB contained in this Article V shall be deemed untrue or incorrect, and NYB shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any paragraph of Article V, has had or is reasonably expected to have a Material Adverse Effect, disregarding for these purposes (x) any qualification or exception for, or reference to, materiality in any such representation or warranty and (y) any use of the terms “material”, “materially”, “in all material respects”, “Material Adverse Effect” or similar terms or phrases in any such representation or warranty. The foregoing standard shall not apply to representations and warranties contained in Sections 5.2, 5.3 (other than the last sentence of Section 5.2.1 and Section 5.3.1), and 5.4, which shall be deemed untrue, incorrect and breached if they are not true and correct in all material respects based on the qualifications and standards therein contained.

5.2.	Organization.

5.2.1. NYB is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and is duly registered as a bank holding company under the BHCA. NYB has full corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification.

5.2.2. New York Community Bank is savings bank duly organized, validly existing and in good standing under the laws of the State of New York. The deposits of New York Community Bank are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid by New York Community Bank when due. New York Community Bank is a member in good standing of the FHLB and owns the requisite amount of stock therein.

5.2.3. NYB DISCLOSURE SCHEDULE 5.2.3 sets forth each direct and indirect NYB Subsidiary. Each NYB Subsidiary is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization and is duly qualified to do business in each jurisdiction where the property owned, leased or operated, or the business conducted, by such NYB Subsidiary requires such qualification. Each NYB Subsidiary has the requisite corporate power and authority to own or lease its properties and assets and to carry on its business as it is now being conducted.

5.2.3. Prior to the date of this Agreement, NYB has made available to PennFed true and correct copies of the certificate of incorporation or charter and bylaws of NYB and New York Community Bank.

5.3.	Capitalization.

5.3.1. As of the date hereof, the authorized capital stock of NYB consists of 600,000,000 shares of common stock, $0.01 par value, of which as of the date hereof, 295,146,315 shares are outstanding, validly issued, fully paid and nonassessable and free of preemptive rights, and 5,000,000 shares of preferred stock, $0.01 par value (“NYB Preferred Stock”), of which as of the date hereof, no shares are outstanding. As of the date hereof, there are no shares of NYB Common Stock held by NYB as treasury stock. As of the date hereof, neither NYB nor any NYB Subsidiary has or is bound by any Rights of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of NYB Common Stock, or any other security of NYB or any securities representing the right to vote, purchase or otherwise receive any shares of NYB Common Stock or any other security of NYB, other than shares issuable under the NYB Stock Benefit Plans.

5.4.	Authority; No Violation.

5.4.1. NYB has full corporate power and authority to execute and deliver this Agreement and, subject to receipt of the Regulatory Approvals, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by NYB and the completion by NYB of the transactions contemplated hereby, including the Merger, have been duly and validly approved by the Board of Directors of NYB, and no other corporate proceedings on the part of NYB are necessary to complete the transactions contemplated hereby, including the Merger. This Agreement has been duly and validly executed and delivered by NYB, and subject to approval by the stockholders of PennFed and receipt of the Regulatory Approvals and due and valid execution and delivery of this Agreement by PennFed, constitutes the valid and binding obligations of NYB, enforceable against NYB in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity.

5.4.2. Subject to receipt of Regulatory Approvals and PennFed’s and NYB’s compliance with any conditions contained therein, (A) the execution and delivery of this Agreement by NYB, (B) the consummation of the transactions contemplated hereby, and (C) compliance by NYB with any of the terms or provisions hereof will not: (i) conflict with or result in a breach of any provision of the certificate of incorporation charter or bylaws of NYB or New York Community Bank; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to NYB or New York Community Bank; or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default), under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of NYB or New York Community Bank under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which either of them is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults under clause (ii) or (iii) hereof which, either individually or in the aggregate, will not have a Material Adverse Effect on NYB.

5.5.	Consents.

Except for (a) the receipt of the Regulatory Approvals and compliance with any conditions contained therein, (b) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (c) the filing of the Articles of Merger with the Department, (d) the filing with and/or acceptance by the Department of articles of merger or similar documentation with respect to the Bank Merger (e) the filing with the SEC of (i) the Merger Registration Statement and (ii) such reports under Sections 13(a), 13(d), 13(g) and 16(a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby and the obtaining from the SEC of such orders as may be required in connection therewith, (f) approval of the listing of NYB Common Stock to be issued in the Merger on the Stock Exchange, (g) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of NYB Common Stock pursuant to this Agreement, and (h) the approval of this Agreement by the requisite vote of the stockholders of PennFed, no consents, waivers or approvals of, or filings or registrations with, any Governmental Entity are necessary, and, to NYB’s Knowledge, no consents, waivers or approvals of, or filings or registrations with, any other third parties are necessary, in connection with (x) the execution and delivery of this Agreement by NYB, (y) the Plan of Bank Merger by New York Community Bank and (z) the completion of the Merger and the Bank Merger. NYB has no reason to believe that (i) any Regulatory Approvals or other required consents or approvals will not be received, or that (ii) any public body or authority, the consent or approval of which is not required or to which a filing is not required, will object to the completion of the transactions contemplated by this Agreement.

5.6.	Financial Statements/Regulatory Reports.

5.6.1. NYB has previously made available to PennFed the NYB Regulatory Reports. The NYB Regulatory Reports have been prepared in all material respects in accordance with applicable regulatory accounting principles and practices throughout the periods covered by such statements.

5.6.2. NYB has previously made available to PennFed the NYB Financial Statements. The NYB Financial Statements have been prepared in accordance with GAAP, and (including the related notes where applicable) fairly present in each case in all material respects (subject in the case of the unaudited interim statements to normal year-end adjustments) the consolidated financial position, results of operations and cash flows of NYB and the NYB Subsidiaries on a consolidated basis as of and for the respective periods ending on the dates thereof, in accordance with GAAP during the periods involved, except as indicated in the notes thereto, or in the case of unaudited statements, as permitted by Form 10-Q.

5.6.3. At the date of each balance sheet included in the NYB Financial Statements or the NYB Regulatory Reports neither NYB nor New York Community Bank, as applicable, had any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such NYB Financial Statements or in the footnotes thereto or the NYB Regulatory Reports which are not fully reflected or reserved against therein or fully disclosed in a footnote thereto, except for liabilities, obligations and loss contingencies which are not material individually or in the aggregate or which are incurred in the ordinary course of business, consistent with past practice, and except for liabilities, obligations and loss contingencies which are within the subject matter of a specific representation and warranty herein and subject, in the case of any unaudited statements, to normal, recurring audit adjustments and the absence of footnotes.

5.7.	Taxes.

NYB and the NYB Subsidiaries that are at least 80 percent owned by NYB are members of the same affiliated group within the meaning of Code Section 1504(a). NYB has duly filed all federal, state and material local tax returns required to be filed by or with respect to NYB and each NYB Subsidiary on or prior to the Closing Date, taking into account any extensions (all such returns, to the Knowledge of NYB, being accurate and correct in all material respects) and has duly paid or made provisions for the payment of all material federal, state and local taxes which have been incurred by or are due or claimed to be due from NYB and any NYB Subsidiary by any taxing authority or pursuant to any written tax sharing agreement on or prior to the Closing Date other than taxes or other charges which: (i) are not delinquent; (ii) are being contested in good faith; or (iii) have not yet been fully determined. Except as set forth in NYB DISCLOSURE SCHEDULE 5.7, as of the date of this Agreement, NYB has received no notice of, and there is no audit examination, deficiency assessment, tax investigation or refund litigation with respect to any taxes of NYB or any of its Subsidiaries, and no claim has been made by any authority in a jurisdiction where NYB or any of its Subsidiaries do not file tax returns that NYB or any such Subsidiary is subject to taxation in that jurisdiction. Except as set forth in NYB DISCLOSURE SCHEDULE 5.7, NYB and its Subsidiaries have not executed an extension or waiver of any statute of limitations on the assessment or collection of any tax due that is currently in effect. NYB and each of its Subsidiaries has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and NYB and each of its Subsidiaries has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the Code and similar applicable state and local information reporting requirements.

5.8.	No Material Adverse Effect.

NYB and its subsidiaries, taken as a whole, has not suffered any Material Adverse Effect since December 31, 2005 and no event has occurred or circumstance arisen since that date which, in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on NYB.

5.9.	Ownership of Property; Insurance Coverage.

5.9.1. NYB and each NYB Subsidiary have good and, as to real property, marketable title to all material assets and properties owned by NYB or each NYB Subsidiary in the conduct of their businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the NYB Regulatory Reports and in the NYB Financial Statements or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of in the ordinary course of business, since the date of such balance sheets), subject to no material encumbrances, liens, mortgages, security interests or pledges, except: (i) those items which secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to FHLB, inter-bank credit facilities, or any transaction by a NYB Subsidiary acting in a fiduciary capacity; (ii) those reflected in the notes to the NYB Financial Statements; and (iii) statutory liens for amounts not yet delinquent or which are being contested in good faith. NYB and the NYB Subsidiaries, as lessee, have the right under valid and subsisting leases of real and personal properties used by NYB and its Subsidiaries in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them.

5.9.2. NYB and each NYB Subsidiary currently maintain insurance considered by NYB to be reasonable for their respective operations.

5.10.	Legal Proceedings.

Except as disclosed in NYB DISCLOSURE SCHEDULE 5.10 as of the date of this Agreement, neither NYB nor New York Community Bank is a party to any, and there are no pending or, to the Knowledge of NYB, threatened legal, administrative, arbitration or other proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any nature (i) against NYB or New York Community Bank involving a claim in excess of $500,000 or requesting equitable relief, (ii) to which NYB or New York Community Bank assets are or may be subject, (iii) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (iv) which would reasonably be expected to adversely affect the ability of NYB to perform its obligations under this Agreement.

5.11.	Compliance With Applicable Law.

5.11.1. Except as disclosed in NYB DISCLOSURE SCHEDULE 5.11.1, each of NYB and each NYB Subsidiary is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, and its conduct of business and its relationship with its employees, including, without limitation, the Sarbanes-Oxley Act of 2002, the USA Patriot Act, the Bank Secrecy Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act of 1977, the Home Mortgage Disclosure Act, and all other applicable fair lending laws and other laws relating to discriminatory business practices, and neither NYB nor any NYB Subsidiary has received any written notice of any material violation that is currently outstanding.

5.11.2. Each of NYB and each NYB Subsidiary has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Government Entities and Bank Regulators that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the Knowledge of NYB, no suspension or cancellation of any such permit, license, certificate, order or approval is threatened or will result from the consummation of the transactions contemplated by this Agreement, subject to obtaining the Regulatory Approvals.

5.11.3. Except as disclosed in NYB DISCLOSURE SCHEDULE 5.11.3, for the period beginning January 1, 2005, neither NYB nor any NYB Subsidiary has received any written notification or, to the Knowledge of NYB, any other communication from any Bank Regulator (i) asserting that NYB or any NYB Subsidiary is not in material compliance with any of the statutes, regulations or ordinances which such Bank Regulator enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to NYB or any NYB Subsidiary; (iii) requiring or threatening to require NYB or any NYB Subsidiary, or indicating that NYB or any NYB Subsidiary may be required, to enter into a cease and desist order, consent order, agreement or memorandum of understanding or any other agreement or undertaking (formal or informal) restricting or limiting, or purporting to restrict or limit, in any material respect the operations of NYB or any NYB Subsidiary, including without limitation any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as an “NYB Regulatory Agreement”). Neither NYB nor any NYB Subsidiary has consented to or entered into any currently effective NYB Regulatory Agreement. The most recent regulatory rating given to New York Community Bank as to compliance with the CRA is satisfactory or better. Neither NYB nor New York Community Bank is aware of any pending or, to the Knowledge of NYB, threatened CRA protest relating to the lending practices of New York Community Bank that could result in any denial of any Regulatory Approval.

5.11.4. NYB and each NYB Subsidiary is in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practice.

5.12.	Environmental Matters.

5.12.1. Except as disclosed in NYB DISCLOSURE SCHEDULE 5.12.1, to the Knowledge of NYB, neither the conduct nor operation of their business nor any condition of any property currently or previously owned or operated by any of them (including, without limitation, in a fiduciary or agency capacity), or on which any of them holds a lien, results or resulted in a violation of any Environmental Laws that is reasonably likely to impose a material liability (including a material remediation obligation) upon NYB or any of NYB Subsidiary. To the Knowledge of NYB, no condition has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, is reasonably likely to result in any material liability to NYB or any NYB Subsidiary by reason of any Environmental Laws. Neither NYB nor any NYB Subsidiary during the past five years has received any written notice from any Person that NYB or any NYB Subsidiary or the operation or condition of any property ever owned, operated, or held as collateral or in a fiduciary capacity by any of them are currently in violation of or otherwise are alleged to have financial exposure under any Environmental Laws or relating to Materials of Environmental Concern (including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any Materials of Environmental Concern at, on, beneath, or originating from any such property) for which a material liability is reasonably likely to be imposed upon NYB or any NYB Subsidiary.

5.12.2. There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or, to the NYB’s Knowledge, threatened, before any court, governmental agency or other forum against NYB or any NYB Subsidiary (x) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the presence of or release into the environment of any Materials of Environmental Concern, whether or not occurring at or on a site owned, leased or operated by any of NYB or any NYB Subsidiary.

5.13.	Securities Documents.

NYB has made available to PennFed copies of its: (i) annual reports on Form 10-K for the years ended December 31, 2005, 2004 and 2003; (ii) quarterly reports on Form 10-Q for the quarters ended March 31, 2006 and thereafter; and (iii) proxy materials used or for use in connection with its meetings of stockholders held in 2006, 2005 and 2004. Such reports and such proxy materials complied, at the time filed with the SEC, in all material respects, with the Securities Laws.

5.14.	Brokers, Finders and Financial Advisors.

Neither NYB nor any NYB Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or incurred any liability or commitment for any fees or commissions to any such person in connection with the transactions contemplated by this Agreement except for the retention of Bear, Stearns & Co., Inc. by NYB and the fee payable pursuant thereto.

5.15.	NYB Common Stock.

The shares of NYB Common Stock to be issued pursuant to this Agreement, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and subject to no preemptive rights.

5.16.	Material Contracts.

Neither NYB nor any NYB Subsidiary is a party to or subject to: (i) any collective bargaining agreement with any labor union relating to employees of NYB or any NYB Subsidiary, or (ii) any agreement which by its terms limits the payment of dividends by NYB or any NYB Subsidiary (except this Section 5.16 shall not apply to any real estate investment trust associated with NYB or any NYB Subsidiary).

5.17.	NYB Information Supplied.

The information relating to NYB and any NYB Subsidiary to be contained in the Merger Registration Statement, or in any of the documents filed with any Bank Regulator or other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Merger Registration Statement will comply with the provisions of the Securities Exchange Act and the rules and regulations thereunder and the Securities Act and the rules and regulations thereunder, except that no representation or warranty is made by NYB with respect to statements made or incorporated by reference therein based on information supplied by PennFed specifically for inclusion or incorporation by reference in the Merger Registration Statement.

5.18.	Internal Controls.

None of NYB or NYB Subsidiaries’ records, systems, controls, data or information are recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of it or its subsidiaries or accountants except as would not reasonably by expected to have a materially adverse effect on the system of internal accounting controls described in the next sentence. NYB and NYB Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

ARTICLE VI

COVENANTS OF PENNFED

6.1.	Conduct of Business.

6.1.1. Affirmative Covenants. During the period from the date of this Agreement to the Effective Time, except with the written consent of NYB, PennFed will, and it will cause each PennFed Subsidiary to: operate its business only in the usual, regular and ordinary course of business; use reasonable best efforts to preserve intact its business organization and assets and maintain its rights and franchises; and not voluntarily take any action which would (i) adversely affect the ability of the parties to obtain any Regulatory Approval or other approvals of Governmental Entities required for consummation of the transactions contemplated hereby or materially increase the period of time necessary to obtain such approvals, or (ii) adversely affect its ability to perform its covenants and agreements under this Agreement.

6.1.2. Negative Covenants. PennFed agrees that from the date of this Agreement to the Effective Time, except as otherwise specifically permitted or required by this Agreement, set forth in PENNFED DISCLOSURE SCHEDULE 6.1.2, or consented to by NYB in writing (which consent shall not be unreasonably withheld or delayed with respect to paragraphs (E), (M), (S), (V), (W), (Z) and (AA) below), it will not, and it will cause each PennFed Subsidiary not to:

(A) change or waive any provision of its Articles of Incorporation, Charter or Bylaws, except as required by law, or appoint a new director to the board directors;

(B) change the number of authorized or issued shares of its capital stock, or issue or grant any Right or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of such stock, make any grant or award under the PennFed Option Plan, or split, combine or reclassify any shares of capital stock, or declare, set aside or pay any dividend or other distribution in respect of capital stock, or redeem or otherwise acquire any shares of capital stock, except that (i) PennFed may issue shares of PennFed Common Stock upon the valid exercise, in accordance with the information set forth in PENNFED DISCLOSURE SCHEDULE 4.3.1, of presently outstanding PennFed Options issued under the PennFed Option Plan, (ii) PennFed may issue shares of PennFed Common Stock pursuant to its Dividend Reinvestment and Stock Purchase Plan, (iii) PennFed may continue to pay its regular quarterly cash dividend of $0.07 per share with payment and record dates consistent with past practice (provided the declaration of the last quarterly dividend by PennFed prior to the Effective Time and the payment thereof shall be coordinated with NYB so that holders of PennFed Common Stock do not receive dividends on both PennFed Common Stock and NYB Common Stock received in the Merger in respect of such quarter or fail to receive a dividend on at least one of the PennFed Common Stock or NYB Common Stock received in the Merger in respect of such quarter), and (iv) any PennFed Subsidiary may pay dividends to its parent company (as permitted under applicable law or regulations) consistent with past practice.

The Board of Directors of PennFed shall cause its regular quarterly dividend record dates and payment dates for PennFed Common Stock to be the same as NYB’s regular quarterly dividend record dates and payment dates for NYB Common Stock and PennFed shall not thereafter change its regular dividend payment dates and record dates.

(C) enter into, amend in any material respect or terminate any contract or agreement (including without limitation any settlement agreement with respect to litigation) except in the ordinary course of business or as set forth in Section 6.1.2(W);

(D) make application for the opening or closing of any, or open or close any, branch or automated banking facility;

(E) grant or agree to pay any bonus, severance or termination to, or enter into, renew or amend any employment agreement, severance agreement and/or supplemental executive agreement with, or increase in any manner the compensation or fringe benefits of, any of its directors, officers or employees, except: (i) as may be required pursuant to commitments existing on the date hereof and set forth on PENNFED DISCLOSURE SCHEDULES 4.9.1 and 4.13.1; or (ii) as to non-executive employees, bonuses and pay increases in the ordinary course of business consistent with past practice.

Neither PennFed nor any PennFed Subsidiary shall hire or promote any employee to a rank having a title of vice president or other more senior rank or hire any new employee at an annual rate of compensation in excess of $60,000, provided that PennFed or an PennFed Subsidiary may hire at-will, non-officer employees to fill vacancies that may from time to time arise in the ordinary course of business. In addition, PennFed may agree to pay employees of PennFed or a PennFed Subsidiary, who are identified by PennFed and agreed to in writing by NYB, a retention bonus in an individual amount not to exceed $35,000 in an aggregate amount as to all retention bonuses not in excess of $150,000 or such other amount as the parties may agree in writing;

(F) enter into or, except as may be required by law, materially modify any PennFed Compensation and Benefit Plan; or make any contributions to any Pension Plan that are not required;

(G) merge or consolidate PennFed or any PennFed Subsidiary with any other corporation; sell or lease all or any substantial portion of the assets or business of PennFed or any PennFed Subsidiary; make any acquisition of all or any substantial portion of the business or assets of any other person, firm, association, corporation or business organization other than in connection with foreclosures, settlements in lieu of foreclosure, troubled loan or debt restructuring, or the collection of any loan or credit arrangement between PennFed, or any PennFed Subsidiary, and any other Person; enter into a purchase and assumption transaction with respect to deposits and liabilities; permit the revocation or surrender by any PennFed Subsidiary of its certificate of authority to maintain, or file an application for the relocation of, any existing branch office, or file an application for a certificate of authority to establish a new branch office;

(H) sell or otherwise dispose of any asset of PennFed or of any PennFed Subsidiary other than in the ordinary course of business consistent with past practice; except for transactions with the FHLB, subject any asset of PennFed or of any PennFed Subsidiary to a lien, pledge, security interest or other encumbrance (other than in connection with deposits, repurchase agreements, bankers acceptances, “treasury tax and loan” accounts established in the ordinary course of business and transactions in “federal funds” and the satisfaction of legal requirements in the exercise of trust powers) other than in the ordinary course of business consistent with past practice; incur any indebtedness for borrowed money (or guarantee any indebtedness for borrowed money), except in the ordinary course of business consistent with past practice;

(I) take any action which would result in any of the representations and warranties of PennFed set forth in this Agreement becoming untrue as of any date after the date hereof or in any of the conditions set forth in Article IX hereof not being satisfied, except in each case as may be required by applicable law;

(J) change any method, practice or principle of accounting, except as may be required from time to time by GAAP (without regard to any optional early adoption date) or any Bank Regulator responsible for regulating PennFed or any PennFed Subsidiary;

(K) waive, release, grant or transfer any material rights of value or modify or change in any material respect any existing material agreement or indebtedness to which PennFed or any PennFed Subsidiary is a party, other than in the ordinary course of business, consistent with past practice;

(L) purchase any equity securities, or purchase any securities other than securities: (i) rated “A” or higher by either Standard & Poor’s Ratings Services or Moody’s Investors Service; (ii) with a weighted average life of not more than five years; and (iii) otherwise in the ordinary course of business consistent with past practice;

(M) except for commitments issued prior to the date of this Agreement which have not yet expired and which have been disclosed on the PENNFED DISCLOSURE SCHEDULE 6.12(M), and the renewal of existing lines of credit, make any new loan or other credit facility commitment (including without limitation, lines of credit and letters of credit) in an amount in excess of (i) $1,500,000 for a commercial real estate loan; (ii) $500,000 for a commercial business loan; or (iii) any nonconforming residential loans to be originated for retention in the loan portfolio.

(N) enter into, renew, extend or modify any other transaction (other than a deposit transaction) with any Affiliate;

(O) enter into any futures contract, option, interest rate caps, interest rate floors, interest rate exchange agreement or other agreement or take any other action for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest;

(P) except for the execution of this Agreement, and actions taken or which will be taken in accordance with this Agreement and performance thereunder, take any action that would give rise to a right of payment to any individual under any employment agreement;

(Q) make any material change in policies in existence on the date of this Agreement with regard to: the extension of credit, or the establishment of reserves with respect to the possible loss thereon or the charge off of losses incurred thereon; investments; asset/liability management; or other material banking policies except as may be required by changes in applicable law or regulations, GAAP or by a Bank Regulator or by Fannie Mae, Freddie Mac or Ginnie Mae;

(R) except for the execution and approval of this Agreement, and the consummation of transactions contemplated herein, take any action that would give rise to an acceleration of the right to payment to any individual under any PennFed Compensation and Benefit Plan;

(S) make any capital expenditures in excess of $20,000 individually or $100,000 in the aggregate, other than pursuant to binding commitments existing on the date hereof and other than expenditures necessary to maintain existing assets in good repair;

(T) except as set forth in PENNFED DISCLOSURE SCHEDULE 6.12(T), purchase or otherwise acquire any assets or incur any liabilities other than in the ordinary course of business consistent with past practices and policies;

(U) sell any participation interest in any loan (other than sales of loans secured by one- to four-family real estate that are consistent with past practice) or OREO properties;

(V) undertake, renew, extend or enter into any lease, contract or other commitment for its account that is not subject to termination on thirty (30) days or less written notice without penalty or premium, other than in the normal course of providing credit to customers as part of its banking business, involving a payment by PennFed of more than $20,000 annually, or containing any financial commitment extending beyond 12 months from the date hereof and provided further that PennFed will not enter, renew or extend any branch facility lease;

(W) pay, discharge, settle or compromise any claim, action, litigation, arbitration or proceeding, other than any such payment, discharge, settlement or compromise in the ordinary course of business consistent with past practice that involves solely money damages in the amount not in excess of $20,000 individually or $100,000 in the aggregate, and that does not create negative precedent for other pending or potential claims, actions, litigation, arbitration or proceedings;

(X) foreclose upon or take a deed or title to any commercial real estate without first conducting a Phase I environmental assessment of the property or foreclose upon any commercial real estate if such environmental assessment indicates the presence of Materials of Environmental Concern;

(Y) purchase or sell any mortgage loan servicing rights other than in the ordinary course of business consistent with past practice;

(Z) Prior to making any written or oral communications to the directors, officers or employees of PennFed or any of its Subsidiaries pertaining to compensation or benefit matters that are affected by the transactions contemplated by this Agreement, PennFed shall provide NYB with a copy or description of the intended communication, NYB shall have a reasonable period of time to review and comment on the communication, and NYB and PennFed shall cooperate in providing any such mutually agreeable communication;

(AA) issue any broadly distributed communication of a general nature to customers without the prior approval of NYB (which shall not be unreasonably withheld), except as required by law or for communications in the ordinary course of business consistent with past practice that do not relate to the Merger or other transactions contemplated hereby; or

(BB) agree to do any of the foregoing.

6.2.	Current Information.

6.2.1. During the period from the date of this Agreement to the Effective Time, PennFed will cause one or more of its representatives to confer with representatives of NYB and report the general status of its ongoing operations at such times as NYB may reasonably request. PennFed will promptly notify NYB of any material change in the normal course of its business or in the operation of its properties and, to the extent permitted by applicable law, of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of material litigation involving PennFed or any PennFed Subsidiary.

6.2.2. Penn Federal Savings Bank and New York Community Bank shall meet on a regular basis to discuss and plan for the conversion of Penn Federal Savings Bank’s data processing and related electronic informational systems to those used by New York Community Bank, which planning shall include, but not be limited to, discussion of the possible termination by Penn Federal Savings Bank of third-party service provider arrangements effective at the Effective Time or at a date thereafter, non-renewal of personal property leases and software licenses used by Penn Federal Savings Bank in connection with its systems operations, retention of outside consultants and additional employees to assist with the conversion, and outsourcing, as appropriate, of proprietary or self-provided system services, it being understood that Penn Federal Savings Bank shall not be obligated to take any such action prior to the Effective Time and, unless Penn Federal Savings Bank otherwise agrees, no conversion shall take place prior to the Effective Time, with the goal of conducting such conversion simultaneously with the consummation of the Bank Merger. In the event that Penn Federal Savings Bank takes, at the request of New York Community Bank, any action relative to third parties to facilitate the conversion that results in the imposition of any termination fees or charges, New York Community Bank shall indemnify Penn Federal Savings Bank for any such fees and charges, and the costs of reversing the conversion process, if for any reason the Merger is not consummated for any reason other than a breach of this Agreement by PennFed, or a termination of this Agreement under Section 11.1.9 or 11.1.10.

6.2.3. Penn Federal Savings Bank shall provide New York Community Bank, within fifteen (15) business days of the end of each calendar month, a written list of nonperforming assets (the term “nonperforming assets,” for purposes of this subsection, means (i) loans that are “troubled debt restructuring” as defined in Statement of Financial Accounting Standards No. 15, “Accounting by Debtors and Creditors for Troubled Debt Restructuring,” (ii) loans on nonaccrual, (iii) real estate owned, (iv) all loans ninety (90) days or more past due) as of the end of such month and (iv) and impaired loans. On a monthly basis, Penn Federal Savings Bank shall provide New York Community Bank with a schedule of all loan approvals, which schedule shall indicate the loan amount, loan type and other material features of the loan.

6.2.4. PennFed shall promptly inform NYB upon receiving notice of any legal, administrative, arbitration or other proceedings, demands, notices, audits or investigations (by any federal, state or local commission, agency or board) relating to the alleged liability of PennFed or any PennFed Subsidiary under any labor or employment law.

6.3.	Access to Properties and Records.

In order to facilitate the consummation of the Merger and the Bank Merger and the integration of the business and operations of the parties to this Agreement, subject to Section 12.1 hereof, PennFed shall permit NYB and its officers, employees, counsel, accountants and other authorized representatives, reasonable access, upon reasonable notice and throughout the period before the Effective Time, to its resources, personnel and properties and those of the PennFed Subsidiaries, and shall disclose and make available to NYB and its officers, employees, counsel, accountants and other authorized representatives during normal business hours all of its books, papers and records relating to the assets, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors’ (other than minutes that discuss any of the transactions contemplated by this Agreement or any other subject matter PennFed reasonably determines should be treated as confidential) and stockholders’ meetings, organizational documents, Bylaws, material contracts and agreements, filings with any regulatory authority, litigation files, plans affecting employees, and any other business activities or prospects in which NYB may have a reasonable interest; provided, however, that PennFed shall not be required to take any action that would provide access to or to disclose information where such access or disclosure would violate or prejudice the rights or business interests or confidences of any customer or other Person or would result in the waiver by it of the privilege protecting communications between it and any of its counsel. PennFed shall provide and shall request its auditors to provide NYB with such historical financial information regarding it (and related audit reports and consents) as NYB may reasonably request for securities disclosure purposes. NYB shall use commercially reasonable best efforts to minimize any interference with PennFed’s regular business operations during any such access to PennFed’s property, books and records. PennFed and each PennFed Subsidiary shall permit NYB, at its expense, to cause a “phase I environmental audit” and a “phase II environmental audit” to be performed at any physical location owned or occupied by PennFed or any PennFed Subsidiary.

6.4.	Financial and Other Statements.

6.4.1. Promptly upon receipt thereof, PennFed will furnish to NYB copies of each annual, interim or special audit of the books of PennFed and the PennFed Subsidiaries made by its independent accountants and copies of all internal control reports submitted to PennFed by such accountants in connection with each annual, interim or special audit of the books of PennFed and the PennFed Subsidiaries made by such accountants.

6.4.2. As soon as reasonably available, but in no event later than the date such documents are filed with the SEC, PennFed will deliver to NYB the Securities Documents filed by it with the SEC under the Securities Laws unless the Securities Documents are available on the EDGAR System maintained by the SEC, in which instance, PennFed shall notify NYB of the filing on the date thereof. PennFed will furnish to NYB copies of all documents, statements and reports as it or any PennFed Subsidiary shall send to its stockholders, the FDIC, the FRB, the OTS or any other regulatory authority, except as legally prohibited thereby. Within twenty-five (25) days after the end of each month, PennFed will deliver to NYB a consolidated balance sheet and a consolidated statement of operations, without related notes, for such month prepared in accordance with current financial reporting practices.

6.4.3. With reasonable promptness, PennFed will furnish to NYB such additional financial data that PennFed possesses and as NYB may reasonably request, including without limitation, loan reports.

6.5.	Maintenance of Insurance.

PennFed shall maintain, and cause each PennFed Subsidiary to maintain, insurance in such amounts as PennFed deems reasonable to cover such risks as are customary in relation to the character and location of theirs properties and the nature of their business.

6.6.	Disclosure Supplements.

From time to time prior to the Effective Time, PennFed will promptly supplement or amend the PENNFED DISCLOSURE SCHEDULES delivered in connection herewith with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such PENNFED DISCLOSURE SCHEDULE or which is necessary to correct any information in such PENNFED DISCLOSURE SCHEDULE which has been rendered materially inaccurate thereby. No supplement or amendment to such PENNFED DISCLOSURE SCHEDULE shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article IX and shall be for informational purposes only.

6.7.	Consents and Approvals of Third Parties.

PennFed shall use all commercially reasonable best efforts to obtain as soon as practicable all consents and approvals necessary or desirable for the consummation of the transactions contemplated by this Agreement and the Plan of Bank Merger. Without limiting the generality of the foregoing, PennFed shall utilize the services of a professional proxy soliciting firm to provide assistance in obtaining the stockholder vote required to be obtained by it hereunder.

6.8.	All Reasonable Best Efforts.

Subject to the terms and conditions herein provided, PennFed agrees to use all commercially reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement and the Plan of Bank Merger.

6.9.	Failure to Fulfill Conditions.

In the event that PennFed determines that a condition to its obligation to complete the Merger or the Bank Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify NYB.

6.10.	No Solicitation.

From and after the date hereof until the termination of this Agreement, neither PennFed, nor any PennFed Subsidiary, nor any of their respective officers, directors, employees, representatives, agents or affiliates (including, without limitation, any investment banker, attorney or accountant retained by PennFed or any of its Subsidiaries), will, directly or indirectly, initiate, solicit or encourage (including by way of furnishing non-public information or assistance) any inquiries or the making or implementation of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal (as defined below), or enter into or maintain or continue discussions or negotiate with any Person in furtherance of such inquiries, or authorize or permit any of its officers, directors, or employees or any of its subsidiaries or any investment banker, financial advisor, attorney, accountant or other representative retained by any of its subsidiaries to take any such action, and PennFed shall notify NYB orally (within one business day) and in writing (as promptly as practicable) of all of the relevant details relating to all inquiries and proposals which it or any of its Subsidiaries or any such officer, director, employee, investment banker, financial advisor, attorney, accountant or other representative may receive relating to any of such matters, provided, however, that nothing contained in this Section 6.10 shall prohibit the Board of Directors of PennFed from furnishing information to, or entering into discussions or negotiations, with any Person that makes an unsolicited written proposal to acquire PennFed pursuant to a merger, consolidation, share exchange, business combination, tender or exchange offer or other similar transaction, if, and only to the extent that, (A) the Board of Directors of PennFed determines, after consultation with and after considering the advice of its independent financial advisor, that such proposal is superior to the Merger from a financial point-of-view to PennFed’s stockholders, (B) the Board of Directors of PennFed, after consultation with and after considering the advice of independent legal counsel, determines in good faith that the failure to furnish information to or enter into discussions with such Person would be inconsistent with the Board of Directors of PennFed’s fiduciary duties under applicable law; (C) such Acquisition Proposal was not solicited by PennFed and did not otherwise result from a breach of this Section 6.10 by PennFed (such proposal that satisfies (A), (B) and (C) being referred to herein as a “Superior Proposal”); (D) PennFed promptly notifies NYB of such inquiries, proposals or offers received by, any such information requested from, or any such discussions or negotiations sought to be initiated or continued with PennFed or any of its representatives indicating, in connection with such notice, the name of such Person and the material terms and conditions of any inquiries, proposals or offers, and receives from such Person an executed confidentiality agreement; and (E) the PennFed Stockholders Meeting has not occurred. For purposes of this Agreement, “Acquisition Proposal” means any proposal or offer as to any of the following (other than the transactions contemplated hereunder) involving PennFed or any of its Subsidiaries: (i) any merger, consolidation, share exchange, business combination, or other similar transactions; (ii) any sale, lease, share exchange, mortgage, pledge, transfer or other disposition of the consolidated assets of PennFed, in a single transaction or series of transactions other than in the ordinary course of business consistent with past practice; (iii) any tender offer or exchange offer for 25% or more of the outstanding shares of capital stock of PennFed or the filing of a registration statement under the Securities Act in connection therewith; or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

6.11.	Reserves and Merger-Related Costs.

PennFed agrees to consult with NYB with respect to its loan, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves). NYB and PennFed shall also consult with respect to the character, amount and timing of restructuring charges to be taken by PennFed in connection with the transactions contemplated hereby and shall take such charges as NYB shall reasonably request, provided that no such actions need be effected until the conditions set forth in Sections 9.1. and 9. 3 have been satisfied and until NYB shall have irrevocably certified to PennFed that all conditions set forth in Article IX to the obligation of NYB to consummate the transactions contemplated hereby (other than the delivery of certificates or opinions) have been satisfied or, where legally permissible, waived. No action taken by PennFed in accordance with this Section 6.11 shall constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, agreement, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred.

6.12.	Takeover Laws; No Rights Triggered.

6.12.1. If any Takeover Law may become, or may purport to be, applicable to the transactions contemplated by this Agreement, PennFed, in conjunction with NYB, and the members of PennFed’s Board of Directors, in conjunction with NYB’s Board of Directors, will grant such approvals and take such actions as are necessary (other than any action requiring the approval of PennFed’s stockholders other than as contemplated by Section 8.1) so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Laws on any of the transactions contemplated by this Agreement.

6.12.2. PennFed shall take all actions necessary or required to ensure that the entering into this Agreement, and the consummation of the transactions contemplated hereby, will not cause NYB or any affiliate of NYB to become an “Acquiring Person” (as defined in the PennFed Rights Agreement) for purposes of the PennFed Rights Agreement, and a “Distribution Date” (as defined in the PennFed Rights Agreement) under the PennFed Rights Agreement will not occur, and the PennFed Rights will not become separable, distributable, unredeemable or exercisable.

ARTICLE VII

COVENANTS OF NYB

7.1.	Conduct of Business.

During the period from the date of this Agreement to the Effective Time, except with the written consent of PennFed, NYB will not, and will cause New York Community Savings Bank not to, voluntarily take any action, unless required by applicable law or regulation, that would: (i) adversely affect the ability of the parties to obtain any Regulatory Approval or other approvals of Governmental Entities required for the consummation of the transactions contemplated hereby; (ii) adversely affect its ability to perform its covenants and agreements under this Agreement; (iii) result in any of the conditions set forth in Article IX hereof not being satisfied, or any of its representations or warranties in this Agreement becoming untrue as of any date after the date hereof, subject to opportunity to cure as set forth in Section 11.1.2; or (iv) result in the reduction of NYB’s regular quarterly cash dividend, or result in the declaration, setting aside or payment of any extraordinary dividend or other distribution in respect of NYB capital stock.

7.2.	Current Information.

During the period from the date of this Agreement to the Effective Time, NYB will cause one or more of its representatives to confer with representatives of PennFed and report the general status of its financial condition, operations and business and matters relating to the completion of the transactions contemplated hereby, at such times as PennFed may reasonably request. NYB will promptly notify PennFed of any material change in the normal course of its business or in the operation of its properties and, to the extent permitted by applicable law, of any governmental complaints, investigations or hearings

(or communications indicating that the same may be contemplated), or the institution or the threat of material litigation involving NYB or any NYB Subsidiary.

7.3.	Financial and Other Statements.

As soon as reasonably available, but in no event later than the date such documents are filed with the SEC, NYB will deliver to PennFed the Securities Documents filed by it with the SEC under the Securities Laws. NYB will furnish to PennFed copies of all documents, statements and reports as it or New York Community Bank file with, or receive from, any Bank Regulatory or other Governmental Entity with respect to the Merger and the Bank Merger.

7.4.	Disclosure Supplements.

From time to time prior to the Effective Time, NYB will promptly supplement or amend the NYB DISCLOSURE SCHEDULES delivered in connection herewith with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such NYB DISCLOSURE SCHEDULE or which is necessary to correct any information in such NYB DISCLOSURE SCHEDULE which has been rendered materially inaccurate thereby. No supplement or amendment to such NYB DISCLOSURE SCHEDULE shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article IX and shall be for informational purposes only.

7.5.	Consents and Approvals of Third Parties.

NYB shall use all commercially reasonable best efforts to obtain as soon as practicable all consents and approvals necessary or desirable for the consummation of the transactions contemplated by this Agreement and the Plan of Bank Merger.

7.6.	All Reasonable Best Efforts.

Subject to the terms and conditions herein provided, NYB agrees to use all commercially reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement and the Plan of Bank Merger.

7.7.	Failure to Fulfill Conditions.

In the event that NYB determines that a condition to its obligation to complete the Merger or the Bank Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify PennFed.

7.8.	Employee Benefits.

7.8.1. Subject to Section 4.9.4, NYB agrees that it will honor all PennFed Compensation and Benefit Plans in accordance with their terms as in effect immediately before the Effective Time as disclosed in the PENNFED DISCLOSURE SCHEDULE, subject to any amendment or termination thereof that may be required by the terms of this Agreement. NYB will review all PennFed Compensation and Benefit Plans that are generally and uniformly provided to employees to determine whether to maintain, terminate or continue such plans. In the event employee compensation and/or benefits as currently provided by PennFed or any PennFed Subsidiary are changed or terminated by NYB, in whole or in part, NYB shall provide Continuing Employees (as defined below) with compensation and benefits that are, in the aggregate, substantially similar to the compensation and benefits provided to similarly situated employees of NYB or its applicable NYB Subsidiary (as of the date any such compensation or benefit is provided). Continuing Employees who become participants in an NYB compensation and benefit plan shall, for purposes of determining eligibility for and for any applicable vesting periods of such employee benefits only (and not for benefit accrual purposes except for vacation or as otherwise specifically set forth herein) be given credit for meeting eligibility and vesting requirements in such plans for service as an employee of PennFed or any PennFed Subsidiary or any predecessor thereto prior to the Effective Time. This Agreement shall not be construed to limit the ability of NYB or New York Community Bank to terminate the employment of any employee or to review employee benefits programs from time to time and to make such changes as they deem appropriate.

7.8.2. In the event of any termination or consolidation of any PennFed health plan with any NYB health plan, NYB shall make available to employees of PennFed or any PennFed Subsidiary who continue employment with NYB or a NYB Subsidiary (“Continuing Employees”) and their dependents employer-provided health coverage on the same basis as it provides such coverage to NYB employees. Unless a Continuing Employee affirmatively terminates coverage under a PennFed health plan prior to the time that such Continuing Employee becomes eligible to participate in the NYB health plan, no coverage of any of the Continuing Employees or their dependents shall terminate under any of the PennFed health plans prior to the time such Continuing Employees and their dependents become eligible to participate in the health plans, programs and benefits generally available to all employees of NYB and New York Community Bank and their dependents. In the event of a termination or consolidation of any PennFed health plan, terminated PennFed employees and qualified beneficiaries will have the right to continued coverage under group health plans of NYB in accordance with Code Section 4980B(f), consistent with the provisions below. In the event of any termination of any PennFed health plan, or consolidation of any PennFed health plan with any NYB health plan, any coverage limitation under the NYB health plan due to any pre-existing condition shall be waived by the NYB health plan to the degree that such condition was covered by the PennFed health plan and such condition would otherwise have been covered by the NYB health plan in the absence of such coverage limitation. All PennFed Employees who cease participating in a PennFed health plan and become participants in a comparable NYB health plan shall receive credit for any co-payment and deductibles paid under PennFed’s health plan for purposes of satisfying any applicable deductible or out-of-pocket requirements under the NYB health plan, upon substantiation, in a form satisfactory to NYB that such co-payment and/or deductible has been satisfied.

7.8.3. Neither party hereto nor any of its Subsidiaries shall take or refrain from taking any action or be required to take or refrain from taking any action with respect to any PennFed Compensation and Benefit Plan that would subject any participant thereunder to additional tax under Section 409A of the Code.

7.9.	Directors and Officers Indemnification and Insurance.

7.9.1. NYB shall maintain in effect for six (6) years following the Effective Time, the current directors’ and officers’ liability insurance policies maintained by PennFed (provided, that NYB may substitute therefor policies of at least the same coverage containing terms and conditions which are not materially less favorable) with respect to matters occurring prior to or at the Effective Time; provided, however, that in no event shall NYB be required to expend in the aggregate pursuant to this Section 7.9.1 more than 150% of the annual cost currently expended by PennFed with respect to such insurance (the “Maximum Amount”); provided, further, that if the amount of the annual premium necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, NYB shall maintain the most advantageous policies of directors’ and officers’ insurance obtainable for a premium equal to the Maximum Amount. In connection with the foregoing, PennFed agrees in order for NYB to fulfill its agreement to provide directors and officers liability insurance policies for six years to provide such insurer or substitute insurer with such reasonable and customary representations as such insurer may request with respect to the reporting of any prior claims.

7.9.2. In addition to 7.9.1, from and after the Effective Time, NYB shall indemnify and hold harmless each person who is now, or who has been at any time before the date hereof, or who becomes before the Effective Time, an officer or director of PennFed (the “Indemnified Parties”) against all losses, claims, damages, costs, expenses (including attorney’s fees), liabilities or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of NYB, which consent shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, or administrative (each a “Claim”), in which an Indemnified Party is, or is threatened to be made, a party or witness in whole or in part on or arising in whole or in part out of the fact that such person is or was a director or officer of PennFed or a PennFed Subsidiary if such Claim pertains to any matter of fact arising, existing or occurring at or before the Effective Time (including, without limitation, the Merger and the other transactions contemplated hereby), regardless of whether such Claim is asserted or claimed before, or after, the Effective Time (the “Indemnified Liabilities”), to the fullest extent permitted under PennFed’s Articles of Incorporation or Bylaws to the extent permitted by applicable law. NYB shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the full extent permitted by applicable state or Federal law upon receipt of an undertaking to repay such advance payments if he shall be adjudicated or determined to be not entitled to indemnification in the manner set forth below. Any Indemnified Party wishing to claim indemnification under this Section 7.9.2 upon learning of any Claim, shall notify NYB (but the failure so to notify NYB shall not relieve it from any liability which it may have under this Section 7.9.2, except to the extent such failure materially prejudices NYB) and shall deliver to NYB the undertaking referred to in the previous sentence. In the event of any such Claim (whether arising before or after the Effective Time) (1) NYB shall have the right to assume the defense thereof (in which event the Indemnified Parties will cooperate in the defense of any such matter) and upon such assumption NYB shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if NYB elects not to assume such defense, or counsel for the Indemnified Parties reasonably advises the Indemnified Parties that there are or may be (whether or not any have yet actually arisen) issues which raise conflicts of interest between NYB and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to them, and NYB shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties, (2) NYB shall be obligated pursuant to this paragraph to pay for only one firm of counsel for all Indemnified Parties whose reasonable fees and expenses shall be paid promptly as statements are received, (3) NYB shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), and (4) no indemnification shall be available to the extent the person seeking indemnification has not acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of PennFed or a PennFed Subsidiary or its successor, and with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. The determination shall be made by a majority vote of a quorum consisting of the Directors of NYB who are not involved in such proceeding.

7.9.3. NYB shall pay all expenses (including attorneys’ fees) that may be reasonably incurred by an Indemnified Party in enforcing the indemnity and other obligations of NYB under this Section 7.9; provided, however, that NYB shall only be required to pay such expenses contemplated if it is first determined by final judicial decision that such Indemnified Party is entitled to indemnity under this Section 7.9.

7.9.4. In the event that either NYB or any of its successors or assigns to the extent not assumed by operation of law, transfers all or substantially all of its properties and assets to any Person,

then, and in each such case, proper provision shall be made so that the successors and assigns of NYB shall assume the obligations set forth in this Section 7.9.

7.9.5. The obligations of NYB provided under this Section 7.9 are intended to be enforceable against NYB directly by the Indemnified Parties and shall be binding on all respective successors and permitted assigns of NYB.

7.10.	Stock Listing.

NYB agrees to list on the Stock Exchange (or such other national securities exchange on which the shares of the NYB Common Stock shall be listed as of the date of consummation of the Merger), subject to official notice of issuance, the shares of NYB Common Stock to be issued in the Merger.

7.11.	Stock Reserve.

NYB agrees at all times from the date of this Agreement until the Merger Consideration has been paid in full to reserve a sufficient number of shares of its common stock to fulfill its obligations under this Agreement.

7.12.	Section 16(b) Exemption.

NYB and PennFed agree that, in order to most effectively compensate and retain PennFed Insiders in connection with the Merger, both prior to and after the Effective Time, it is desirable that PennFed Insiders not be subject to a risk of liability under Section 16(b) of the Exchange Act to the fullest extent permitted by applicable law in connection with the conversion of shares of PennFed Common Stock into shares of NYB in the Merger, and for that compensatory and retentive purpose agree to the provisions of this Section 7.12. Assuming that PennFed delivers to NYB the PennFed Section 16 Information in a timely fashion prior to the Effective Time, the Board of Directors of NYB, or a committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall reasonably promptly thereafter and in any event prior to the Effective Time adopt a resolution providing in substance that the receipt by the PennFed Insiders (as defined below) of NYB Common Stock in exchange for shares of PennFed Common Stock and/or New Options for PennFed Options, pursuant to the transactions contemplated hereby and to the extent such securities are listed in the PennFed Section 16 Information, are intended to be exempt from liability pursuant to Section 16(b) under the Exchange Act to the fullest extent permitted by applicable law. “PennFed Section 16 Information” means information accurate in all material respects regarding the PennFed Insiders, the number of shares of PennFed Common Stock held by each such PennFed Insider and expected to be exchanged for NYB Common Stock in the Merger and the number and description of the PennFed Options expected to be converted to New Options in connection with the Merger; provided the requirement for a description of any PennFed Options shall be deemed to be satisfied if copies of all plans and copies of all executed agreements, under which such options have been granted have been delivered to NYB. “PennFed Insiders” means those officers and directors of PennFed who are subject to the reporting requirements of Section 16(a) of the Exchange Act and who are expected to be subject to Section 16(a) of the Exchange Act with respect to NYB Common Stock subsequent to the Effective Time.

ARTICLE VIII

REGULATORY AND OTHER MATTERS

8.1.	PennFed Stockholder Meeting.

8.1.1. PennFed will promptly take all steps necessary to duly call, give notice of, convene and hold a meeting of its stockholders (the “PennFed Stockholders Meeting”), for the purpose of considering this Agreement and the Merger, and for such other purposes as may be, in PennFed’s reasonable judgment, necessary or desirable as soon as practicable after the Merger Registration Statement is declared effective. Subject to the next sentence, the Board of Directors of PennFed shall (i) recommend approval of this Agreement by the PennFed stockholders, (ii) take all reasonable lawful action to solicit approval of this Agreement by the PennFed stockholders and (iii) not withdraw, modify or change in any manner adverse to NYB such favorable recommendation. The Board of Directors of PennFed may withdraw, modify or qualify any such recommendation only in connection with a Superior Proposal, as set forth in Section 6.10 of this Agreement, and only if such Board of Directors, after having consulted with and considered the advice of outside counsel to such Board, has determined that the making of such recommendation, or the failure so to withdraw, modify or change its recommendation, would be inconsistent with the fiduciary duties of such directors under applicable law. The Board of Directors of PennFed will consult with NYB with respect to each of the foregoing matters.

8.2.	Proxy Statement-Prospectus.

8.2.1. For the purposes (x) of registering NYB Common Stock to be offered to holders of PennFed Common Stock in connection with the Merger with the SEC under the Securities Act and (y) of holding the PennFed Stockholders Meeting, NYB shall draft and prepare, and PennFed shall cooperate in the preparation of, the Merger Registration Statement, including a proxy statement and prospectus satisfying all applicable requirements of applicable state securities and banking laws, and of the Securities Act and the Exchange Act, and the rules and regulations thereunder (such proxy statement/prospectus in the form mailed to the PennFed stockholders, together with any and all amendments or supplements thereto, being herein referred to as the “Proxy Statement-Prospectus”). NYB shall use its reasonable best efforts to file the Merger Registration Statement, including the Proxy Statement-Prospectus, with the SEC within 45 days after the date hereof. Each of NYB and PennFed shall use their reasonable best efforts to have the Merger Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and PennFed shall thereafter promptly mail the Proxy Statement-Prospectus to its stockholders. NYB shall also use its best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and PennFed shall furnish all information concerning PennFed and the holders of PennFed Common Stock as may be reasonably requested in connection with any such action.

8.2.2. PennFed shall provide NYB with any information concerning itself that NYB may reasonably request in connection with the drafting and preparation of the Proxy Statement-Prospectus, and NYB shall notify PennFed promptly of the receipt of any comments of the SEC with respect to the Proxy Statement-Prospectus and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to PennFed promptly copies of all correspondence between NYB or any of their representatives and the SEC. NYB shall give PennFed and its counsel the opportunity to review and comment on the Proxy Statement-Prospectus prior to its being filed with the SEC and shall give PennFed and its counsel the opportunity to review and comment on all amendments and supplements to the Proxy Statement-Prospectus and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Each of NYB and PennFed agrees to use all reasonable best efforts, after consultation with the other party hereto, to respond promptly to all such comments of and requests by the SEC and to cause the Proxy

Statement-Prospectus and all required amendments and supplements thereto to be mailed to the holders of PennFed Common Stock entitled to vote at the PennFed Stockholders Meeting hereof at the earliest practicable time.

8.2.3. PennFed and NYB shall promptly notify the other party if at any time it becomes aware that the Proxy Statement-Prospectus or the Merger Registration Statement contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. In such event, PennFed shall cooperate with NYB in the preparation of a supplement or amendment to such Proxy Statement-Prospectus that corrects such misstatement or omission, and NYB shall file an amended Merger Registration Statement with the SEC, and PennFed shall mail an amended Proxy Statement-Prospectus to the PennFed stockholders.

8.3.	Regulatory Approvals.

Each of PennFed and NYB will cooperate with the other and use all reasonable best efforts to promptly prepare all necessary documentation, to effect all necessary filings and to obtain all necessary permits, consents, waivers, approvals and authorizations of the SEC, the Bank Regulators and any other third parties and governmental bodies necessary to consummate the transactions contemplated by this Agreement and the Plan of Bank Merger. PennFed and NYB will furnish each other and each other’s counsel with all information concerning themselves, their subsidiaries, directors, officers and stockholders and such other matters as may be necessary or advisable in connection any application, petition or any other statement or application made by or on behalf of PennFed or NYB to any Bank Regulator or other Governmental Entity in connection with the Merger, and the other transactions contemplated by this Agreement. PennFed shall have the right to review and approve in advance all characterizations of the information relating to PennFed and any of its Subsidiaries, which appear in any filing made in connection with the transactions contemplated by this Agreement with any Bank Regulator or other Governmental Entity.

8.4.	Affiliates.

8.4.1. PennFed shall use all reasonable best efforts to cause each director, executive officer and other person who is an “affiliate” (for purposes of Rule 145 under the Securities Act) of PennFed to deliver to NYB, as soon as practicable after the date of this Agreement, and at least thirty (30) days prior to the date of the PennFed Stockholders Meeting, a written agreement, in the form of Exhibit C hereto, providing that such person will not sell, pledge, transfer or otherwise dispose of any shares of NYB Common Stock to be received by such “affiliate,” as a result of the Merger otherwise than in compliance with the applicable provisions of the Securities Act and the rules and regulations thereunder.

ARTICLE IX

CLOSING CONDITIONS

9.1.	Conditions to Each Party’s Obligations under this Agreement.

The respective obligations of each party under this Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, none of which may be waived:

9.1.1. Stockholder Approval. This Agreement and the transactions contemplated hereby shall have been approved by the requisite vote of the stockholders of PennFed.

9.1.2. Injunctions. None of the parties hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction that enjoins or prohibits the consummation of the transactions contemplated by this Agreement and no statute, rule or regulation shall have been enacted, entered, promulgated, interpreted, applied or enforced by any Governmental Entity or Bank Regulator, that enjoins or prohibits the consummation of the transactions contemplated by this Agreement or the Plan of Bank Merger.

9.1.3. Regulatory Approvals. All Regulatory Approvals and other necessary approvals, authorizations and consents of any Governmental Entities required to consummate the transactions contemplated by this Agreement and the Plan of Bank Merger shall have been obtained and shall remain in full force and effect and all waiting periods relating to such approvals, authorizations or consents shall have expired; and no such approval, authorization or consent shall include any condition or requirement, excluding standard conditions that are normally imposed by the regulatory authorities in bank merger transactions, that would, in the good faith reasonable judgment of the Board of Directors of NYB, materially and adversely affect the business, operations, financial condition, property or assets of the combined enterprise of PennFed, Penn Federal Savings Bank and NYB or materially impair the value of PennFed and Penn Federal Savings Bank, taken as a whole, to NYB.

9.1.4. Effectiveness of Merger Registration Statement. The Merger Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Merger Registration Statement shall have been issued, and no proceedings for that purpose shall have been initiated or threatened by the SEC and, if the offer and sale of NYB Common Stock in the Merger is subject to the blue sky laws of any state, shall not be subject to a stop order of any state securities commissioner.

9.1.5. New York Stock Exchange Listing. The shares of NYB Common Stock to be issued in the Merger shall have been authorized for listing on the Stock Exchange, subject to official notice of issuance.

9.2.	Conditions to the Obligations of NYB under this Agreement.

The obligations of NYB under this Agreement shall be further subject to the satisfaction of the conditions set forth in Sections 9.2.1 through 9.2.4 at or prior to the Closing Date:

9.2.1. Representations and Warranties. Each of the representations and warranties of PennFed set forth in this Agreement shall be true and correct as of the date of this Agreement and upon the Effective Time with the same effect as though all such representations and warranties had been made on the Effective Time (except to the extent such representations and warranties speak as of an earlier date), in any case subject to the standard set forth in Section 4.1; and PennFed shall have delivered to NYB a certificate to such effect signed by the Chief Executive Officer and the Chief Financial Officer of PennFed as of the Effective Time.

9.2.2. Agreements and Covenants. PennFed shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by it at or prior to the Effective Time, and NYB shall have received a certificate signed on behalf of PennFed by the Chief Executive Officer and Chief Financial Officer of PennFed to such effect dated as of the Effective Time.

9.2.3. Permits, Authorizations, Etc. PennFed shall have obtained any and all material permits, authorizations, consents, waivers, clearances or approvals required for the lawful consummation of the Merger.

9.2.4. No Material Adverse Effect. Since June 30, 2006, no event has occurred or circumstance arisen that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on PennFed.

PennFed will furnish NYB with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in this Section 9.2 as NYB may reasonably request.

9.3.	Conditions to the Obligations of PennFed under this Agreement.

The obligations of PennFed under this Agreement shall be further subject to the satisfaction of the conditions set forth in Sections 9.3.1 through 9.3.4 at or prior to the Closing Date:

9.3.1. Representations and Warranties. Each of the representations and warranties of NYB set forth in this Agreement shall be true and correct as of the date of this Agreement and upon the Effective Time with the same effect as though all such representations and warranties had been made on the Effective Time (except to the extent such representations and warranties speak as of an earlier date), in any case subject to the standard set forth in Section 5.1; and NYB shall have delivered to PennFed a certificate to such effect signed by the Chief Executive Officer and the Chief Financial Officer of NYB as of the Effective Time.

9.3.2. Agreements and Covenants. NYB shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by it at or prior to the Effective Time, and PennFed shall have received a certificate signed on behalf of NYB by the Chief Executive Officer and Chief Financial Officer to such effect dated as of the Effective Time.

9.3.3. Permits, Authorizations, Etc. NYB shall have obtained any and all material permits, authorizations, consents, waivers, clearances or approvals required for the lawful consummation of the Merger and the Bank Merger.

9.3.4. No Material Adverse Effect. Since June 30, 2006, no event has occurred or circumstance arisen that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on NYB.

NYB will furnish PennFed with such certificates of their officers or others and such other documents to evidence fulfillment of the conditions set forth in this Section 9.3 as PennFed may reasonably request.

ARTICLE X

THE CLOSING

10.1.	Time and Place.

Subject to the provisions of Articles IX and XI hereof, the Closing of the transactions contemplated hereby shall take place at the offices of Muldoon Murphy & Aguggia LLP, 5101 Wisconsin Avenue, NW, Washington, D.C. 20016 at 10:00 a.m. local time, or at such other place or time upon which NYB and PennFed mutually agree. A pre-closing of the transactions contemplated hereby (the “Pre-Closing”) shall take place at the offices of Muldoon Murphy & Aguggia LLP, 5101 Wisconsin Avenue, NW, Washington, D.C. 20016 at 10:00 a.m. local time on the day prior to the Closing Date.

10.2.	Deliveries at the Pre-Closing and the Closing.

At the Pre-Closing there shall be delivered to NYB and PennFed the opinions, certificates, and other documents and instruments required to be delivered at the Pre-Closing under Article IX hereof. At or prior to the Closing, NYB shall have delivered the Aggregate Merger Consideration to the Exchange Agent.

ARTICLE XI

TERMINATION, AMENDMENT AND WAIVER

11.1.	Termination.

This Agreement may be terminated at any time prior to the Closing Date, whether before or after approval of the Merger by the stockholders of PennFed:

11.1.1. At any time by the mutual written agreement of the Boards of Directors of each of NYB and PennFed;

11.1.2. By the Board of Directors of either party (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the representations or warranties set forth in this Agreement on the part of the other party, which breach by its nature cannot be cured prior to the Termination Date or shall not have been cured within thirty (30) days after written notice of such breach by the terminating party to the other party provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 11.1.2 unless the breach of representation or warranty, together with all other such breaches, would entitle the terminating party not to consummate the transactions contemplated hereby under Section 9.2.1 (in the case of a breach of a representation or warranty by PennFed) or Section 9.3.1 (in the case of a breach of a representation or warranty by NYB);

11.1.3. By the Board of Directors of either party (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material failure to perform or comply with any of the covenants or agreements set forth in this Agreement on the part of the other party, which failure by its nature cannot be cured prior to the Termination Date or shall not have been cured within thirty (30) days after written notice of such failure by the terminating party to the other party provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 11.1.3 unless the breach of covenant or agreement, together with all other such breaches, would entitle the terminating party not to consummate the transactions contemplated hereby under Section 9.2.2 (in the case of a breach of covenant by PennFed) or Section 9.3.2 (in the case of a breach of covenant by NYB);

11.1.4. At the election of the Board of Directors of either party if the Closing shall not have occurred by the Termination Date, or such later date as shall have been agreed to in writing by NYB and PennFed; provided, that no party may terminate this Agreement pursuant to this Section 11.1.4 if the failure of the Closing to have occurred on or before said date was due to such party’s material breach of any representation, warranty, covenant or other agreement contained in this Agreement;

11.1.5. By the Board of Directors of either party if the stockholders of PennFed shall have voted at the PennFed Stockholders Meeting on this Agreement and such vote shall not have been sufficient to approve this Agreement, provided, however, that the right to terminate this Agreement under this Section 11.1.5 shall not be available to PennFed if it failed to comply with its obligations under Section 6.10 or Section 8.1;

11.1.6. By the Board of Directors of either party if (i) final action has been taken by a Bank Regulator whose approval is required in connection with this Agreement and the transactions contemplated hereby, which final action (x) has become unappealable and (y) does not approve this Agreement or the transactions contemplated hereby, or (ii) any court of competent jurisdiction or other Governmental Entity shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable;

11.1.7. By the Board of Directors of NYB if PennFed shall have breached Section 6.10 or the Board of Directors of PennFed shall have withdrawn its recommendation that PennFed stockholders approve this Agreement and the transactions contemplated thereunder;

11.1.8. By the Board of Directors of either party (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) in the event that any of the conditions precedent to the obligations of such party to consummate the Merger cannot be satisfied or fulfilled by the date specified in Section 11.1.4 of this Agreement;

11.1.9. By the Board of Directors of NYB if PennFed has received a Superior Proposal in accordance with Section 6.10 of this Agreement, and either (i) PennFed has entered into an acquisition agreement with respect to the Superior Proposal, or (ii) the Board of Directors of PennFed withdraws its recommendation of this Agreement, fails to make such recommendation or modifies or qualifies its recommendation in a manner adverse to NYB;

11.1.10. By the Board of Directors of PennFed if PennFed has received a Superior Proposal in accordance with Section 6.10 of this Agreement and the Board of Directors of PennFed has made a determination to accept such Superior Proposal; provided that PennFed shall not terminate this Agreement pursuant to this Section 11.1.10 and enter in a definitive agreement with respect to the Superior Proposal until the expiration of five (5) business days following NYB’s receipt of written notice advising NYB that PennFed has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal (and including a copy thereof with all accompanying documentation, if in writing) identifying the Person making the Superior Proposal and stating whether PennFed intends to enter into a definitive agreement with respect to the Superior Proposal. After providing such notice, PennFed shall provide a reasonable opportunity to NYB during the five (5) business day period to make such adjustments in the terms and conditions of this Agreement as would enable PennFed to proceed with the Merger on such adjusted terms; and

11.1.11 By PennFed, if its Board of Directors so determines by a majority vote of the members of its entire Board, at any time during the five (5) business day period commencing on the Determination Date, such termination to be effective on the 30th day following such Determination Date (“Effective Termination Date”), if both of the following conditions are satisfied:

(i) The NYB Market Value on the Determination Date is less than $13.167; and

(ii) The number obtained by dividing the NYB Market Value on the Determination Date by the Initial NYB Market Value ($15.96) (“NYB Ratio”) shall be less than the quotient obtained by dividing the Final Index Price by the Initial Index Price minus 0.175;

subject, however, to the following three sentences. If PennFed elects to exercise its termination right pursuant to this Section 11.1.11, it shall give prompt written notice thereof to NYB. During the five business day period commencing with its receipt of such notice, NYB shall have the option of paying additional Merger Consideration in the form of NYB Common Stock, cash, or a combination of NYB

Common Stock and cash so that the Merger Consideration shall be valued at the lesser of (i) the product of 0.825 and the Initial NYB Market Value multiplied by the Exchange Ratio or (ii) the product obtained by multiplying the Index Ratio by the Initial NYB Market Value multiplied by the Exchange Ratio. If within such five business day period, NYB delivers written notice to PennFed that it intends to proceed with the Merger by paying such additional consideration, as contemplated by the preceding sentence, then no termination shall have occurred pursuant to this Section 11.1.11 and this Agreement shall remain in full force and effect in accordance with its terms (except that the Merger Consideration shall have been so modified).

For purposes of this Section 11.1.11, the following terms shall have the meanings indicated below:

“Acquisition Transaction” means (i) a merger or consolidation, or any similar transaction, involving the relevant companies, (ii) a purchase, lease or other acquisition of all or substantially all of the assets of the relevant companies, (iii) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 10% or more of the voting power of the relevant companies; or (iv) agree or commit to take any action referenced above.

“Determination Date” means the first date on which all Regulatory Approvals (and waivers, if applicable) necessary for consummation of the Merger and the transactions contemplated in this Agreement have been received.

“Final Index Price” means the sum of the Final Prices for each company comprising the Index Group multiplied by the weighting set forth opposite such company’s name in the definition of Index Group below.

“Final Price,” with respect to any company belonging to the Index Group, means the average of the daily closing sales prices of a share of common stock of such company (and if there is no closing sales price on any such day, then the mean between the closing bid and the closing asked prices on that day), as reported on the consolidated transaction reporting system for the market or exchange on which such common stock is principally traded, for the ten consecutive trading days immediately preceding the Determination Date.

“NYB Market Value on the Determination Date” shall be the average of the daily closing sales prices of a share of NYB Common Stock as reported on the Stock Exchange for the ten consecutive trading days immediately preceding the Determination Date.

“Index Group” means the financial institution holding companies or financial institutions listed below, the common stock of all of which shall be publicly traded and as to which there shall not have been an Acquisition Transaction involving such company publicly announced at any time during the period beginning on the date of this Agreement and ending on the Determination Date. In the event that the common stock of any such company ceases to be publicly traded or an Acquisition Transaction for such company to be acquired, or for such company to acquire another company in a transaction with a value exceeding 25% of the acquiror’s market capitalization as reflected in the table below, is announced at any time during the period beginning on the date of this Agreement and ending on the Determination Date, such company will be removed from the Index Group, and the weights attributed to the remaining companies will be adjusted proportionately for purposes of determining the Final Index Price and the Initial Index Price. The financial institution holding companies and financial institutions and the weights attributed to them are as follows:

Company Name	Common Shares Outstanding Most Recent Quarter (Actual)	Weight (%)	Index Price
Astoria Financial Corporation	99,326,924	4.34%	$1.25
Brookline Bancorp, Inc.	61,583,773	2.69%	0.36
Dime Community Bancshares, Inc.	36,665,264	1.60%	0.22
First Niagara Financial Group, Inc.	110,794,822	4.84%	0.68
Flushing Financial Corporation	21,115,105	0.92%	0.16
Hudson City Bancorp, Inc.	565,714,563	24.73%	3.33
Investors Bancorp, Inc. (MHC)	116,275,688	5.08%	0.75
New Alliance Bancshares, Inc.	109,777,926	4.80%	0.74
Provident Financial Services, Inc.	63,563,973	2.78%	0.51
Provident New York Bancorp	42,699,046	1.87%	0.26
Roma Financial Corporation (MHC)	32,731,875	1.43%	0.21
Signature Bank	29,463,074	1.29%	0.37
Washington Mutual, Inc.	945,098,000	41.32%	17.65
Webster Financial Corporation	52,476,000	2.29%	1.09

Total:	2,287,286,033	100.00%	$27.57

(1)	Weighting based on index company common shares outstanding as of most recent quarter available.

“Initial NYB Market Value” equals $15.96, adjusted as indicated in the last sentence of this Section 11.1.11.

“Initial Index Price” means the sum of the per share closing sales price as of November 2, 2006 of the common stock of each company comprising the Index Group multiplied by the applicable weighting, as such prices are reported on the consolidated transaction reporting system for the market or exchange on which such common stock is principally traded ($27.57).

“Index Ratio” shall be the Final Index Price divided by the Initial Index Price.

If NYB or any company belonging to the Index Group declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of this Agreement and the Determination Date, the prices for the common stock of such company shall be appropriately adjusted for the purposes of applying this Section 11.1.11.

11.2.	Effect of Termination.

11.2.1. In the event of termination of this Agreement pursuant to any provision of Section 11.1, this Agreement shall forthwith become void and have no further force, except that (i) the provisions of this Section 11.2 and Article XII, and any other Section which, by its terms, relates to post-termination rights or obligations, shall survive such termination of this Agreement and remain in full force and effect.

11.2.2. If this Agreement is terminated, expenses and damages of the parties hereto shall be determined as follows:

(A) Except as provided below, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

(B) In the event of a termination of this Agreement because of a willful breach of any representation, warranty, covenant or agreement contained in this Agreement, the breaching party shall remain liable for any and all damages, costs and expenses, including all reasonable attorneys’ fees, sustained or incurred by the non-breaching party as a result thereof or in connection therewith or with respect to the enforcement of its rights hereunder.

(C) As a condition of NYB’s willingness, and in order to induce NYB, to enter into this Agreement, and to reimburse NYB for incurring the costs and expenses related to entering into this Agreement and consummating the transactions contemplated by this Agreement, PennFed hereby agrees to pay NYB, and NYB shall be entitled to payment of a fee of ten million dollars ($10,000,000) (the “NYB Fee”), within three (3) business days following the occurrence of any of the events set forth below:

(i) PennFed terminates this Agreement pursuant to Section 11.1.10, NYB terminates this Agreement pursuant to Section 11.1.9 or the Board of Directors of PennFed authorizes or endorses an Acquisition Proposal; or

(ii) The entering into a definitive agreement by PennFed relating to an Acquisition Proposal or the consummation of an Acquisition Proposal involving PennFed before the fifteen month anniversary of the occurrence of any of the following: (i) the termination of this Agreement by NYB pursuant to Section 11.1.2 or 11.1.3 because of a willful breach by PennFed; or (ii) the termination of this Agreement by NYB or PennFed pursuant to Section 11.1.4, 11.1.5 or 11.1.9 if prior to such termination a proposal for an Acquisition Proposal shall have been made known to PennFed or has been made directly to its shareholders to make an Acquisition Proposal; provided, however, that if NYB pursues any cause of action against PennFed or any of its Subsidiaries under Section 11.2.2(B) or otherwise relating to this Agreement or the transactions contemplated hereby (other than with respect to its entitlement to the NYB Fee), then PennFed shall have no obligation to NYB under this Section 11.2.2(C) and the provisions of this Section 11.2.2(C) shall thereupon terminate.

(D) If demand for payment of the NYB Fee is made pursuant to Section 11.2.2(C) and payment is made, then NYB will not have any other rights or claims against PennFed or its Subsidiaries under this Agreement, it being agreed that the acceptance of the NYB Fee under Section 11.2.2(C) will constitute the sole and exclusive remedy of NYB against PennFed and its Subsidiaries. In no event will NYB have any claim against the officers or directors of PennFed or any of its Subsidiaries if this Agreement is terminated for any reason whatsoever.

11.3.	Amendment, Extension and Waiver.

Subject to applicable law, at any time prior to the Effective Time (whether before or after approval thereof by the stockholders of PennFed), the parties hereto by action of their respective Boards of Directors, may (a) amend this Agreement, (b) extend the time for the performance of any of the obligations or other acts of any other party hereto, (c) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (d) waive compliance with any of the agreements or conditions contained herein; provided, however, that after any approval of this

Agreement and the transactions contemplated hereby by the stockholders of PennFed, there may not be, without further approval of such stockholders, any amendment of this Agreement which reduces the amount, value or changes the form of consideration to be delivered to PennFed’s stockholders pursuant to this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE XII

MISCELLANEOUS

12.1.	Confidentiality.

Except as specifically set forth herein, NYB and PennFed mutually agree to be bound by the terms of the confidentiality agreement dated September 14, 2006 (the “Confidentiality Agreement”) previously executed by the parties hereto, which Confidentiality Agreement is hereby incorporated herein by reference. The parties hereto agree that such Confidentiality Agreement shall continue in accordance with its terms, notwithstanding the termination of this Agreement.

12.2.	Public Announcements.

PennFed and NYB shall cooperate with each other in the development and distribution of all news releases and other public disclosures with respect to this Agreement, and except as may be otherwise required by law, neither PennFed nor NYB shall issue any news release, or other public announcement or communication with respect to this Agreement unless such news release, public announcement or communication has been mutually agreed upon by the parties hereto.

12.3.	Survival.

All representations, warranties and covenants in this Agreement or in any instrument delivered pursuant hereto or thereto shall expire on and be terminated and extinguished at the Effective Time, except for those covenants and agreements contained herein which by their terms apply in whole or in part after the Effective Time.

12.4.	Notices.

All notices or other communications hereunder shall be in writing and shall be deemed given if delivered by receipted hand delivery or mailed by prepaid registered or certified mail (return receipt requested) or by recognized overnight courier addressed as follows:

If to PennFed, to:	Joseph L. LaMonica President and Chief Executive Officer PennFed Financial Services, Inc. 622 Eagle Rock Avenue West Orange, New Jersey 07052 Fax: (973) 669-2919

With required copies to:	James S. Fleischer, Esq. Silver, Freedman & Taff, L.L.P. 1700 Wisconsin Avenue, NW Washington, D.C. 20007 Fax: (202) 337-5502

If to NYB, to:	Joseph R. Ficalora President and Chief Executive Officer New York Community Bancorp, Inc. 615 Merrick Avenue Westbury, New York 11590 Fax: (516) 683-4191

With required copies to:	Eric S. Kracov, Esq. Muldoon Murphy & Aguggia LLP 5101 Wisconsin Avenue, N.W. Washington, D.C. 20016 Fax: (202) 966-9409

or such other address as shall be furnished in writing by any party, and any such notice or communication shall be deemed to have been given: (a) as of the date delivered by hand; (b) three (3) business days after being delivered to the U.S. mail, postage prepaid; or (c) one (1) business day after being delivered to the overnight courier.

12.5.	Parties in Interest.

This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other party, and that (except as provided in Article III and Section 7.9 of this Agreement) nothing in this Agreement is intended to confer upon any other person any rights or remedies under or by reason of this Agreement.

12.6.	Complete Agreement.

This Agreement, including the Exhibits and Disclosure Schedules hereto and the documents and other writings referred to herein or therein or delivered pursuant hereto, and the Confidentiality Agreement referred to in Section 12.1, contains the entire agreement and understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties other than those expressly set forth herein or therein. This Agreement supersedes all prior agreements and understandings (other than the Confidentiality Agreement referred to in Section 12.1 hereof) between the parties, both written and oral, with respect to its subject matter.

12.7.	Counterparts.

This Agreement may be executed in one or more counterparts all of which shall be considered one and the same agreement and each of which shall be deemed an original. A facsimile copy of a signature page shall be deemed to be an original signature page.

12.8.	Severability.

In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable best efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

12.9.	Governing Law.

This Agreement shall be governed by the laws of the State of Delaware, without giving effect to its principles of conflicts of laws.

12.10.	Interpretation.

When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. The recitals hereto constitute an integral part of this Agreement. References to Sections include subsections, which are part of the related Section (e.g., a section numbered “Section 5.5.1” would be part of “Section 5.5” and references to “Section 5.5” would also refer to material contained in the subsection described as “Section 5.5.1”). The table of contents, index and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The phrases “the date of this Agreement”, “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the preamble to this Agreement.

12.11.	Definition of “subsidiary” and “affiliate”; Covenants with Respect to Subsidiaries and Affiliates.

(a) When a reference is made in this Agreement to a subsidiary of a Person, the term “subsidiary” means those other Persons that are controlled, directly or indirectly, by such Person within the meaning of Section 2(2) of the HOLA. When a reference is made in this Agreement to an affiliate of a Person, the term “affiliate” (or “Affiliate”) means those other Persons that, directly or indirectly, control, are controlled by, or are under common control with, such Person.

(b) Insofar as any provision of the Agreement shall require a subsidiary or an affiliate of a party to take or omit to take any action, such provision shall be deemed a covenant by NYB or PennFed, as the case may be, to cause such action or omission to occur.

12.12.	Waiver of Jury Trial.

Each party hereto acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation, directly or indirectly, arising out of, or relating to, this Agreement, or the transactions contemplated by this Agreement. Each party certifies and acknowledges that (a) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (b) each party understands and has considered the implications of this waiver, (c) each party makes this waiver voluntarily, and (d) each party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 12.12.

NYB and PennFed have caused this Agreement to be executed under seal by their duly authorized officers as of the date first set forth above.

New York Community Bancorp, Inc.

Dated: November 2, 2006	By:	/s/ JOSEPH R. FICALORA
	Name:	Joseph R. Ficalora
	Title:	President and Chief Executive Officer

Dated: November 2, 2006	PennFed Financial Services, Inc.

	By:	/s/ JOSEPH L. LAMONICA
	Name:	Joseph L. LaMonica
	Title:	President and Chief Executive Officer

Appendix B

November 2, 2006

Board of Directors

PennFed Financial Services, Inc.

622 Eagle Rock Avenue

West Orange, NJ 07052

Ladies and Gentlemen:

PennFed Financial Services, Inc. (“PennFed”) and New York Community Bancorp, Inc. (“New York Community”), have entered into an Agreement and Plan of Merger, dated as of November 2, 2006 (the “Agreement”), pursuant to which PennFed will be merged with and into New York Community, with New York Community being the surviving entity (the “Merger”). Under the terms of the Agreement, upon consummation of the Merger, each share of PennFed common stock issued and outstanding immediately prior to the Merger (the “PennFed Common Stock”) will be converted into the right to receive 1.222 shares of New York Community common stock (the “Exchange Ratio”). Cash will be paid in lieu of fractional shares. The other terms and conditions of the Merger are more fully set forth in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Exchange Ratio to holders of PennFed Common Stock.

Sandler O’Neill & Partners, L.P., as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed, among other things: (i) the Agreement; (ii) certain publicly available financial statements and other historical financial information of PennFed that we deemed relevant; (iii) certain publicly available financial statements and other historical financial information of New York Community that we deemed relevant; (iv) earnings per share estimates for PennFed for the years ending June 30, 2007 and 2008 and an estimated long-term earnings per share growth rates for years thereafter as reviewed with senior management of PennFed; (v) earnings per share estimates for New York Community for the years ending December 31, 2006 and 2007 and long-term earnings per share growth rates for years thereafter, in each case, published by I/B/E/S, which were considered at the direction of, but not confirmed by senior management of New York Community; (vi) the pro forma financial impact of the Merger on New York Community, based on assumptions relating to transaction expenses, purchase accounting adjustments and cost savings determined by the senior management of New York Community and reviewed with senior management of PennFed; (vii) the publicly reported historical price and trading activity for PennFed’s and New York Community’s common stock, including a comparison of certain financial and stock market information for PennFed and New York Community with similar publicly available information for certain other companies the securities of which are publicly traded; (viii) the financial terms of certain recent business combinations in the commercial banking industry, to the extent publicly available; (ix) the current market environment generally and the banking environment in particular; and (x) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of senior management of PennFed, the business, financial condition, results of operations and prospects of PennFed and held similar discussions with certain members of senior management of New York Community regarding the business, financial condition, results of operations and prospects of New York Community.

In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources or that was provided to us by PennFed or New York Community or their respective representatives and have assumed such accuracy and completeness for purposes of rendering this opinion. We have further relied on the assurances of management of PennFed and New York Community that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to and have not undertaken an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of PennFed or New York Community or any of their subsidiaries, or the collectibility of any such assets, nor have we been furnished with any such evaluations or appraisals. We did not make an independent evaluation of the adequacy of the allowance for loan losses of PennFed or New York Community nor have we reviewed any individual credit files relating to PennFed or New York Community. We have assumed, with your consent, that the respective allowances for loan losses for both PennFed and New York Community are adequate to cover such losses.

With respect to the earnings estimates for PennFed reviewed with management of PennFed and used by us in our analyses, PennFed’s management confirmed to us that they reflected the best currently available estimates and judgments of PennFed’s management of the future financial performances of PennFed and we assumed that such performance would be achieved. With respect to the earnings estimates for New York Community used by us in our analyses, management directed us, but did not confirm, the earnings estimates published by I/B/E/S, and we assumed that such performance would be achieved. With respect to the projections of transaction expenses, purchase accounting adjustments, cost savings and stock repurchases determined by the senior management of New York Community and reviewed with senior management of PennFed, the managements of PennFed and New York Community confirmed to us that they reflected the best currently available estimates and judgments of such managements and we assumed that such performances would be achieved. We express no opinion as to such financial projections or the assumptions on which they are based. We have also assumed that there has been no material change in PennFed’s or New York Community’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analysis that PennFed and New York Community will remain as going concerns for all periods relevant to our analyses, that all of the representations and warranties contained in the Agreement and all related agreements are true and correct, that each party to the agreements will perform all of the covenants required to be performed by such party under the agreements, that the conditions precedent in the agreements are not waived and that the Merger will be a tax-free reorganization for federal income tax purposes. Finally, with your consent, we have relied upon the advice PennFed has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Merger and the other transactions contemplated by the Agreement.

Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We are expressing no opinion herein as to what the value of New York Community’s common stock will be when issued to PennFed’s shareholders pursuant to the Agreement or the prices at which PennFed’s or New York Community’s common stock may trade at any time.

We have acted as PennFed’s financial advisor in connection with the Merger and will receive a fee for our services, a substantial portion of which is contingent upon consummation of the Merger. We will also receive a fee for rendering this opinion. PennFed has also agreed to indemnify us against certain liabilities arising out of our engagement. As you are aware, we have provided certain other investment banking services to PennFed and New York Community in the past and have received compensation for such services.

In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to PennFed and New York Community and their affiliates. We may also actively trade the equity or debt securities of PennFed and New York Community or their affiliates for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

Our opinion is directed to the Board of Directors of PennFed in connection with its consideration of the Merger and does not constitute a recommendation to any shareholder of PennFed as to how such shareholder should vote at any meeting of shareholders called to consider and vote upon the Merger. Our opinion is directed only to the fairness, from a financial point of view, of the Exchange Ratio to holders of PennFed Common Stock and does not address the underlying business decision of PennFed to engage in the Merger, the relative merits of the Merger as compared to any other alternative business strategies that might exist for PennFed or the effect of any other transaction in which PennFed might engage. Our opinion is not to be quoted or referred to, in whole or in part, in a registration statement, prospectus, proxy statement or in any other document, nor shall this opinion be used for any other purposes, without our prior written consent.

Based upon and subject to the foregoing, it is our opinion, as of the date hereof, that the Exchange Ratio in the Merger is fair to the holders of PennFed Common Stock from a financial point of view.

Very truly yours,

/s/ Sandler O’Neill & Partners, L.P.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.	INDEMNIFICATION OF OFFICERS AND DIRECTORS.

New York Community Bancorp, Inc.’s (the “Corporation”) Amended and Restated Certificate of Incorporation, Article 10, provides that each person who was or is made a party to or is threatened to be made a party to or is otherwise involved in any proceeding, by reason of the fact that he or she is or was a director or an officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law (“DGCL”) against all expense, liability and loss (including attorney’s fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such person in connection therewith; provided, however, that, except with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify such person in connection with a proceeding initiated by such person only if such proceeding was authorized by the Corporation’s board of directors. The DGCL permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorney’s fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. However, indemnity may not be granted in respect of a claim, issue or matter as to which a person has been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. The Corporation’s Amended and Restated Certificate of Incorporation provides that such rights to indemnification are contract rights and that the expenses incurred by such person will be paid in advance of a final disposition of any proceeding, provided, however, that if required under the DGCL, an advancement of expenses incurred by a person in his or her capacity as a director or officer shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such person, to repay the amounts so advanced if it shall ultimately be determined by final adjudication that such person is not entitled to be indemnified for such expenses under Article 10, Section B of the Corporation’s Amended and Restated Certificate of Incorporation or otherwise.

With respect to possible indemnification of directors, officers and controlling persons of the Corporation for liabilities arising under the Securities Act of 1933 (the “Act”) pursuant to such provisions, the Corporation is aware that the Securities and Exchange Commission has publicly taken the position that such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

ITEM 21.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) A list of the exhibits included as part of this registration statement is set forth on the index of exhibits immediately preceding such exhibits and is incorporated herein by reference.

(b) All schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission have been omitted because they are not required and amounts which would otherwise be required to be shown with respect to any item are not material, are inapplicable or the required information has already been provided elsewhere in the registration statement or incorporated by reference herein.

(c) The opinion of Sandler O’Neill & Partners, L.P. is included as Annex B to the proxy statement–prospectus.

ITEM 22.	UNDERTAKINGS.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

(1) The undersigned registrant undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2) The undersigned registrant hereby undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(e) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(f) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the State of New York in the City of Westbury, on this 19th day of December 2006.

NEW YORK COMMUNITY BANCORP, INC.

By:	/S/ JOSEPH R. FICALORA
Joseph R. Ficalora President and Chief Executive Officer

Each person whose signature appears below hereby constitutes and appoints Joseph R. Ficalora and Thomas R. Cangemi, or any of them, acting alone, as his or her true and lawful attorney-in-fact, with full power and authority to execute in the name, place and stead of each such person in any and all capacities and to file, an amendment or amendments to the Registration Statement (and all exhibits thereto) and any documents relating thereto, which amendments may make such changes in the Registration Statement as said officer or officers so acting deem(s) advisable.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/S/ JOSEPH R. FICALORA Joseph R. Ficalora	Director, President and Chief Executive Officer (Principal Executive Officer)	December 19, 2006

/S/ THOMAS R. CANGEMI Thomas R. Cangemi	Senior Executive Vice President and Chief Executive Officer (Principal Financial Officer)	December 19, 2006

/S/ JOHN J. PINTO John J. Pinto	Executive Vice President and Chief Accounting Officer (Principal Accounting Officer)	December 19, 2006

/S/ MICHAEL F. MANZULLI Michael F. Manzulli	Director	December 19, 2006

/S/ DONALD M. BLAKE Donald M. Blake	Director	December 19, 2006

/S/ DOMINICK CIAMPA Dominick Ciampa	Director	December 19, 2006

/S/ ROBERT S. FARRELL Robert S. Farrell	Director	December 19, 2006

/S/ JAMES J. O’DONOVAN James J. O’Donovan	Director	December 19, 2006

/S/ WILLIAM C. FREDERICK, M.D. William C. Frederick, M.D.	Director	December 19, 2006

/S/ MAX L. KUPFERBERG Max L. Kupferberg	Director	December 19, 2006

/S/ MAUREEN E. CLANCY Maureen E. Clancy	Director	December 19, 2006

/S/ JOHN A. PILESKI John A. Pileski	Director	December 19, 2006

/S/ JOHN M. TSIMBINOS John M. Tsimbinos	Director	December 19, 2006

/S/ THOMAS A. DOHERTY Thomas A. Doherty	Director	December 19, 2006

/S/ SPIROS J. VOUTSINAS Spiros J. Voutsinas	Director	December 19, 2006

/S/ HON. GUY V. MOLINARI Hon. Guy V. Molinari	Director	December 19, 2006

/S/ MICHAEL J. LEVINE Michael J. Levine	Director	December 19, 2006

EXHIBIT LIST

EXHIBIT NUMBER	DESCRIPTION OF EXHIBIT
2.1	Agreement and Plan of Merger, dated as of November 2, 2006, by and between New York Community Bancorp, Inc. and PennFed Financial Services, Inc. is included as Annex A to the proxy statement–prospectus included in this registration statement. Certain exhibits have been omitted from the Agreement as filed with the SEC. The omitted information is considered immaterial from an investor’s perspective. The Registrant will furnish to the SEC supplementally a copy of any omitted exhibit upon request from the SEC.

2.2	Stock Purchase Agreement between New York Community Bancorp, Inc. and NBG International Holdings B.V., dated as of October 10, 2005 (1)

2.3	Unconditional Guaranty Agreement between New York Community Bancorp, Inc. and the National Bank of Greece, dated as of October 10, 2005 (1)

3.1	Amended and Restated Certificate of Incorporation (2)

3.2	Certificates of Amendment of Amended and Restated Certificate of Incorporation (3)

3.3	Amended and Restated Bylaws (4)

4.1	Specimen Stock Certificate (5)

4.2	Registrant will furnish, upon request, copies of all instruments defining the rights of holders of long-term debt instruments of the registrant and its consolidated subsidiaries.

5.1	Form of Opinion of Muldoon Murphy & Aguggia LLP regarding the legality of the securities being registered

8.1	Form of Opinion of Muldoon Murphy & Aguggia LLP as to tax matters

10.1	Form of Employment Agreement between New York Community Bancorp, Inc. and Joseph R. Ficalora, Robert Wann, Thomas R. Cangemi, James J. Carpenter, Michael F. Manzulli and John J. Pinto (6)

10.2	Agreement by and among New York Community Bancorp, Inc., Richmond County Financial Corp., Richmond County Savings Bank, and Michael F. Manzulli (7)

10.3	Agreement by and among New York Community Bancorp, Inc., Richmond County Financial Corp., Richmond County Savings Bank, and Thomas R. Cangemi (7)

10.4	Form of Change in Control Agreements among the Company, the Bank, and Certain Officers (8)

10.5	Noncompetition Agreement, dated March 27, 2001, by and among New York Community Bancorp, Inc., Richmond County Financial Corp., Richmond County Savings Bank, and Thomas R. Cangemi (7)

10.6	Noncompetition Agreement, dated March 27, 2001, by and among New York Community Bancorp, Inc., Richmond County Financial Corp., Richmond County Savings Bank, and Michael F. Manzulli (7)

10.7	Senior Consulting Agreement, dated January 31, 2005, by and among New York Community Bancorp, Inc., New York Community Bank, and James J. O’Donovan (9)

10.8	Form of Queens County Bancorp, Inc. 1993 Incentive Stock Option Plan (10)

10.9	Form of Queens County Bancorp, Inc. 1993 Incentive Stock Option Plan for Outside Directors (10)

10.10	Form of Queens County Savings Bank Employee Severance Compensation Plan (8)

EXHIBIT NUMBER	DESCRIPTION OF EXHIBIT
10.11	Form of Queens County Savings Bank Outside Directors’ Consultation and Retirement Plan (8)

10.12	Form of Queens County Bancorp, Inc. Employee Stock Ownership Plan and Trust (8)

10.13	Incentive Savings Plan of Queens County Savings Bank (11)

10.14	Retirement Plan of Queens County Savings Bank (8)

10.15	Supplemental Benefit Plan of Queens County Savings Bank (12)

10.16	Excess Retirement Benefits Plan of Queens County Savings Bank (8)

10.17	Queens County Savings Bank Directors’ Deferred Fee Stock Unit Plan (8)

10.18	New York Community Bancorp, Inc. 1997 Stock Option Plan (13)

10.19	Richmond County Financial Corp. 1998 Stock-Based Incentive Plan (14)

10.20	Amended and Restated Roslyn Bancorp, Inc. 1997 Stock-Based Incentive Plan (15)

10.21	Roslyn Bancorp, Inc. 2001 Stock-Based Incentive Plan (15)

10.22	Long Island Financial Corp. 1998 Stock Option Plan, as amended (16)

10.23	TR Financial Corp. 1993 Incentive Stock Option Plan, as amended and restated (15)

10.24	Haven Bancorp, Inc. Incentive Stock Option Plan, as amended and restated (17)

10.25	Haven Bancorp, Inc. 1996 Stock Option Plan, as amended and restated (17)

10.26	Haven Bancorp, Inc. Stock Option Plan for Outside Directors, as amended and restated (17)

10.27	Amended and Restated Bayonne Bancshares 1995 Stock Option Plan (as assumed by Richmond County Financial Corp.) (14)

10.28	Richmond County Financial Corp. Stock Compensation Plan (14)

10.29	New York Community Bancorp, Inc. Management Incentive Compensation Plan (18)

10.30	New York Community Bancorp, Inc. 2006 Stock Incentive Plan (18)

23.1	Consent of Muldoon Murphy & Aguggia LLP (included in Exhibits 5.1 and 8.1)

23.2	Consent of KPMG LLP (relating to New York Community Bancorp, Inc.)

23.3	Consent of KPMG LLP (relating to PennFed Financial Services, Inc.)

23.4	Consent of Deloitte & Touche LLP (relating to PennFed Financial Services, Inc.)

24.1	Power of Attorney (included in the signature page)

99.1	Consent of Sandler O’Neill & Partners, L.P.

99.2	Form of proxy of PennFed Financial Services, Inc.

99.3	Form of Letter of Transmittal*

*	To be filed by amendment
(1)	Incorporated herein by reference into this document from the Exhibits to Form 8-K filed with the Securities and Exchange Commission on October 14, 2005
(2)	Incorporated by reference to Exhibits filed with the Company’s Form 10-Q for the quarterly period ended March 31, 2001 (File No. 0-22278)
(3)	Incorporated by reference to Exhibits filed with the Company’s Form 10-K for the year ended December 31, 2003 (File No. (1-31565)

(4)	Incorporated by reference to Exhibits filed with the Company’s Form 10-K for the year ended December 31, 2001 (File No. 0-22278)
(5)	Incorporated by reference to Exhibits filed with the Company’s Registration Statement on Form S-1, Registration No. 33-66852
(6)	Incorporated by reference to Exhibits filed with the Company’s Form 8-K filed with the Securities and Exchange Commission on March 9, 2006
(7)	Incorporated by reference to Exhibits filed with the Company’s Registration Statement on Form S-4 filed with the Securities and Exchange Commission on April 25, 2001, Registration No. 333-59486
(8)	Incorporated by reference to Exhibits filed with the Registration Statement on Form S-1, Registration No. 33-66852
(9)	Incorporated herein by reference into this document from the Exhibits to Form 10-K for the year ended December 31, 2004, filed on November 14, 2003 (File No. 1-31565)
(10)	Incorporated herein by reference into this document from the Exhibits to Form S-8, Registration Statement filed on October 27, 1994, Registration No. 33-85684
(11)	Incorporated herein by reference into this document from the Exhibits to Form S-8, Registration Statement filed on October 27, 1994, Registration No. 33-85682
(12)	Incorporated herein by reference into this document from the Exhibits filed with the 1995 Proxy Statement for the Annual Meeting of Shareholders held on April 19, 1995
(13)	Incorporated by reference to Exhibit filed with the 1997 Proxy Statement for the Annual Meeting of Shareholders held on April 16, 1997, as amended as reflected in the Company’s Proxy Statement for the Annual Meeting of Shareholders held on May 15, 2002
(14)	Incorporated herein by reference into this document from the Exhibits to Form S-8, Registration Statement filed on July 31, 2001, Registration No. 333-66366
(15)	Incorporated by reference into this document for the Exhibits to Form S-8, Registration Statement filed on November 10, 2003, Registration No. 333-110361
(16)	Incorporated by reference into this document for the Exhibits to Form S-8, Registration Statement filed on January 9, 2006, Registration No. 333-130908
(17)	Incorporated by reference into this document for the Exhibits to Form S-8, Registration Statement filed on December 15, 2000, Registration No. 333-51998
(18)	Incorporated by reference into this document from the Exhibits filed with the 2006 Proxy Statement for the Annual Meeting of Shareholders held on June 7, 2006